Rule 424(b)(1)
                                                                Final Prospectus
                                                      Registration No. 333-13529

PROSPECTUS


[LOGO]
                                1,500,000 Shares


                        GENTLE DENTAL SERVICE CORPORATION



                                  COMMON STOCK

     All of the shares of Common Stock offered hereby are being sold by Gentle Dental Service Corporation (the "Company"). Before this offering, there has been no public market for the Common Stock of the Company. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq SmallCap Market under the symbol "GNTL."

                              --------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK.

                              --------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


================================================================================
                                      PRICE TO     UNDERWRITING     PROCEEDS TO
                                       PUBLIC      DISCOUNT (1)     COMPANY (2)
--------------------------------------------------------------------------------
Per Share..........................   $  5.00        $  0.35          $  4.65
--------------------------------------------------------------------------------
Total (3)..........................  $7,500,000    $  525,000        $6,975,000
================================================================================

(1) Excludes a nonaccountable expense allowance, payable by the Company to Black & Company, Inc. and Wedbush Morgan Securities, the representatives of the Underwriters (the "Representatives"), equal to 0.5% of the total Price to Public. The Company has also agreed to sell to the Representatives, for nominal consideration, warrants to purchase up to 150,000 shares of Common Stock for a price equal to 120% of the initial public offering price (the "Representatives' Warrants") and to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated at $550,000, including the Representatives' nonaccountable expense allowance.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 225,000 additional shares of Common Stock solely to cover overallotments, if any. If the Underwriters exercise this option in full, the Price to Public, the Underwriting Discount, and Proceeds to Company will be $8,625,000, $603,750, and $8,021,250, respectively.
     See "Underwriting."

                             ------------------

     The shares of Common Stock are offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to certain other conditions. The Underwriters reserve the right to reject any order in whole or in part and to withdraw, cancel, or modify the offering without notice. It is expected that delivery of certificates representing the Common Stock will be made against payment therefor at the offices of the agent of Black & Company, Inc. in New York, New York on or about February 19, 1997.

                             ------------------


BLACK & COMPANY, INC.                                 WEDBUSH MORGAN SECURITIES

                The date of this Prospectus is February 13, 1997.

[Inside front cover graphic setting forth the following information:

          (on background of enlarged Gentle Dental Network logo:)

                         The Gentle Dental Network
           Providing families with all of their dental care needs


Comfortable, gentle dental care for the entire family

Customer Friendly Service:

--   Convenient locations
--   Extended hours
--   Flexible payment options

Complete Range of Dental Care Including:

--   Routine teeth cleaning
--   Orthodontia
--   Cosmetic dentistry
--   Oral surgery

Established Dental Practices:

--   Experienced professionals
--   Focused on high quality dentistry]



                            --------------------

IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            --------------------

                   [Two-page fold-out inside front cover
                    flaps with a montage of photographs
                   depicting Gentle Dental Network dental
                       offices, Gentle Dental Service
              Corporation personnel, dentists with patients.]

                             PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus. Investors should carefully consider the information set forth under "Risk Factors." Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' overallotment option and (ii) gives retroactive effect to a one-for-two reverse split of the Common Stock and other amendments to the Company's Articles of Incorporation effected on October 23, 1996.

                                THE COMPANY

     Gentle Dental Service Corporation (the "Company") provides dental practice management support services to two professional corporations that employ 62 dentists, orthodontists, and other specialists at 20 locations in the Portland, Oregon and Seattle, Washington metropolitan areas. The Company provides facilities, equipment, staffing, management support and other ancillary services to the multi-specialty dental practices that constitute the Company's network of affiliated dental service providers (the "Gentle Dental Network"). The Company intends to rapidly expand the Gentle Dental Network through acquisitions in both its existing markets as well as new geographic markets. During 1995 and 1996, the Company acquired 11 dental practices.

     Dental spending in the United States is expected to total $40.8 billion in 1996 according to the American Dental Association ("ADA") and is projected to reach $83 billion by the year 2003 according to the Congressional Budget Office. The aging of the U.S. population, a widely recognized demographic trend, is expected to increase the demand for dental services. Demand for dentists' new services, such as cosmetic dentistry, also is expected to contribute to market growth.

     Dentistry has traditionally been and continues to be a highly fragmented industry dominated by solo practitioners. According to the ADA's 1995 Survey of Dental Practice, 67% of dentists were solo practitioners and only 12% practiced in groups of three or more dentists. The Company believes traditional practices have high operating costs, little purchasing power with suppliers and must spread overhead over a relatively small revenue base. In addition, these practices often have insufficient capital to purchase new technologies and lack the systems necessary to develop economies of scale. As a result, the Company believes that dentists increasingly will find it attractive to affiliate with larger organizations, such as the Gentle Dental Network, and that there are significant opportunities to consolidate dental practices.

     The Company's objective is to become a leading provider of dental practice management support services through its growing network of affiliated dentists and specialists. The Company's strategy to achieve this objective is to enter selected geographic markets and develop locally prominent, multi-specialty dental care delivery networks that provide high quality, cost-effective dental care. In pursuing this strategy, the Company will seek to replicate the dental service network it has developed and supports in the Portland, Oregon area. From its base of operations in Portland, the Company began its geographic expansion into the Seattle, Washington area in 1995. The Company intends to enter additional geographic markets by acquiring established dental practices, and will initially target a significant group practice in each market. Upon entering a new geographic market, the Company intends to acquire additional individual or group practices as quickly as possible to realize the economies of scale in administration and marketing that come from achieving critical mass in a market. The Company will then recruit specialists, extend office hours, and add locations in the geographic area as appropriate to provide patients a comprehensive range of dental care at convenient times and locations throughout the area. In the past, the Company has targeted for acquisition practices that derive all or a high percentage of their revenue from fee-for-service sources, as opposed to managed care sources. In the near term, the Company plans to continue this approach as fee-for-service care is generally more profitable than managed care.

     The Company's operating strategy provides solutions for long standing problems faced by dentists and patients while simultaneously yielding economic efficiencies. Upon joining the Gentle Dental Network, dentists are freed from administrative burdens, allowing them to focus on the practice of dentistry and increase their productivity. The extended office hours offered by Gentle Dental Network offices give patients the convenience of expanded scheduling opportunities and allow the Company to spread fixed costs over more hours of operation. The Gentle Dental Network's full service approach, which includes on-staff specialists such as orthodontists, pedodontists, periodontists, and oral surgeons, enables patients to receive comprehensive dental care while capturing incremental revenue for the Company. Flexible payment options and convenient locations are among the other amenities the Gentle Dental Network offers to its customers.

     The Company was organized as a Washington corporation in December 1992 under the name of Mutual Health Systems, Inc. to provide dental practice management support services to Tse, Saiget, Watanabe & McClure, Inc., P.S., a Washington professional corporation, and Gentle Dental of Oregon, P.C., an Oregon professional corporation (together, the "Professional Corporations"), and to facilitate the development and expansion of the Gentle Dental Network. The Company changed its name to Gentle Dental Service Corporation in October 1996. The address of the Company's executive offices is 900 Washington Street, Suite 1100, Vancouver, Washington, 98660 and its telephone number is (360) 750- 7975.

                                THE OFFERING


Common Stock offered.................................  1,500,000 shares
Common Stock to be outstanding after the offering....  3,041,881 shares (1)
Use of proceeds......................................  to repay bank debt and for acquisitions of
                                                       dental practices, capital
                                                       improvements, working
                                                       capital and general
                                                       corporate purposes
Nasdaq SmallCap Market symbol........................  GNTL
---------------
(1) Excludes 582,950 shares of Common Stock subject to options outstanding as of the date of this Prospectus, 150,000 shares subject to the Representatives' Warrants, and 219,333 shares subject to other outstanding warrants.

                           SUMMARY FINANCIAL DATA
   (in thousands, except per share amounts and number of dental offices)

                                                                                                            NINE MONTHS
                                                               YEARS ENDED DECEMBER 31,                 ENDED SEPTEMBER 30,
                                                       -------------------------------------------  ----------------------------
                                                                1993           1994           1995          1995            1996
                                                       -------------  -------------  -------------  ------------  --------------
                                                        (UNAUDITED)                                  (UNAUDITED)
STATEMENT OF OPERATIONS DATA:

    Support services revenue (1)....................   $       1,541  $       2,731  $       9,781  $      7,173  $        7,866
    Branch costs....................................               -              -          4,701         3,394           5,234
    Operating expenses..............................           1,168          2,100          4,208         3,160           3,010
                                                       -------------  -------------  -------------  ------------  --------------
    Operating income (loss).........................             373            631            872           619            (378)
    Nonoperating income (expense)...................              (3)           (16)          (382)          (77)           (550)
                                                       -------------  -------------  -------------  -----------   --------------
    Income (loss) before income taxes...............             370            615            490           542            (928)
    Provision (benefit) for income taxes                           -              -            233           258            (228)
                                                       -------------  -------------  -------------  ------------  --------------
    Net income (loss)...............................   $         370  $         615  $         257  $        284  $         (700)
                                                       =============  =============  =============  ============  ==============
    Net income (loss) per share.....................                                 $        0.19  $       0.21  $        (0.53)
                                                                                     =============  ============  ==============

    Unaudited pro forma data (2):
       Net income...................................   $         243  $         404
                                                       =============  =============
       Net income per share.........................   $        0.24  $        0.35
                                                       =============  =============
    Weighted average shares outstanding.............           1,030          1,154          1,380         1,366           1,485

OTHER DATA:
    Net revenue of Professional Corporations........   $      10,270  $      12,135  $      16,029  $     11,759  $       15,731
    Number of dental offices at period end..........              10             11             17            15              20



                                                                                          SEPTEMBER 30, 1996
                                                                                     -----------------------------
                                                                                            ACTUAL  AS ADJUSTED(3)
                                                                                     -------------  --------------
BALANCE SHEET DATA:

    Cash and cash equivalents....................................................... $         630      $    2,406
    Working capital.................................................................           898           5,416
    Total assets....................................................................        13,013          14,789
    Long-term debt and capital lease
       obligations, net of current portion..........................................         2,572             665
    Redeemable common stock.........................................................         2,188           2,188
    Nonredeemable shareholders' equity..............................................         3,445           9,870

-------------------
(1)  The Company's revenue in 1995 and 1996 has been significantly affected by changes in the services provided to and level of fees received from the Professional Corporations. Under the support services agreements in effect in the respective periods, support services revenue was 61%
     of the net revenue of the Professional Corporations in 1995 and 50% of such revenue in 1996. See "Management's Discussion and Analysis of
     Financial Condition and Results of Operations -- Overview."
(2)  Before 1995, the Company was a subchapter S corporation whose taxable income was passed through to its shareholders. Effective January 1,
     1995, the Company terminated its subchapter S status. The unaudited pro forma data shows what net income and net income per share would have been if the Company had been a C corporation during 1993 and
     1994.
(3)  As adjusted to give effect to the sale of the 1,500,000 shares of
     Common Stock offered hereby and the application of the estimated net proceeds therefrom.

                                RISK FACTORS

     The information set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," "Business," and elsewhere in this Prospectus includes certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below and information appearing elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing any shares of Common Stock offered hereby.

EXPANSION PROGRAM


     Much of the Company's future success is predicated on the entrance into new markets in which the Company has no previous presence or experience. The Company has had limited expansion experience to date. No assurances can be given that the Company will be able to complete the acquisitions necessary for its expansion plans, that such acquisitions will be on terms favorable to the Company or that the Company will be able to successfully integrate its business with acquired dental practices. Even though the Company has completed a number of acquisitions in the past, there can be no assurance that unforeseen problems with future acquisitions and expansion will not adversely affect the Company. See "Proposed Acquisition." In addition, the Company's acquisition model and past experience reflect initial periods in which the dental practices within a new geographic market will contribute minimally, if at all, to the Company's earnings. Initial profitability at the regional level is expected to be low because of the time and capital required to develop a network of offices and practitioners that is large enough to permit full implementation of the Gentle Dental business strategy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations --Overview -- Acquisitions" and "Business -- The Gentle Dental Strategy" and "-- Acquisitions." Moreover, delays in completing acquisitions could cause fluctuations in quarterly earnings and corresponding fluctuations in the market price of the Common Stock. The Company intends to use its Common Stock as part of the purchase price of acquisitions. There can be no assurance that fluctuations in the market price of the Common Stock will not adversely affect the Company's ability to use its Common Stock for acquisitions.

CURRENT LACK OF PROFITABILITY

     Although the Company reported net income for 1993, 1994 and 1995, the Company incurred a net loss of $699,661 for the nine months ended September 30, 1996 and expects a net loss for all of 1996. Moreover, the Company would have incurred a pre-tax loss of approximately $1.3 million for 1995 if the service fees paid by the Professional Corporations had been 50% of the Professional Corporations' revenues rather than the one-time 1995 level of 61% of such revenues. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." These losses resulted primarily from a buildup in executive and general management staff that the Company began in 1995 to support its expansion plans. There can be no assurance that the Company will be profitable in the future.

DEPENDENCE ON AFFILIATED PROFESSIONAL CORPORATIONS

     The Company receives fees for services provided to dental practices under support services agreements, but does not employ dentists or control the practices of its affiliated dentists. The Company's revenue is dependent on revenue generated by the Company's affiliated Professional

Corporations and, therefore, performance of the Professional Corporations is essential to the Company's success. The agreements with the Professional Corporations are for terms of 40 years and may be terminated by either party for "cause," which includes a material default by or bankruptcy of the other party. Any material loss of revenue by the Professional Corporations would have a material adverse effect on the Company. In addition, the Company makes unsecured operating advances to the related Professional Corporations. The failure of these entities to repay such advances could have a material adverse effect on the Company.

ADDITIONAL  FINANCING

     The Company's expansion strategy will require substantial additional funding. Moreover, the operation of the Gentle Dental Network's dental offices requires ongoing capital expenditures. These expenditures will be used for renovation, expansion and the addition of increasingly costly dental equipment and technology used to provide ancillary services. These requirements will result in the Company incurring long-term and short-term indebtedness and in the public or private issuance, from time to time, of additional equity or debt securities. There can be no assurance that any such financing will be available to the Company or will be available on terms acceptable to the Company.

INTEGRATION OF AFFILIATED DENTAL PRACTICES AND MANAGEMENT INFORMATION SYSTEMS

     The Company has limited experience in providing management support services to affiliated dental practices outside of the Portland, Oregon area. The Company's expansion into new markets will require the Company to maintain and establish payor and customer relationships and to convert the patient tracking and financial reporting systems of the acquired practices to the Company's systems. Significant delays or expenses of such conversions could have a material adverse effect on the integration of acquired practices. There can be no assurance that the Company will be able to maintain or establish payor and customer relationships, convert management information systems, or integrate new practices into its existing network.

GOVERNMENT REGULATION

     The health and dental care industry is subject to extensive federal, state and local laws, rules and regulations. The Company believes that its operations are in material compliance with applicable laws. Nevertheless, because of the special nature of the Company's relationship with the Professional Corporations, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation. There can be no assurance that a review of the Company's or the Professional Corporations' business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or the Professional Corporations. In addition, the standards of practice of dental care and related federal and state regulations are subject to change. The Company cannot predict what changes may be enacted which may affect its business or the manner in which its business would be affected by such changes.

     The laws of many states prohibit business corporations such as the Company from practicing dentistry or employing dentists to practice dentistry. In addition, the laws of many states prohibit dentists from splitting fees with non-dentists. The laws regarding the corporate practice of dentistry and fee splitting vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. In most states, these laws have been subjected to limited judicial and regulatory interpretation and the Company has not obtained, or applied for, any opinion of any regulatory or judicial authority that its business operations are in compliance with these laws. Therefore, no assurances can be given that the Company's activities will be found to be in compliance if scrutinized by such authorities. In addition, the regulatory framework of certain jurisdictions may limit the Company's expansion into such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework.

     A small percentage of the revenues of the Professional Corporations comes from the Medicare and Medicaid programs. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a Medicare or Medicaid patient, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs or (iii) the purchase, lease or order of any item or service reimbursable under Medicare or Medicaid. Pursuant to this anti-kickback law, the federal government has announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare and Medicaid costs. The applicability of these provisions to many business transactions in the health care industry has been subject to only limited judicial and regulatory interpretation. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

     Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals will be adopted in the future, if any, or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation adopted by Congress could have a material adverse effect on the operations of the Company.

MANAGED CARE

     Managed care arrangements typically shift some of the economic risk of providing patient care from the person who pays for the care to the provider of the care by capping fees, requiring reduced fees, or paying a set fee per patient irrespective of the amount of care delivered. There can be no assurance that managed care arrangements will not become more prevalent in the dental care field in the future, that the downward pressures on fees associated with managed care will not increase, or that the Company will not be adversely affected by growth in managed dental care.

COMPETITION

     The market for dental services is highly fragmented and is characterized by large numbers of solo practitioners and small group practices competing for individual patients. The Company believes that cost, location, hours of operation and quality of dental services are the principal factors affecting competition for patients. The Company expects that the ability to meet the needs of managed care payors will increasingly be a factor in competing for patients covered by managed care reimbursement arrangements. There can be no assurance that the Professional Corporations will be able to compete effectively in the markets they serve, and an inability to do so would adversely affect the Company.

     In pursuing its growth strategy, the Company also faces competitive pressures for the acquisition of dental practices to be added to the Gentle Dental Network. In each geographic market it enters, the Company will need to be competitive with the existing market for dental practices among dentists. In addition, although the dental practice service industry is much less developed than the medical practice service industry, the Company has experienced competition from other dental practice service companies for the acquisition of and provision of support services to dental practices. The Company is aware of several other dental practice service companies that are in various stages of formation and operation. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors with greater resources than the Company will not enter the market, or that such competition will not make it more difficult to acquire dental practices on terms beneficial to the Company.

DEPENDENCE UPON KEY PERSONNEL

     In large part, the success of the Company depends on the continued availability of its executive officers and senior staff members. The unavailability of certain of these people, or the Company's inability to attract and retain other key employees, could severely affect the Company's ability to carry on its business. There is no assurance that these officers or employees will remain with the Company or that the Company will be able to attract and retain other key employees. Successful expansion and marketing of the Company's services and the development of its business will depend to a large extent on the abilities and continued participation of its key employees. The loss of any of these employees could have a material adverse effect on the Company's business. There are no employment agreements between the Company and any of its key employees.

DEPENDENCE UPON THIRD-PARTY PAYMENTS

     A significant portion of the payment for services rendered by the Professional Corporations is paid by private insurance programs. There is, and has been in recent years, an ongoing effort to contain and reduce health care and dental care costs, and in the event that third-party payors are successful in obtaining lower payments for specified services, the Company's results of operations may be materially adversely affected.

POTENTIAL LIABILITY AND INSURANCE

     Due to the nature of its business, the Company may from time to time become involved as a defendant in medical malpractice lawsuits brought against affiliated Professional Corporations or dentists employed by those Professional Corporations. In addition, the Company could be involved in litigation in which it is alleged that the Company has been negligent in performing its duties under support services agreements. The Company maintains professional and general liability insurance in amounts deemed appropriate by management based upon its assessment of historical claims and the nature and risks of its business. There can be no assurance, however, that an existing or future claim or claims will not exceed the limits of available insurance coverage, that any insurer will remain solvent and able to meet its obligations to provide coverage for any such claim or claims, or that such coverage will continue to be available or available with sufficient limits and at a reasonable cost to insure adequately and economically the Company's operations in the future. A judgment against the Company that exceeds its insurance coverage could have a material adverse effect on the Company.

NO PRIOR PUBLIC MARKET; VOLATILITY; DILUTION

     Before this offering, there has been no public market for the Company's Common Stock. There is no assurance that an active trading market will be sustained after completion of this offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock will be determined through negotiations between the Company and the Representatives. See "Underwriting." The market for securities of early stage, small business companies has been highly volatile in recent years, often as a result of factors unrelated to a company's operations. The Common Stock will be traded on the Nasdaq SmallCap Market, which market has experienced and is likely to experience in the future significant price and volume fluctuations, which could adversely affect the price of the Common Stock without regard to the operating performance of the Company. These factors, as well as general economic conditions such as recessions or high interest rates, may adversely affect the market price of the Common Stock. This offering involves immediate, substantial dilution to new investors. See "Dilution."

OVERLAPPING OWNERSHIP OF COMPANY AND PROFESSIONAL CORPORATIONS

     All of the outstanding stock of the Professional Corporations is owned by Dany Y. Tse (Chairman, President and Chief Executive Officer, and principal shareholder of the Company), Craig W. Wong (a director and principal shareholder of the Company), William J. K. Saiget, Scott T. McClure , Alvin S. Watanabe (principal shareholders of the Company) , and Edward V. Conzatti (a shareholder of the Company). Accordingly, the same group of individuals has the power to influence the composition of and decisions made by the boards of directors of both the Professional Corporations and the Company. The Company's Board of Directors has adopted a policy that applies to all future transactions between the Company and the Professional Corporations. The policy provides that any transaction between the Company and (i) an officer, director, or principal shareholder of the Company or (ii) any entity that is controlled by officers, directors, or principal shareholders of the Company must be approved by at least a majority of the Company's directors who do not have an interest in the transaction. See "Certain Transactions."

CONCENTRATION OF STOCK OWNERSHIP

     Following this offering, the executive officers and directors of the Company, together with three other founding shareholders, will beneficially own or have control over approximately 37% of the Common Stock. Accordingly, these individuals will have the ability to influence the election of the Company's directors and effectively control most corporate actions. This concentration of ownership may also have the effect of delaying, deterring, or preventing a change of control of the Company. See "Principal Shareholders."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of Common Stock in the public market following this offering could adversely affect the price of the Common Stock. Of the 3,041,881 shares of Common Stock that will be outstanding following this offering, the 1,500,000 shares of Common Stock offered hereby will be freely tradable under federal securities law to the extent they are not held by affiliates of the Company. An additional 40,500 shares of Common Stock will be freely tradeable without restriction pursuant to Rule 144(k) under the Securities Act of 1933 (the "Securities Act"), and, beginning 90 days after the date of this Prospectus, an additional 1,296,189 shares will be eligible for resale subject to compliance with Rule 144 or Rule 701 under the Securities Act. Holders of 1,033,450 of the restricted shares eligible for resale beginning 90 days after the date of this Prospectus have agreed that they will not, without the written consent of Black & Company, Inc., offer to sell, contract to sell or otherwise sell or dispose of their shares for one year following this offering. Holders of 100,000 shares of the Company's Common Stock and of warrants to purchase an additional 104,333 shares are entitled to certain rights with respect to the registration of such shares under the Securities Act. See "Description of Capital Stock--

Registration Rights." The Company also intends to register shares reserved for past or future option grants under the Securities Act after this offering. See "Description of Capital Stock," "Shares Eligible for Future Sale," and "Underwriting."

COMMON STOCK PUT RIGHTS

     A total of 190,302 shares of Common Stock issued by the Company (as well as 100,000 shares of Common Stock subject to a warrant granted to an outside investor) are subject to "put" rights. As of December 31, 1996, put rights issued in connection with dental practice acquisitions ("Dentist Put Rights") cover a total of 90,302 shares of Common Stock and give the holders the right to require the Company to repurchase the shares at prices ranging from $13.38 to $19.62 per share. One such holder has put rights with respect to 18,435 shares that can be exercised in varying amounts in 1997, 1998, 1999, and 2000. All other Dentist Put Rights become exercisable between January 2000 and January 2003 and expire if not exercised within 60 days of the exercise date. The Dentist Put Rights with respect to all but 20,000 shares will terminate if the Company completes a public offering of Common Stock at a price greater than $20.00 per share.

     The Company has also granted ServiceMaster Venture Fund, L.L.C. ("ServiceMaster") the right to require the Company to repurchase the 100,000 shares held by ServiceMaster and 100,000 shares ServiceMaster may acquire upon exercise of an outstanding warrant, if by June 21, 2001, the Company has not made a public offering of its Common Stock with a per share price of at least $22.00 and net proceeds to the Company of at least $10,000,000 (a "Qualified Offering"). ServiceMaster's put right may not be exercised before June 21, 2001, and will expire upon the earlier of the completion of a Qualified Offering or June 21, 2003. The per share price applicable to ServiceMaster's put right is 20 times the Company's average adjusted net income per share for the two most recent fiscal years preceding ServiceMaster's exercise of the right.

     Shares subject to put rights are classified as Redeemable Common Stock on the Company's Balance Sheet. If holders of Common Stock subject to put rights elect to exercise those rights, the Company will have to pay those holders the applicable repurchase price in cash in exchange for the delivery of the holders' Common Stock. The Company's use of cash to honor outstanding put rights would reduce funds otherwise available to the Company for operations or acquisitions.

POSSIBLE ADVERSE EFFECT OF ISSUANCE OF PREFERRED STOCK; POTENTIAL
ANTITAKEOVER EFFECT OF WASHINGTON LAW

     The Company is authorized to issue up to 30,000,000 shares of Preferred Stock, and the Board of Directors may fix the preferences, limitations and relative rights of those shares without any vote or action by the shareholders. The potential issuance of Preferred Stock may delay, deter, or prevent a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock, and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no plans to issue shares of Preferred Stock. In addition, certain provisions of Washington law could have the effect of delaying, deterring, or preventing a change in control of the Company. See "Description of Capital Stock."

                            PROPOSED ACQUISITION

     The Company has entered into a non-binding letter of intent to acquire substantially all of the assets of the Blue Oak Dental Group ("Blue Oak"), a seven-dentist group practice located in the Sacramento, California area. According to information supplied by Blue Oak to the Company, Blue Oak had patient revenues of approximately $3.0 million in 1995 and approximately $2.2 million for the nine months ended September 30, 1996. The letter of intent contemplates a purchase price of $775,000 in cash, $1,075,000 in shares of Company Common Stock valued at the initial public offering price in this offering, and the assumption of debt and capital lease obligations of up to a maximum of $550,000. The Company has commenced negotiation of a definitive asset purchase agreement for this transaction. The agreement will be subject to a number of closing conditions, including, but not limited to, completion of this offering, receipt of required third-party consents, and legal compliance. There can be no assurance that the Company will be able to negotiate a definitive asset purchase agreement with Blue Oak, that the terms of the definitive agreement will not change substantially from the terms set forth in the letter of intent, or that the conditions to closing of the transaction will be satisfied. Moreover, the Company has not completed its analysis of the legal and regulatory issues applicable to conducting its business in California, and there can be no assurance that all such issues will be satisfactorily resolved. There can be no assurance that the proposed acquisition of Blue Oak will be completed or that it will be completed without significant delay.

                              USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common
Stock offered hereby are estimated to be $6.4 million ($7.5 million if the Underwriters' overallotment option is exercised in full). The Company intends to use approximately $4.65 million of the net proceeds to repay all outstanding indebtedness under the Company's bank loan agreement. Of the outstanding amount, $1.8 million was borrowed in 1995 and 1996 to fund dental practice acquisitions and equipment purchases; this amount matures on August 30, 2000 and carries an interest rate of 1.50% over prime (or
9.75% at September 30, 1996). Another $0.75 million of the outstanding amount matures on August 30, 1999 and carries an interest rate of 1.25% over prime (or 9.50% at September 30, 1996). The remaining outstanding amount is borrowed pursuant to two lines of credit. One of the two lines of credit provides a maximum of $1.85 million, carries an interest rate of 1.00% over prime (or 9.25% at September 30, 1996), and matures on October
31, 1997. The other line provides a maximum of $0.65 million, carries an interest rate of 2.50% over prime (or 10.75% at September 30, 1996), and matures on February 28, 1997, or 10 days after the consummation of this public offering, if earlier. Upon repayment of the outstanding indebtedness as described above, all personal guarantees provided by certain officers, directors, and shareholders of the Company with respect to the Company's current credit arrangements will be canceled. See "Certain Transactions."

     If the proposed acquisition of Blue Oak is completed, $775,000 of the net proceeds is expected to be used to fund the cash portion of the purchase price. See "Proposed Acquisition." The balance of the net proceeds, together with the borrowing capacity resulting from the repayment of outstanding indebtedness, is expected to be used to fund acquisitions of dental practices, improvements in existing and acquired practices, working capital and other general corporate purposes. Although an integral part of the Company's strategy is to grow through acquisitions, and the Company is currently in discussions with several dental practices in both its current and potential future geographic markets, no acquisition other than the proposed acquisition of Blue Oak is the subject of any letter of intent or definitive agreement.

                              DIVIDEND POLICY

     The payment of dividends is within the discretion of the Company's Board of Directors. The Company paid cash dividends to its shareholders in 1994 and 1995 in the aggregate amounts of $223,680 and $86,943, respectively, principally for the payment of the shareholders' income tax liabilities associated with the Company's status as a subchapter S corporation. The Company elected to terminate its subchapter S corporation status on January 1, 1995. The Company intends to retain earnings from operations for use in the operation and expansion of its business and does not expect to pay cash dividends in the foreseeable future. Any future decision with respect to dividends will depend on future earnings, operations, capital requirements and availability, restrictions in future financing agreements and other business and financial considerations. The Company's existing credit agreement prohibits the payment of cash dividends.

                               CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1996 and as adjusted to give effect to the sale of the 1,500,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom.


                                                                              SEPTEMBER 30, 1996
                                                                           ------------------------
                                                                               ACTUAL   AS ADJUSTED
                                                                           ----------   -----------
                                                                                (IN THOUSANDS)
Long-term debt and capital lease obligations,
    net of current portion..............................................   $    2,572     $     665
Redeemable common stock, 190,302 shares issued
    and outstanding.....................................................        2,188         2,188
Nonredeemable shareholders' equity:
    Preferred stock, 30,000,000 shares authorized,
      no shares issued and outstanding..................................

    Common stock, 50,000,000 shares authorized,
      1,373,579 shares issued and outstanding,
      2,873,579 shares issued and outstanding
      as adjusted (1)(2)................................................        2,888         9,313
    Additional paid-in capital..........................................          432           432
    Retained earnings...................................................          125           125
                                                                           ----------     ---------
        Total nonredeemable shareholders' equity........................        3,445         9,870
                                                                           ----------     ---------
Total capitalization....................................................   $    8,205     $  12,723
                                                                           ==========     =========
-----------------
(1)  Does not include 350,250 shares of Common Stock subject to outstanding options at September 30, 1996 at a weighted average exercise price of
     $10.20 per share, 150,000 shares subject to the Representatives'
     Warrants, and 219,333 shares subject to other outstanding warrants at an exercise price of $7.50 per share. All outstanding options with exercise prices higher than the initial public offering price will be repriced to the initial public offering price, except for options held by Dr. Tse, which will be repriced to 110% of the initial public offering price.
(2)  Does not reflect the repurchase in December 1996 of 22,000 shares of
     Common Stock at $0.02 per share from a former employee.

                                  DILUTION

     The net tangible book value of the Company at September 30, 1996 was $166,127, or $0.12 per share of Common Stock. Net tangible book value per share represents the tangible assets of the Company less its total liabilities and redeemable common stock, divided by the number of nonredeemable shares outstanding at September 30, 1996. Without taking into account any changes in net tangible book value after September 30, 1996, other than to give effect to the sale of the 1,500,000 shares of Common Stock offered hereby and the deduction of the underwriting discount and other estimated offering expenses, the net tangible book value of the Company at September 30, 1996 would have been $2.29 per share of Common Stock, representing an increase in net tangible book value of $2.17 per share to existing shareholders and dilution of $2.71 per share to new investors. Dilution is determined by subtracting net tangible book value per share after the offering from the amount of cash paid by a new investor for a share of Common Stock in the offering. The following table illustrates per share dilution.

     Assumed initial public offering price per share.......            $   5.00


          Net tangible book value before the offering...... $ 0.12


          Increase attributable to new investors...........   2.17
                                                            ------

     Net tangible book value per share after offering......                2.29
                                                                       --------

          Dilution per share to new investors..............            $   2.71
                                                                       ========

     The following table summarizes, as of September 30, 1996, the relative investments of all existing shareholders and new investors, giving pro forma effect to the sale by the Company of the shares offered hereby.


                                                        SHARES PURCHASED            TOTAL CONSIDERATION
                                                 -----------------------        -----------------------      AVERAGE PRICE
                                                      NUMBER     PERCENT             AMOUNT     PERCENT          PER SHARE
                                                 -----------     -------        -----------     -------      -------------

Existing Shareholders.........................     1,563,881       51.0%         $4,996,979       40.0%          $ 3.20
New Investors.................................     1,500,000       49.0%          7,500,000       60.0%            5.00
                                                 -----------     -------        -----------     -------
         Total................................     3,063,881      100.0%        $12,496,979      100.0%
                                                 ===========     =======        ===========     =======

     The foregoing computations do not include (i) an aggregate of 1,000,000 shares reserved for issuance under the Company's 1993 Stock Incentive Plan, of which 350,250 shares were subject to outstanding options at September 30, 1996 at a weighted average exercise price of $10.20 per share, (ii) 150,000 shares subject to the Representatives' Warrants, and
(iii) 219,333 shares subject to other outstanding warrants at an exercise price of $7.50 per share. All outstanding options with exercise prices higher than the initial public offering price will be repriced to the initial public offering price, except for options held by Dr. Tse, which will be repriced to 110% of the initial public offering price. In addition, the foregoing calculations do not reflect the repurchase in December 1996 of 22,000 shares of Common Stock at $0.02 per share from a former employee.

                          SELECTED FINANCIAL DATA

     The selected financial data presented below for the year ended December 31, 1993 have been derived from unaudited financial statements of the Company. The selected financial data presented below for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996 have been derived from the audited financial statements of the Company included elsewhere in this Prospectus. The selected financial data presented below for the nine months ended September 30, 1995 have been derived from the unaudited financial statements of the Company included elsewhere in this Prospectus. In the opinion of management of the Company, the unaudited financial statements have been prepared on the same basis as the audited financial statements referred to above and include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the financial position of the Company and its results of operations for the periods indicated. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The selected financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                            NINE MONTHS
                                                               YEARS ENDED DECEMBER 31,                  ENDED SEPTEMBER 30,
                                                       -------------------------------------------  ----------------------------
                                                                1993           1994           1995          1995            1996
                                                       -------------  -------------  -------------  ------------  --------------
                                                        (UNAUDITED)                                 (UNAUDITED)
                                                                       (in thousands, except per share amounts
                                                                            and number of dental offices)
STATEMENT OF OPERATIONS DATA:

    Support services revenue (1)....................   $       1,541  $       2,731  $       9,781  $      7,173  $        7,866
    Branch costs....................................               -              -          4,701         3,394           5,234
    Operating expenses..............................           1,168          2,100          4,208         3,160           3,010
                                                       -------------  -------------  -------------  ------------  --------------
    Operating income (loss).........................             373            631            872           619            (378)
    Nonoperating income (expense)...................              (3)           (16)          (382)          (77)           (550)
                                                       -------------  -------------  -------------  -----------   --------------
    Income (loss) before income taxes...............             370            615            490           542            (928)
    Provision (benefit) for income taxes                           -              -            233           258            (228)
                                                       -------------  -------------  -------------  ------------  --------------
    Net income (loss)...............................   $         370  $         615  $         257  $        284  $         (700)
                                                       =============  =============  =============  ============  ==============
    Net income (loss) per share.....................                                 $        0.19  $       0.21  $        (0.53)
                                                                                     =============  ============  ==============

    Unaudited pro forma data (2):
       Net income...................................   $         243  $         404
                                                       =============  =============
       Net income per share.........................   $        0.24  $        0.35
                                                       =============  =============
    Weighted average shares outstanding.............           1,030          1,154          1,380         1,366           1,485

OTHER DATA:
    Net revenue of Professional Corporations........   $      10,270  $      12,135  $      16,029  $     11,759  $       15,731
    Number of dental offices at period end..........              10             11             17            15              20


                                                                       DECEMBER 31,                    SEPTEMBER 30,
                                                       -------------------------------------------     -------------
                                                                1993           1994           1995             1996
                                                       -------------  -------------  -------------     ------------
                                                        (UNAUDITED)
BALANCE SHEET DATA:                                                               (in thousands)
    Cash and cash equivalents.......................   $         522  $          30  $         689     $        630
    Working capital.................................             598           (120)         1,386              898
    Total assets....................................             976          2,763         10,214           13,013
    Long-term debt and capital lease

       obligations, net of current portion..........               -            847          2,734            2,572
    Redeemable common stock.........................               -              -            711            2,188
    Nonredeemable shareholders' equity..............             858          1,268          3,812            3,445

-------------------
(1)  The Company's revenue in 1995 and 1996 has been significantly affected by changes in the services provided to and level of fees received from the Professional Corporations. Under the support services agreements in effect in the respective periods, support services revenue was 61%
     of the net revenue of the Professional Corporations in 1995 and 50% of such revenue in 1996. See "Management's Discussion and Analysis of
     Financial Condition and Results of Operations -- Overview."

(2) Before 1995, the Company was a subchapter S corporation whose taxable income was passed through to its shareholders. Effective January 1, 1995, the Company terminated its subchapter S status. The unaudited pro forma data shows what net income and net income per share would have been if the Company had been a C corporation during 1993 and 1994.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company provides facilities, equipment, staffing, management support and other ancillary services to the Professional Corporations that employ the dental service providers of the Gentle Dental Network. The Company intends to rapidly expand the Gentle Dental Network through acquisitions in both its existing markets as well as new geographic markets. The Professional Corporations are exclusively in control of all aspects of the practice of dentistry and the delivery of dental services.

     The Company's revenues consist of fees received for services provided under two Support Services Agreements between the Company and the Professional Corporations (the "Support Services Agreements"). See "Business -- Support Services Agreements." The Company's support services revenue ("Support Services Revenue") is equal to a percentage of the net revenue of the Professional Corporations ("Net PC Revenue"). Net PC Revenue equals the gross billings of the Professional Corporations less contractual discounts and bad debt allowances. Under the current Support Services Agreement between Gentle Dental of Oregon, P.C. (the "Oregon Professional Corporation") and the Company (the "Oregon Support Services Agreement"), which went into effect as of January 1, 1996, Support Services Revenue is equal to 50% of Net PC Revenue for 1996, 53% of Net PC Revenue for 1997, 54% of Net PC Revenue for 1998, and 55% of Net PC Revenue for 1999 and each year thereafter. Under the current Support Services Agreement between Tse, Saiget, Watanabe & McClure, Inc., P.S. (the "Washington Professional Corporation") and the Company (the "Washington Support Services Agreement"), which went into effect as of January 1, 1996, Support Services Revenue is equal to 50% of Net PC Revenue for 1996, and increases 1% each year thereafter until the fees reach 55% of Net PC Revenue. The Company anticipates that, subject to applicable state law, future support services agreements with professional corporations in new states will be similar to the Washington Support Services Agreement and will provide for an initial support services revenue percentage of 50%, increasing annually to 55%.

     CHANGES IN SUPPORT SERVICES AGREEMENTS. The Company's operating results for 1995 and 1996 have been significantly affected by changes in its relationship with the Professional Corporations as reflected in the Support Services Agreements. The major changes to the relationship effected as of January 1, 1995 were designed to give the Company a fee and service structure similar to other practice management support services companies and to consolidate non-dental functions to facilitate efficient administration.

     Effective January 1, 1995, the Company entered into revised Support Services Agreements with the Professional Corporations. These agreements provided for expanded services in exchange for increased fees. The major changes in the Support Services Agreements were to (i) change the personnel to be provided by the Company to include all staff at the dental facilities other than dentists, specialists, hygienists, nurses and dental assistants;
(ii) change the required services to include the provision of dental equipment and facilities and financing services in addition to the previously provided management, administrative, and development services;
(iii) change the method of calculating the Company's fee to a flat percentage of Net PC Revenue; (iv) require an ongoing assignment of all patient accounts receivable to the Company at the time patient services are provided; and (v) allow the Company to collect its service fees by deducting them from collections and remitting the balance to the Professional Corporations. As a result of these changes, a number of expenses incurred directly by the Professional Corporations in

1994 and prior years have been incurred by the Company since January 1, 1995, and a corresponding increase has been made in the Support Services Revenue received by the Company.

     To position the Company to perform its obligations under the new Support Services Agreements, a number of transactions between the Company and the Professional Corporations were executed as of the last day of 1994 or the first day of 1995. See "Certain Transactions." In these transactions, the Company purchased all of the Professional Corporations' dental equipment and supplies which the Company now provides to the Professional Corporations under the Support Services Agreements, and the Company purchased the Professional Corporations' accounts receivable. Equipment leases pursuant to which the Company previously provided certain dental equipment to the Professional Corporations were terminated. In addition, the Company directly assumed all of the leases of existing dental service locations.

     NON-RECURRING INCREASE IN SUPPORT SERVICES REVENUE. For 1995, the Support Services Revenue percentage under the Support Services Agreements was temporarily established at 61% of Net PC Revenue. This one-time non-recurring increase was negotiated among the parties to provide additional compensation to the Company during a transition year in which the Company significantly increased its staff to support the accelerated expansion program.


     ACQUISITIONS. During 1995 and 1996, the Company acquired four dental practices in the Portland, Oregon metropolitan area and seven dental practices in the Seattle, Washington metropolitan area. The total purchase price for these practices was $3.8 million, consisting of $1.9 million in cash, $0.2 million in promissory notes, and 129,933 shares of Common Stock valued at an aggregate of $1.7 million. The Company has also signed a letter of intent for the proposed acquisition of the Blue Oak dental practice for a purchase price consisting of $0.78 million in cash, $1.08 million in shares of Company Common Stock valued at the initial public offering price in this offering, and the assumption of debt and capital lease obligations of up to a maximum of $0.55 million. See "Proposed Acquisition."


     The Company's acquisition model and past experience reflect initial periods in which a new geographic market will contribute minimally, if at all, to the Company's earnings. Initial profitability at the regional level is expected to be low because of the time and capital required to develop a network of offices and practitioners that is large enough to permit full implementation of the Gentle Dental strategy. This strategy requires that the Company achieve a critical mass that enables it to economically add longer office hours and higher-margin specialists to the area's general dentistry practices, to develop customer awareness, and to position the Company to enter into significant agreements for large groups of customers, such as service contracts with health plans and self-insured employers. As this strategy is implemented, the Company expects earnings contribution from new regions to steadily improve. In the interim, operating income as a percentage of revenues will be adversely affected by the lower profitability of new regions.

     The Company's recent expansion into the Seattle area has been consistent with this initial low profitability expectation at the regional level. Capital constraints delayed planned acquisitions in the Seattle area and extended the start-up period. The Company plans to use a portion of the proceeds from this offering or borrowing capacity resulting from the repayment of outstanding indebtedness to make additional acquisitions in the Seattle area.

     In connection with the acquisition of dental practices, the Company capitalizes a portion of the purchase price as intangible assets relating to patient lists, noncompetition covenants, and the cost of purchasing the right to provide management support services to the acquired practices under the Support Services Agreements. These intangible assets are amortized on a straight-line basis over 25 years. The resulting amortization expense reduces net income, but not cash flow, and the size of this expense will increase as the Company completes acquisitions.

RESULTS OF OPERATIONS

     The following table shows the derivation of the Company's revenues from the net revenues of the Professional Corporations for the periods indicated.

                                                                                                                NINE MONTHS
                                                                    YEARS ENDED DECEMBER 31,                ENDED SEPTEMBER 30,
                                                          -------------------------------------------  ----------------------------
                                                                   1993           1994           1995          1995            1996
                                                          -------------  -------------  -------------  ------------  --------------
                                                            (UNAUDITED)                               (UNAUDITED)
                                                                                          (IN THOUSANDS)
    Net revenues of Professional Corporations..........   $      10,270  $      12,135  $      16,029  $     11,759  $       15,731
    Amounts retained by Professional Corporations......           8,729          9,404          6,248         4,586           7,865
                                                          -------------  -------------  -------------  ------------  --------------
    Support services revenue...........................   $       1,541  $       2,731  $       9,781  $      7,173  $        7,866
                                                          =============  =============  =============  ============  ==============

COMPARISON OF THE NINE MONTHS ENDED SEPTEMBER 30, 1996 TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995

     Many of the relationships between the nine month periods are affected by the reduction in support service fees charged to the Professional Corporations from 61% of Net PC Revenue in 1995 to 50% of Net PC Revenue in 1996. See "Overview -- Non-Recurring Increase in Support Services Revenue."

     REVENUE. Net PC Revenue increased 33.8% from $11.8 million for the nine months ended September 30, 1995 to $15.7 million for the nine months ended September 30, 1996. Increased revenues from branch offices in operation during both periods accounted for one-fifth of this increase while the remainder was the net result of nine practice acquisitions, one new branch opening, and one branch closure during the period of July 1, 1995 to September 30, 1996.

     Support Services Revenue increased 9.7% from $7.2 million for the nine months ended September 30, 1995 to $7.9 million for the nine months ended September 30, 1996. This lower rate of growth was the result of the reduction in the percentage of Net PC Revenue payable under the Support Services Agreements from 61% in 1995 to 50% in 1996. If the Support Services Revenue percentage had been 50% in 1995, Support Services Revenue would have been $5.9 million for the nine months ended September 30, 1995.

     BRANCH COSTS. Branch costs include all staff compensation and related payroll costs at the dental facilities, other than dentists, hygienists, and dental assistants, and all dental supplies, facilities, equipment depreciation, and general branch administrative expense. Branch costs increased 54.2% from $3.4 million for the nine months ended September 30, 1995 to $5.2 million for the nine months ended September 30, 1996. If 1995 Support Services Revenue is adjusted to 50% of Net PC Revenue, as in 1996, then the branch costs increased as a percentage of Support Services Revenue from 57.7% for the nine months ended September 30, 1995 to 66.6% for the nine months ended September 30, 1996. In the Portland area, branch costs as a percentage of Support Services Revenue (if adjusted to 50% of Net PC Revenue) increased from 55.4% for the first nine months of 1995 to 64.9% for the first nine months of 1996. This increase primarily resulted from the start-up costs that the Company incurred in opening its new flagship dental office in downtown Portland during November 1995. During the second half of 1995 and the first nine months of 1996 the Company acquired practices in Seattle which experienced branch costs during the first nine months of 1996 that were 87.0% of Support Services Revenue. The Company's business strategy has not yet been fully implemented in Seattle resulting in higher Seattle branch costs as a percentage of revenue.

     OPERATING EXPENSES. The Company's operating expenses decreased 4.7% from $3.2 million for the nine months ended September 30, 1995 to $3.0 million for the nine months ended September 30, 1996. If 1995 Support Services Revenue is adjusted to 50% of Net PC Revenue, as in 1996, then the operating expenses decreased from 53.7% of Support Services Revenue for the nine months ended September 30, 1995 to 38.3% of Support Services Revenue in 1996. In 1995, the Company significantly increased its executive and general management staff to support its expansion plans. In the first nine months of 1996, operating expenses declined as a result of cost reduction measures implemented by the Company. These cost reduction measures included staff reductions and combining responsibilities from two executive positions into one position, voluntary salary reductions by Company executive personnel, and cutbacks in travel, entertainment, and office expenses. Although the Company expects some increase in operating expenses, the Company expects further reductions in operating expenses as a percentage of revenue as the Company continues to experience economies of scale in administration.

     OPERATING INCOME (LOSS). The Company's operating income decreased from $0.6 million for the nine months ended September 30, 1995 to an operating loss of $0.4 million for the nine months ended September 30, 1996. This decrease is attributable to the non-recurring increase in the Support Services Revenue percentage in 1995. The Company would have incurred an operating loss of $0.7 million for the nine months ended September 30, 1995 if the Support Services Revenue percentage had been 50% in 1995.

     NONOPERATING INCOME (EXPENSE). Nonoperating expense increased from $77,455 for the nine months ended September 30, 1995 to $0.5 million for the nine months ended September 30, 1996. The increase for the nine months ended September 30, 1996 partially reflects additional interest expense related to additional borrowings. In addition, in May 1996, in consideration for guaranteeing the Company's line of credit, the Company issued to certain officers, directors, and shareholders of the Company warrants to purchase 115,000 shares of the Company's common stock. The estimated fair market value of the warrants was $232,978, which has been amortized over the initial six-month term of the line of credit. As of September 30, 1996, $194,148 of interest expense had been recorded related to the warrants.

     PROVISION (BENEFIT) FOR INCOME TAXES. For the nine months ended September 30, 1995, the Company's effective tax rate was approximately 48%. For the nine months ended September 30, 1996, the Company recognized a tax benefit resulting from its taxable loss for the period. Because the Company has in the past used and expects most future practice acquisitions to use a tax-free merger structure, the amortization of intangible assets will reduce earnings but will not be deductible for tax purposes. Accordingly, the Company expects that in profitable years, the effective tax rate will be higher than the applicable statutory tax rate.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

     As discussed above under "Overview -- Changes in Support Services Agreements," as a result of the changes to the services provided under the Support Services Agreements effective January 1, 1995, a number of expenses incurred directly by the Professional Corporations before 1995 are now being incurred by the Company and a corresponding increase has been made in the service fees paid by the Professional Corporations to the Company. Many of the fluctuations between historical 1995 and 1994 operating results are due to this expansion in the services provided by the Company to the Professional Corporations. In addition, 1995 operating results were affected by the temporary establishment of the Support Services Revenue percentage at 61% of Net PC Revenue for 1995.

     REVENUE. Net PC Revenue increased 32.1% from $12.1 million in 1994 to $16.0 million in 1995. Increased revenues from branch offices in operation during both periods accounted for 37.8% of this increase, while the remainder was the result of the acquisition of seven dental practices, the closure of one branch and the opening of one new branch. Support Services Revenue increased from $2.7 million in 1994 to $9.8 million in 1995. This increase was primarily attributable to (1) the increase in services provided and fees paid under the Support Services Agreements from 1994 to 1995 and (2) the 32.1% increase in Net PC Revenue from 1994 to 1995. Approximately $1.8 million of the increase would not have occurred if the Support Services Revenue percentage had been 50%, as in 1996.

     BRANCH COSTS. Branch costs did not exist in 1994 at the Company level based on the structure of the Support Services Agreements. Before January 1, 1995, branch costs were incurred directly by the Professional
Corporations and the related support services were not provided under the Support Services Agreements.

     OPERATING EXPENSES. Operating expenses increased 100.4% from $2.1 million in 1994 to $4.2 million in 1995. This increase includes $0.8 million in additional executive and general management staff salaries and benefits due to a buildup in executive and general management staff required to support the Company's expansion plans. Additionally, there were increases of $0.4 million in advertising and marketing costs and $0.4 million in depreciation expense related to the expansion of the Company's corporate and regional operations.

     OPERATING INCOME (LOSS). Operating income increased 38.2% from $0.6 million in 1994 to $0.9 million in 1995. The increase is attributable to the non-recurring increase in the Support Services Revenue percentage. The Company would have incurred an operating loss of $0.9 million for 1995 if the Support Services Revenue percentage had been 50% in 1995.

     NONOPERATING INCOME (EXPENSE). Nonoperating expense increased from $16,217 in 1994 to $0.4 million in 1995. The 1995 increase primarily relates to higher interest expense related to additional borrowings. In addition, other expense for 1995 includes the recognition of an $86,187 loss on disposal of computer equipment as a result of a 1995 computer upgrade and conversion.

QUARTERLY RESULTS

     The following table sets forth selected financial data by quarter for the Company's 1995 fiscal year and the first three quarters of fiscal 1996. The quarterly information is derived from the Company's unaudited financial statements. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments of a normal and recurring nature which are necessary for a fair presentation. The operating results for any quarter are not necessarily indicative of the results for any future period.

                                                     FISCAL 1995 QUARTERS ENDED                 FISCAL 1996 QUARTERS ENDED
                                              ------------------------------------------    ----------------------------------
                                              MAR. 31    JUNE 30    SEPT. 30     DEC. 31    MAR. 31      JUNE 30      SEPT. 30
                                              -------    -------    --------     -------    -------      -------      --------
                                                 (in thousands, except per share data amounts and number of dental offices)
STATEMENT OF OPERATIONS DATA:                                                      (unaudited)

   Support services revenue.................   $2,363    $ 2,474     $ 2,336     $ 2,608    $ 2,480 (1)  $ 2,677 (1)   $ 2,709 (1)
   Branch costs.............................    1,211      1,110       1,072       1,308      1,751        1,725         1,758
   Operating expenses.......................      977      1,043       1,140       1,048        901        1,011         1,098
                                              -------    -------     -------     -------    -------      -------       -------
   Operating income.........................      175        321         124         252       (172)         (59)         (147)
   Income (loss) before income taxes........      161        295          86         (52)      (261)        (189)         (478)
   Net income (loss)........................       84        154          46         (27)      (199)        (204)         (297)
   Net income (loss) per share..............  $  0.07    $  0.11     $  0.03     $ (0.02)   $ (0.19)     $ (0.14)      $ (0.20)


   Weighted average shares outstanding......    1,236      1,388       1,475       1,420      1,384        1,510         1,560

OTHER DATA:
   Net revenue of Professional                $ 3,874    $ 4,056     $ 3,830     $ 4,269    $ 4,960      $ 5,353       $ 5,418
     Corporations...........................
   Number of dental offices at period end          13         13          15          17         19           20            20

-------------------
(1)  Support Services Revenue for 1996 reflects the reduction of the
     Support Services Revenue percentage from 61% of Net PC Revenue in 1995 to 50% of Net PC Revenue in 1996.

LIQUIDITY AND CAPITAL RESOURCES

     From January 1, 1995 to September 30, 1996, the Company has financed its operations and expansion with bank borrowings and cash from operations as well as $2.6 million in net proceeds from private sales of Common Stock and warrants. At September 30, 1996, the Company had working capital of $0.9 million.

     The Company has a credit facility with its principal bank that provides access to up to $5.1 million. Of this maximum amount, $4.65 million was outstanding as of September 30, 1996. Approximately $0.75 million of the outstanding amount is pursuant to a term loan that matures on August 30, 1999 and carries an interest rate of 1.25% over prime. Approximately $1.8 million of the outstanding amount is pursuant to a term loan that matures on August 30, 2000 and carries an interest rate of 1.50% over prime. The remaining outstanding amount is pursuant to two lines of credit. One of the two lines of credit provides a maximum of $1.85 million, carries an interest rate of 1.00% over prime, and matures on October 31, 1997. The other line provides a maximum of $0.65 million, carries an interest rate of 2.50% over prime and matures on February 28, 1997, or 10 days after the consummation of this offering, if earlier. The Company intends to repay all amounts owed to the Company's principal bank from the proceeds of this offering. After completion of this offering, the Company expects to negotiate for a new credit facility. Although the Company expects to obtain improved terms based on its improved balance sheet, there can be no assurance as to the credit terms the Company will be able to secure.

     The Company believes that its existing cash balances, amounts available under renegotiated credit facilities and cash from operations, together with the proceeds of this offering, will be sufficient to fund its operations and acquisitions for at least the next 12 months. However, to execute its long-term business strategy, the Company will require substantial additional funding to acquire new practices and to expand and maintain practices within the Gentle Dental Network. The Company will seek to obtain needed funds through additional long-term or short-term borrowing arrangements or through the public or private issuance of additional debt or equity securities. There can be no assurance that any such financing will be available to the Company or will be available on terms acceptable to the Company.

                                  BUSINESS

OVERVIEW

     The Company provides dental practice management support services to two Professional Corporations that employ 62 dentists, orthodontists, and other specialists at 20 locations in the Portland, Oregon and Seattle, Washington metropolitan areas. The Company provides facilities, equipment, staffing, management support and other ancillary services to the multi-specialty dental practices that constitute the Gentle Dental Network. The Company intends to rapidly expand the Gentle Dental Network through acquisitions in both its existing markets as well as new geographic markets. During 1995 and 1996, the Company acquired 11 dental practices.

     All of the Gentle Dental Network's dentists, specialists, dental hygienists, and other professional personnel are employed by one of the two Professional Corporations. When a new dental practice is acquired, the professionals associated with that practice become employees of the Professional Corporation in the state where the practice is located. Branch management and support personnel are employed by the Company. The dentists maintain full control over all clinical aspects of their dental practices and all Gentle Dental Network customers are patients of the Professional Corporations. The Company is not engaged in the practice of dentistry and does not have any direct relationship with the patients served by the Professional Corporations.

     The Company was organized in December 1992 to provide support services to the Professional Corporations and to facilitate the development and expansion of the Gentle Dental Network. The dental practices composing the Professional Corporations originated with a single office dental practice established in 1979 in Vancouver, Washington by Dr. Dany Tse, the Chairman, President and Chief Executive Officer of the Company. Over the years, Dr. Tse expanded the practice by adding new dentists and dental offices in customer-convenient locations throughout the Portland, Oregon metropolitan area. In 1995, the Company began the expansion of the Gentle Dental Network into the Seattle, Washington metropolitan area, and has acquired the practices of seven dentists in the Seattle area to date.

INDUSTRY BACKGROUND

     Dental spending in the United States is expected to total $40.8 billion in 1996 according to the ADA (June 1996 report) and is projected by the Congressional Budget Office to reach $83 billion by the year 2003 (Congressional Budget Office Memorandum, "Projections of National Health
Expenditures: 1993 Update" (October 1993)). The aging of the U.S. population, a widely recognized demographic trend, is expected to increase the demand for dental services. Due to the success of preventive dentistry in reducing the incidence of oral disease, older Americans are expected to retain their teeth longer and to be more aware of the importance of regular dental care. Demand for dentists' newer services, such as cosmetic dentistry, also is expected to contribute to market growth. In addition, the Company believes that some individuals use dental services infrequently because of fear, and that demand for dental services can be increased by marketing and treatment approaches designed to alleviate that fear.

     Dentistry has traditionally been and continues to be a highly fragmented industry dominated by solo practitioners. According to the ADA's 1995 Survey of Dental Practice, 67% of dentists were solo practitioners and only 12% practiced in groups of three or more dentists. The Company believes traditional practices have high operating costs, wield little purchasing power with suppliers and must spread overhead over a relatively small revenue base. In addition, these practices often have insufficient capital to purchase new technologies and lack the systems necessary to develop economies of scale. As a result, the Company believes that dentists increasingly will find it attractive to affiliate with larger organizations, such as the Gentle Dental Network, and that there are significant opportunities to consolidate dental practices.

     Another factor driving the trend towards consolidation of dental practices is managed care. As managed dental care becomes more common, dentists will have an even greater need for the information resources, management expertise, economies of scale, and access to managed care group contracts that larger organizations such as the Gentle Dental Network may be better able to provide. Despite this shift toward managed care, dentists have traditionally provided dental services on a fee-for-service basis and this payment method is expected to predominate the dental market for the next several years. According to the ADA's 1995 Survey of Dental Practices, less than 6% of the patients surveyed were participating in managed dental care systems. In addition, fee-for-service care is generally more profitable than managed care.

THE GENTLE DENTAL STRATEGY

     The Company's objective is to become a leading provider of dental practice management support services through its growing network of affiliated dentists and specialists. The Company's strategy to achieve this objective is to enter selected geographic markets and develop locally prominent, multi-specialty dental care delivery networks that provide high quality, cost-effective dental care. In pursuing this strategy, the Company will seek to replicate the dental service network it has developed and supports in the Portland, Oregon area. The key elements of the Gentle Dental strategy are as follows:

     PROVIDE CONVENIENT, GENTLE, COMPREHENSIVE DENTAL CARE. The Gentle Dental Network offers its patients gentle, customer-friendly, comprehensive, and cost-effective dental care at convenient times and locations. Because the network includes both general practitioners and on-staff specialists who can provide a full range of services such as orthodontics, pedodontics, prosthodontics, and oral surgery, patients can rely on the Gentle Dental Network to serve all of their families' dental care needs. Extended office hours and conveniently located offices make it easier to schedule and keep appointments, while the Gentle Dental Network's flexible payment options help reduce patients' financial burdens.

     ATTRACT HIGH QUALITY, PRODUCTIVE DENTISTS AND SPECIALISTS. The Gentle Dental Network seeks dentists and specialists who are committed to delivering gentle, high quality dental care with the needs of patients as their paramount concern. Dentists and specialists selected to join the Gentle Dental Network also must be dedicated to expanding and enhancing their practices. The Professional Corporations' quality assurance programs are designed to ensure that providers in the Gentle Dental Network maintain the high standards for quality, gentleness, and customer service that are central to the Company's philosophy. See "Business -- Quality Assurance Programs." The Company believes that it can offer significant benefits to dentists and specialists whose practices and service philosophies meet the Gentle Dental Network's selection criteria. Practitioners who join the Gentle Dental Network are freed from administrative burdens associated with operating a business, allowing them to focus on the practice of dentistry and increase their productivity. The Company's size and structure also enable it to offer financial resources for practice development and enhancement that solo and small group practitioners could not obtain independently. In addition, joining the Gentle Dental Network offers established practitioners the opportunity to sell their practices for cash and Common Stock of the Company while permitting them to continue practicing dentistry.

     EXPAND THE GENTLE DENTAL NETWORK THROUGH ACQUISITIONS. The Company intends to enter new geographic markets by acquiring established dental practices and will initially target a significant group practice in each market. Upon entering a new geographic market, the Company intends to acquire additional individual or group practices as quickly as possible to realize the economies of scale in management and marketing that come from achieving critical mass in a market. The Company will then recruit specialists, extend office hours, and add locations in the geographic area as appropriate to provide patients a comprehensive range of dental care at convenient times and locations throughout the area. The addition of specialists such as orthodontists and oral surgeons who serve multiple clinics within the Gentle Dental Network allows the Company to capture incremental revenue from the higher fees commanded by specialty services.

     ACHIEVE ECONOMIES OF SCALE. The Company intends to build a large network of multi-specialty dental practices that will allow it to realize economies of scale and reduce several key operating costs. For example, economies of scale are experienced through centralization of several management and administrative functions such as marketing, billing, collections, human resources, payroll, and general accounting services for the affiliated practices. In addition, the Company believes that the network configuration will give it leverage to negotiate with third-party payors and dental supply vendors to receive rates and contract terms that are more favorable than those typically available to solo and small group practitioners. The Company is also developing management information systems to collect and analyze clinical and administrative data designed to allow the Company to effectively control overhead expenses, maximize reimbursement, and provide effective resource management.

     PURSUE LARGE GROUP FEE-FOR-SERVICE AND MANAGED CARE CONTRACTS. The Company intends to continue to aggressively pursue fee-for-service business because it is generally more profitable than managed care business. The Company believes that by providing comprehensive geographic coverage in each market, the Gentle Dental Network will be strongly positioned to offer group dental health packages to self-insured employers and dental health plans in the area, which may allow it to rapidly expand its patient base. In addition, as managed care penetration in the dental market increases, the Company plans to develop information systems to improve productivity, manage complex reimbursement methodologies, measure patient satisfaction and outcomes of care, and integrate information from multiple sources. As the Company continues to grow both internally and through acquisitions, management believes that the Company's network will be positioned to compete effectively for large group fee-for-service and managed care business.

ACQUISITIONS

     The Company intends to enter new geographic markets by acquiring dental practices with established patient bases. The Company will initially target a significant group practice in each new market to secure a solid foundation upon which to build its regional network of dental practices. The Company will then seek to acquire additional individual or group practices as quickly as possible to realize the economies of scale in management and marketing that come from achieving critical mass in a market. The Company's growth plan emphasizes the affiliation of practices, both primary and specialty care, to meet the needs of patients and payors, adjusted according to the dynamics of individual markets. The Company will focus on developing and maintaining a comprehensive network of dentists and specialists in each market it enters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Acquisitions."

     The Company's criteria for entering new geographic markets include:
(i) population size and distribution, (ii) dental practice density, specialty composition, saturation and average group size, (iii) local competitors in the dental support services business, (iv) level of managed care penetration, and (v) local industry and economy. In the past, the Company has targeted dental practices that derive all or a high percentage of their revenue from fee-for-service sources as opposed to managed care sources. In the near term, the Company plans to continue this approach as it develops its network of practices as fee-for-service care is generally more profitable than managed care.

     The Company generally uses a combination of Common Stock, cash and/or notes to fund acquisitions. The amount paid for each practice will vary on a case-by-case basis according to historical revenues, projected earnings contribution after addition to the Gentle Dental Network, and transaction structure. In connection with each acquisition, the Company acquires substantially all of the assets of the practice, including its dental equipment and supplies, office lease and improvements, receivables and patient charts. After the acquisition of a dental practice, the patient charts are transferred to a professional corporation with which the Company has entered into a support services agreement, the dentist becomes an employee of that professional corporation, and the patients are thereafter served by that professional corporation. The employment agreements between the Professional Corporations and the individual dentists typically have an initial two-year term with annual renewals thereafter and typically include a two-year noncompete provision following termination of employment. The Company anticipates that, subject to applicable state law, it will enter into a support services agreement with one professional corporation in each state into which it expands the Gentle Dental Network.

     Although an integral part of the Company's strategy is to grow through acquisitions, and the Company is currently in discussions with several dental practices in both its current and potential geographic markets, no acquisition other than the proposed acquisition of Blue Oak is the subject of any letter of intent or definitive agreement. See "Proposed Acquisition."

THE GENTLE DENTAL NETWORK

     The Gentle Dental Network currently includes two affiliated Professional Corporations that employ 36 general practitioners and 16 specialists in the Portland area and 10 general practitioners in the Seattle area. There are 114 treatment rooms in the Gentle Dental Network's Portland area offices and 27 treatment rooms in the Seattle area offices. The following table provides certain other information about the dental offices included in the Gentle Dental Network.

                                                                               GROSS BILLINGS
                                  DATE OPENED                                     NINE MONTHS
                                           OR                YEAR ENDED                 ENDED
       LOCATION                      ACQUIRED         DECEMBER 31, 1995        SEPT. 30, 1996
       --------                --------------         -----------------        --------------
                                                                 (IN THOUSANDS)
PORTLAND AREA
  Cascade Park                 August 1989                     $  1,841             $   1,539
  Cedar Hills                  January 1996                          --                   791
  Clackamas Town Center        December 1986                      1,715                 1,315
  Cornell Center               August 1990                        1,187                 1,139
  Downtown                     September 1995                        61                   391
  Eastside                     September 1986                     1,400                   855
  Eastside 2                   January 1995                         360                   205
  Gresham Village              December 1994                        792                   676
  Hazel Dell                   December 1986                      2,030                 1,743
  Hillsboro                    December 1988                      1,141                   795
  Lake Oswego                  November 1994                        913                   756
  Lloyd Center                 April 1993                         1,314                 1,103
  Tigard                       January 1990                       1,458                 1,161
  Vancouver Mall               April 1985                         1,950                 1,582
                                                               --------              --------
      Subtotal                                                   16,162                14,051

SEATTLE AREA
  Ballard                      June 1996                             --                   121
  Everett                      October 1995                          50                   193
  Pinehurst                    August 1995                          311                   614
  Redmond                      October 1995                         189                   603
  Tacoma                       October 1995                         138                   510
  Totem Lake                   January 1996                          --                   552
                                                              ---------             ---------
      Subtotal                                                      688                 2,593
                                                              ---------             ---------
           Total                                              $  16,850             $  16,644
                                                              =========             =========

     The Company believes the Gentle Dental Network is differentiated in the marketplace by its patient-friendly approach to business. In a style atypical of traditional dental practices, services are provided under the Gentle Dental name in multi-specialty group practices with customer-convenient locations and hours. Services are generally available from 7:00 A.M. until 9:00 P.M. on weekdays and from 8:00 A.M. until 4:00 P.M. on Saturdays. Emergency care is available 24 hours a day, seven days a week. The Company's extended hours offer patients expanded scheduling opportunities, providing more convenience to patients and less disruption for employers.

     As the Gentle Dental name suggests, the Gentle Dental Network stresses comfortable and gentle customer-friendly dentistry. In the Portland, Oregon metropolitan area, a complete range of family dental health care services is offered in each location with on-staff dental specialists and value-added amenities such as flexible payment options. Gentle Dental dentists provide comprehensive dental care for the entire family, ranging from routine teeth cleaning and diagnosis to oral surgery, cosmetic bonding, orthodontia and major rehabilitation. The Professional Corporations employ family dentists and hygienists along with specialists in endodontics, oral pathology, oral surgery, orthodontics, pedodontics, periodontics and prosthodontics. The Company's comprehensive approach allows the Company to capture incremental revenue generated by on-staff specialists and ancillary services. The Gentle Dental Network in the Seattle, Washington area is at an earlier stage of development and does not yet include specialists.

QUALITY ASSURANCE PROGRAMS

     By taking advantage of the Gentle Dental Network's group practice structure, the Company has assisted the Professional Corporations in developing quality assurance programs to help implement the Gentle Dental service philosophy. In addition to encouraging Gentle Dental customers to provide feedback to the Company about the care they receive, the Professional Corporations have formal peer-review procedures in place. These procedures are designed to ensure that high-quality, customer-oriented dental care is consistently delivered to all Gentle Dental customers, and include formal evaluations of all dental care providers at least annually and a system of tracking and responding to all customer complaints. In addition, because the Gentle Dental Network offers speciality services and extended hours, there is a greater likelihood that more than one practitioner will see a given customer and will therefore have the opportunity to evaluate the work done by other service providers within the network. This permits direct monitoring of the quality of dental care delivered through the network. Furthermore, the aggregation of practitioners within the Gentle Dental Network makes its possible for the Company to organize in-house training in up-to-date practice techniques for those practitioners.

MARKETING

     The Company's marketing program is designed to help the Professional Corporations achieve three central objectives: retaining existing customers and expanding the services they receive, attracting new individual customers, and developing contracts to serve large groups of customers.

     The Company believes that customer satisfaction is the key to enabling the Professional Corporations to retain and expand services to their existing customers. The Gentle Dental Network strives to deliver comfortable, high quality dental care at times and locations that are convenient for the customer, and believes that these features will motivate customers to return to Gentle Dental offices for their future dental care needs. Encouraging customers to complete treatment plans, ensuring that each customer leaves a Gentle Dental clinic with a future visit already scheduled, and offering specialty services such as cosmetic bonding, endodontics, oral surgery, orthodontics, pedodontics, periodontics, and prosthodontics on site also enhance the Professional Corporations' ability to build customer loyalty and patronage. In addition, the support services provided by the Company enable the Gentle Dental Network to offer flexible payment alternatives and sophisticated record-keeping and administrative services to help customers manage the expense of dental care and the complexity of health plan or insurance rules.

     The Company believes that the same aspects of the Gentle Dental Network's approach that earn the loyalty of the Professional Corporations' current customers will also generate new customers. The Company's new customer marketing programs have two primary goals: helping the Gentle Dental Network generate referrals from its existing customers and increasing the Gentle Dental Network's visibility in the community. The Company seeks to foster visibility by developing marketing materials and information sources (such as yellow page advertisements) that communicate the Gentle Dental Network's philosophy of high quality customer-oriented dental care.

     The Company's large customer group marketing strategy is designed to enable the Gentle Dental Network to develop contracts with self-insured employers and health plans in the metropolitan areas that it serves. The Company's large group marketing approach emphasizes the convenience, quality of care, and large range of services that the Gentle Dental Network has to offer. The size and economies of scale inherent in the Company's business strategy also may allow health plans and self-insured employers served by the Gentle Dental Network to reduce administrative burdens they might otherwise face. The Company believes that the Gentle Dental Network is well positioned to respond to managed care opportunities as they arise.

     The Gentle Dental Network has also begun to implement a program that guarantees, for the patient's lifetime, the materials used in restorative dental work (such as fillings, crowns, and fixed bridges) performed by a Gentle Dental Network dentist. The guarantee is conditioned upon the patient completing on schedule all recommended treatments and receiving regular preventive dental care at Gentle Dental Network offices. The guarantee program is designed to encourage patients to complete and maintain recommended oral health programs and return consistently to the Gentle Dental Network for their dental care. The guarantee program was introduced in the Seattle area in October 1996 and in the Portland area in December 1996.

SUPPORT SERVICES AGREEMENTS

     The Company has entered into a Support Services Agreement with each of the Professional Corporations under which the Company is the exclusive administrator of all non-dental aspects of the dental practices conducted by the Professional Corporations, providing facilities, equipment, staffing, management support and other ancillary services. Specifically, under the Support Services Agreements, the Company, among other things, (i) provides all facilities and equipment used by the Professional Corporations, (ii) licenses the use of the Gentle Dental service mark,
(iii) receives an assignment of all accounts receivable generated by the Professional Corporations and bills and collects the receivables in the name of the Professional Corporations, (iv) purchases and provides all supplies, (v) provides all clerical, accounting, payroll, computer and other non-dental support services and personnel, (vi) supervises and maintains custody of all business records, (vii) provides management information reports, (viii) provides market research and plans and implements marketing and advertising programs, (ix) negotiates contracts on behalf of the Professional Corporations with managed care payors or other third parties, and (x) assists in the recruitment of dentists.

     Under the Support Services Agreements, the Professional Corporations retain the responsibility for, among other things, (i) hiring and compensating dentists and other dental professionals, (ii) purchasing and maintaining malpractice insurance, (iii) maintaining patient records, and
(iv) ensuring that dentists have the required licenses and other certifications needed to perform their duties. In addition, the Professional Corporations are exclusively in control of all aspects of the practice of dentistry and the delivery of dental services, including final authority over fees charged and practice locations and equipment.

     As compensation for all services provided under the Support Services Agreements, the Company receives fees based on a percentage of the net revenues of the Professional Corporations, after allowances for contractual discounts and bad debts. The current Oregon Support Services Agreement provides for service fees equal to 50% of the Oregon Professional Corporation's net revenue for 1996, 53% of net revenue for 1997, 54% of net revenue for 1998, and 55% of net revenue for 1999 and each year thereafter. The current Washington Support Services Agreement provides for service fees equal to 50% of the Washington Professional Corporation's net revenue for 1996, increasing 1% each year thereafter until the fees reach 55% of net revenue. The service fees are collected by the Company on an ongoing basis out of the receivables assigned to the Company by the Professional Corporations. Cash representing the portion of net revenue not payable to the Company as service fees is advanced to the Professional Corporations as necessary to meet their financial obligations such as payroll, malpractice insurance, continuing education costs, and taxes. The Company anticipates that, subject to applicable state law, future support services agreements with professional corporations in new states will be similar to the Washington Support Services Agreement and provide for an initial support services revenue percentage of 50%, increasing annually to 55%.

     The Support Services Agreements each have an initial term of 40 years commencing January 1, 1996, with automatic 10-year extensions thereafter unless either party gives notice before the end of the term. The Support Services Agreements are not terminable earlier by the Professional Corporations unless (i) the Company is the subject of bankruptcy proceedings or (ii) the Company materially breaches the Agreement and does not cure the breach following notice.

SUPPLIERS AND SUPPORT STAFF

     The Company selects its supply vendors based upon criteria that include quality, price, and service. The Company continually evaluates vendors with respect to these criteria. The Company currently purchases the majority of the consumable dental supplies used by the Gentle Dental Network (such as impression material, x-ray film, operatory instruments, gloves, amalgam, and hypodermic needles) from one supplier, but these supplies are widely available from other sources. The Company currently purchases prosthetic devices (such as bridges, crowns, and dentures) from one of several other suppliers, but these products are also widely available from other sources.

     The Company's workforce includes full-time collection personnel and staff with full-time responsibility for maintaining the Gentle Dental Network's facilities. The Company also has a full-time Management
Information Systems (MIS) department.

GOVERNMENT REGULATION

     GENERAL. The health and dental care industry is subject to extensive federal, state, and local laws, rules, and regulations. The Company believes that its operations are in material compliance with applicable laws. Nevertheless, because of the special nature of the Company's relationship with the Professional Corporations, many aspects of the Company's business operations have not been the subject of state or federal regulatory interpretation and there can be no assurance that a review of the Company's or the Professional Corporations' business by courts or regulatory authorities will not result in a determination that could adversely affect the operations of the Company or the Professional Corporations. In addition, the standards of practice of dental care and related federal and state regulations are subject to change. The Company cannot predict what changes may be enacted that may affect its business or the manner in which its business would be affected by such changes.

     CORPORATE PRACTICE OF DENTISTRY; FEE SPLITTING. The laws of many states prohibit business corporations such as the Company from practicing dentistry or employing dentists to practice dentistry. The Company performs only non-dental administrative services, does not represent to the public or its clients that it offers dental services, and does not exercise influence or control over the practice of dentistry by the Professional Corporations with which it contracts. Accordingly, the Company believes that it is not in violation of applicable state laws relating to the practice of dentistry. In addition, the laws of many states prohibit dentists from splitting fees with non-dentists. The Company believes that its receipt of compensation from the Professional Corporations for providing non-dental management services does not constitute illegal fee splitting. The laws regarding the corporate practice of dentistry and fee splitting vary from state to state and are enforced by the courts and by regulatory authorities with broad discretion. In most states, these laws have been subjected to limited judicial and regulatory interpretation, and the Company has not obtained, or applied for, any opinion of any regulatory or judicial authority that its business operations are in compliance with these laws. Therefore, no assurances can be given that the Company's activities will be found to be in compliance if scrutinized by such authorities. In addition, the regulatory framework of certain jurisdictions may limit the Company's expansion into such jurisdictions if the Company is unable to modify its operational structure to conform with such regulatory framework.

     MEDICARE AND MEDICAID FRAUD AND ABUSE. A small percentage of the revenues of the Professional Corporations comes from the Medicare and Medicaid programs. For the year ended December 31, 1995, Medicare and Medicaid revenues combined represented less than 5% of the gross revenue of the Professional Corporations.

     Federal law prohibits the offer, payment, solicitation, or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a Medicare or Medicaid patient, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs, or (iii) the purchase, lease or order of any item or service reimbursable under Medicare or Medicaid. Pursuant to this anti-kickback law, the federal government has announced a policy of increased scrutiny of joint ventures and other transactions among health care providers in an effort to reduce potential fraud and abuse relating to Medicare and Medicaid costs. The applicability of these provisions to many business transactions in the health care industry has been subject to only limited judicial and regulatory interpretation. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

     The Company believes that, although it receives fees under the Support Services Agreements for administrative services, the Support Services Agreements do not place the Company in a position to make or influence referrals of patients for services reimbursed under Medicare or Medicaid programs to the Professional Corporations, or to receive such referrals. The Company also does not believe that the activities of the Company or the Professional Corporations under the Support Services Agreements constitute furnishing, arranging, purchasing, ordering, or recommending Medicare or Medicaid items or services under the anti-kickback law. If the Company is deemed to be in a position to make, influence, or receive referrals from or to dentists, or the Company is deemed to be a provider under the Medicare or Medicaid programs, the operations of the Company could be subject to scrutiny under federal and state anti-kickback and anti-referral laws.

     Significant prohibitions against physician referrals have been enacted by Congress. These prohibitions, commonly known as "Stark II," amended prior physician self-referral legislation known as "Stark I" by dramatically enlarging the field of physician-owned or physician-interested entities to which the referral prohibitions apply. Stark II prohibits a physician from referring Medicare or Medicaid patients to an entity providing "designated health services" in which the physician has an ownership or investment interest, or with which the physician has entered into a compensation agreement. Although dentists are "physicians" under Stark II, dental services generally are not designated health services under the law. Certain services provided by dentists, such as radiology and outpatient prescription drugs, are designated health services. The Company does not provide such services, but the Professional Corporations do. The penalties for violating Stark II include a prohibition on payment by these government programs and civil penalties of as much as $15,000 for each impermissible referral and $100,000 for participation in a "circumvention scheme." To the extent that the Company or either Professional Corporation is deemed to be subject to Stark II, the Company believes its activities and the activities of the Professional Corporations fall within the permissible activities defined in Stark II, including, but not limited to, the provision of in-office ancillary services.

     In addition, the Company also believes that the methods it uses to acquire existing dental practices do not violate anti-kickback and anti-referral laws and regulations. Specifically, the Company believes the consideration paid by the Company to dentists to acquire the tangible and intangible assets associated with their practices is consistent with fair market value in arm's length transactions and not intended to induce the referral of patients. Moreover, the Company does not believe that the Company or dentists whose practices are acquired by the Company are in a position to refer, recommend, or arrange Medicare or Medicaid business for each other. Should the acquisition of dental practices by the Company be deemed to constitute an arrangement designed to induce the referral of Medicare or Medicaid patients, then such acquisitions could be viewed as possibly violating anti-kickback or anti-referral laws and regulations.

     POSSIBLE HEALTH CARE REFORM. Congress has considered various types of health care reform, including comprehensive revisions to the current health care system. It is uncertain what legislative proposals will be adopted in the future, if any, or what actions federal or state legislatures or third-party payors may take in anticipation of or in response to any health care reform proposals or legislation. Health care reform legislation adopted by Congress could have a material adverse effect on the operations of the Company.

COMPETITION

     The market for dental services is highly fragmented and is characterized by large numbers of solo practitioners and small group practices competing for individual patients. The Company believes that cost, location, hours of operation, and quality of dental services are the principal factors affecting competition for patients. The Company expects that the ability to meet the needs of managed care payors will increasingly be a factor in competing for patients covered by managed care reimbursement arrangements. There can be no assurance that the Professional Corporations will be able to compete effectively in the markets they serve, and an inability to do so would adversely affect the Company.

     In pursuing its growth strategy, the Company faces competitive pressures for the acquisition of dental practices to be added to the Gentle Dental Network. In each geographic market it enters, the Company will need to be competitive with the existing market for dental practices. In addition, although the dental practice service industry is much less developed than the medical practice service industry, the Company has experienced competition from other dental practice service companies for the acquisition and provision of support services to dental practices. The Company is aware of other dental practice service companies that are in various stages of formation and operation. There can be no assurance that the Company will be able to compete effectively with such competitors, that additional competitors with greater resources than the Company will not enter the market, or that such competition will not make it more difficult to acquire dental practices on terms beneficial to the Company.

INSURANCE

     The Company carries comprehensive liability, fire, and extended coverage insurance. The Professional Corporations carry professional liability, general liability, products hazard/completed operations and loss of practice income insurance. Such insurance coverages are expanded to include all additional practices that the Company develops or acquires, with policy specifications, insured limits, and deductibles customarily carried for similar dental practices.

SERVICE MARK

     Other than newly acquired practices, the Company's affiliated dental practices are operated and marketed under the name Gentle Dental. Newly acquired practices may or may not immediately use the Gentle Dental name depending upon each acquired practice's name recognition and other local market conditions. Gentle Dental is a federally registered service mark owned by the Company. On April 19, 1989, the Company acquired title to the federal registration of this service mark as originally issued on October 26, 1982. As part of the purchase, the Company granted an exclusive license ("License") to the seller to use the mark for the sale of dental services in practices owned or controlled by the seller in the Boston, Massachusetts, Baltimore, Maryland, and Washington, D.C. metropolitan areas for a period of 10 years, or through April 19, 1999. As a result, the Company cannot use the mark in those markets until expiration of the License. The Company also recognizes that there are numerous other practices across the country using the name Gentle Dental. Any of those practices that commenced use of the Gentle Dental mark before October 26, 1982 will have rights to the mark in their geographic markets superior to the Company's rights. The Company has been advised by counsel that, subject to the License, it should have the right to prevent use of the Gentle Dental mark in geographic markets the Company enters where the competing use commenced after October 26, 1982. However, until the Company actually begins doing business in a new market where another practice is using the Gentle Dental name, the Company generally cannot, and therefore will not, seek to prevent use of its registered service mark in that market. Given the costs and inherent uncertainties of service mark litigation, there can be no assurance that the Company will be able to or will choose to enforce its service mark rights in any particular market.

LEGAL PROCEEDINGS

     On June 26, 1996, Donald E. Janoff, D.D.S., a former employee of the Oregon Professional Corporation, filed a complaint in the circuit court of the state of Oregon for the county of Multnomah against Gentle Dental, P.C. for breach of contract. The complaint alleges that Gentle Dental, P.C. breached Dr. Janoff's employment contract by wrongfully terminating the contract. The complaint seeks damages of $375,000.

     Other than the proceeding described above, neither the Company nor the Professional Corporations are currently subject to any material litigation nor, to the Company's knowledge, is any material litigation threatened against the Company or the Professional Corporations other than routine litigation arising in the ordinary course of business, some of which are expected to be covered by liability insurance and all of which collectively are not expected to have a material adverse effect on the business, financial condition or results of operations of the Company.

EMPLOYEES

     At December 31, 1996, the Company had 137 full-time and 30 part-time employees and the Professional Corporations had a total of 187 employees, including 46 general dentistry practitioners, 16 specialists, 36 dental hygienists, and 89 dental assistants. None of the Company's employees are represented by a labor union. Management believes it maintains good relationships with its employees.

PROPERTIES

     The clinics in the Gentle Dental Network are leased from various parties pursuant to leases with terms ranging from three to fifteen years, except that two clinics, one on the east side of Portland and the other in Everett, Washington, are leased month-to-month. Several of the leases have options to renew, and the Company expects to renew or replace leases as they expire. The Company's corporate headquarters are located in leased office space in downtown Vancouver, Washington.

                                 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Information with respect to the executive officers and directors of the Company is set forth below.

NAME                          AGE       POSITION
----                          ---       --------

Dany Y. Tse, DMD              46        Chairman of the Board, President
                                        and Chief Executive Officer

Lawrence S. Wasserman         43        Chief Operating Officer

L. Theodore Van Eerden        41        Chief Financial Officer - Corporate
                                        Secretary

William W. Westrate           36        Vice President - Information Technology

Steven M. Wolfe               48        Vice President - Human Resources

 Gerald R. Aaron, DDS         50        Director

Richard A. Armstrong          61        Director

Kenneth D. Hooten             33        Director

Daniel P. Hunt                59        Director

Paul H. Keckley               47        Director

Jerald L. Willbur             49        Director

Craig W. Wong, DMD            40        Director

     Dany Y. Tse, DMD. Dr. Tse has served as President and Chief Executive Officer of the Company since March 1996, and as Chairman of the Board since December 1996. He previously served as Chairman of the Board from inception in December 1992 to March 1996. As the founder of the Gentle Dental Network, Dr. Tse opened a solo dental practice in Vancouver, Washington in August 1979, and established a group practice by opening additional Gentle Dental locations in the greater Portland/Vancouver metropolitan area. Dr. Tse is a licensed dentist in Oregon and Washington and continues to practice dentistry on a part-time basis.


     Lawrence S. Wasserman. Mr. Wasserman joined the Company in June 1995 as Chief Financial Officer and became Chief Operating Officer in March 1996. Before joining the Company, Mr. Wasserman provided consulting services to entrepreneurial companies, specializing in financial and management functions. From June 1992 to November 1992, he was the Chief Operating and Financial Officer for LifePort, Inc., a company that provides aeromedical transportation equipment for air ambulance providers. Before joining LifePort, Mr. Wasserman spent seven years at TriCare, Inc. as Chief Financial Officer.

     L. Theodore Van Eerden. Before joining the Company as Chief Financial Officer in March 1996, Mr. Van Eerden was Vice President - Administration for HOSTS Corporation, a Vancouver, Washington company that provides proprietary educational software products and instructional delivery systems to schools throughout the United States. From April 1993 to April 1994, Mr. Van Eerden was Director of Development for The ServiceMaster Company where he focused on mergers and acquisitions and new business development. Before that, Mr. Van Eerden was Vice President and Chief Financial Officer of Medical SafeTec, Inc., a manufacturer of medical waste destruction equipment.

     William W. Westrate. Before joining the Company in September 1996, Mr. Westrate was Vice President, Data Center Services of Van Kampen American Capital from December 1990 to July 1996.

     Steven M. Wolfe. Mr. Wolfe joined the Company as Vice President of Human resources in October 1994. From August 1988 to October 1994, Mr. Wolfe owned and operated a training and consulting company specializing in helping clients acquire and maintain customers. Services included training in sales, marketing, distribution, customer service, and all aspects of human resource management and development.

     Gerald R. Aaron, DDS. Dr. Aaron has been a director of the Company since December 1996. He has been certified as a pediatric dentist since 1976 and has been employed by the Washington Professional Corporation since 1991.

     Richard A. Armstrong. Mr. Armstrong has been a director of the Company since July 1995. Mr. Armstrong has served in various positions at The ServiceMaster Company since 1964. From July 1991 to March 1994, he was Senior Vice President of People Services. Since March 1994, he has been Senior Vice President and Advisor to the Chairman.

     Kenneth D. Hooten. Mr. Hooten has been a director of the Company since June 1996. Since 1995, Mr. Hooten has been Vice President of The ServiceMaster Company responsible for managing the ServiceMaster Ventures Group, an internal venture capital firm. From 1990 to 1995, Mr. Hooten served as Vice President of Lasalle Partners Ltd., a real estate company.

     Daniel P. Hunt. Mr. Hunt has been a director of the Company since December 1992. Mr. Hunt has been employed since June 1988 as Chief Financial Officer for HOSTS Corporation, a Vancouver, Washington company which provides proprietary educational software products and instructional delivery systems to schools throughout the United States.

     Paul H. Keckley. Mr. Keckley has been a director of the Company since December 1996. Since 1994, he has been Vice President Strategic Development at PhyCor, Inc. Mr. Keckley previously served as a director of PhyCor, Inc., and from 1985 to 1994 he was President of The Keckley Group, a market research and strategic planning firm for hospitals, health systems, medical practices, and health maintenance organizations.

     Jerald L. Willbur. Dr. Willbur has been a director of the Company since December 1992. Dr. Willbur has been the Global Director of Organizational Effectiveness of S.C. Johnson and Sons since July 1996. He is responsible for strategic planning, human resources, and organization effectiveness and reports directly to the President. Dr. Willbur was President and Chief Operating Officer of HOSTS Corporation from June 1988 until January 1996.

     Craig W. Wong, DMD. Dr. Wong has been a director of the Company since March 1995. Dr. Wong has been an oral and maxillofacial surgeon licensed to practice in the states of Washington and Oregon since 1982. Dr. Wong serves as the Chief of the Department of Oral and Maxillofacial Surgery for the Professional Corporations in Oregon and Washington. Dr. Wong also serves as Section Chief of Oral and Maxillofacial Surgery for the Veterans Administration Medical Center in Portland, Oregon.

     The Company's Restated Articles of Incorporation provide for three classes of directors. Directors Hooten, Keckley, and Wong have been appointed to Class I and will serve until the annual meeting of shareholders in 1997; Directors Armstrong, Hunt, and Willbur have been appointed to Class II and will serve until the meeting of shareholders in 1998; and Director Tse has been appointed to Class III and will serve until the meeting of shareholders in 1999. After these directors' initial terms expire, newly elected directors shall serve for a three year term or until their successors are duly elected and qualified. Director Aaron has also been appointed to Class III, but because he was appointed by the Board of Directors to fill a vacancy, his service for the remaining two years of his term must be approved at the Company's 1997 annual shareholders' meeting.

BOARD COMMITTEES

     The Board of Directors maintains an Audit Committee and a Compensation Committee. The Audit Committee, consisting of Directors Armstrong , Hunt, and Willbur, oversees actions taken by the Company's independent auditors, and reviews the Company's internal audit controls. The Compensation Committee, consisting of Directors Armstrong, Hunt, and Willbur, reviews the compensation levels of the Company's employees and makes recommendations to the Board regarding changes in compensation.

DIRECTOR COMPENSATION

     The members of the Company's Board of Directors are reimbursed for out-of-pocket and travel expenses incurred in attending Board meetings. In connection with his initial election as a director in July 1995, Mr. Armstrong was granted a 10-year stock option for 2,000 shares with an exercise price of $10.00 per share. The Board of Directors has resolved that the exercise price of Mr. Armstrong's option will be repriced to the initial public offering price. In January 1997, Mr. Keckley was granted a 10-year stock option for 2,000 shares with an exercise price equal to the initial public offering price. In prior years, Directors Hunt and Willbur received awards of restricted stock as compensation for services as directors, which awards are only partially vested.

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE. The following table sets forth compensation information for each person who served as chief executive officer of the Company in 1996 and the only other executive officers of the Company whose total annual salary and bonus exceeded $100,000 in fiscal 1996 (collectively, the "Named Officers").

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                         ANNUAL COMPENSAION      ------------
                                                     ----------------------         OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION            YEAR             SALARY        BONUS         GRANTED        COMPENSATION(1)
---------------------------            ----          ---------        -----         -------        ---------------
Dany Y. Tse, DMD                       1996          $ 170,185           --              --                 $3,339
   Chairman of the Board,
   President and Chief
   Executive Officer

Lawrence S. Wasserman                  1996          $ 105,412           --          32,500                 $2,933
   Chief Operating Officer

John W. Castles                        1996          $  51,610           --              --                 $1,811
     Former President and
   Chief Executive Officer (2)

Alan J. Resnik                         1996          $ 108,772           --              --                     --
   Former Senior Vice
   President - Marketing (3)
-----------------
(1)  Consists of matching contributions made by the Company to the
     Company's 401(k) Plan.
(2)  Mr. Castles served as President and Chief Executive Officer until
     March 1996, and then served as Chairman of the Board and a part-time employee until December 1996.
(3)  Mr. Resnik ceased to be an employee of the Company in November 1996.

     STOCK OPTIONS GRANTED IN FISCAL 1996. The following table sets forth information concerning stock options granted to the Named Officers during 1996:

                                                      PERCENTAGE
                                                      OF OPTIONS
                                                      GRANTED TO
                              NUMBER OF SHARES         EMPLOYEES
                             UNDERLYING OPTIONS         DURING          EXERCISE PRICE      EXPIRATION
      NAME                        GRANTED             FISCAL YEAR          PER SHARE           DATE
----------------                  -------             -----------          ---------           ----
Dany Y. Tse, DMD                       --                     --                 --                --
Lawrence S. Wasserman              32,500 (1)                 22%            $13.60 (2)       4/19/06
John W. Castles                        --                     --                 --                --
Alan J. Resnik                         --                     --                 --                --

----------------
(1)  This option becomes exercisable for 20 percent of the shares on each of the first five anniversaries of April 4, 1996, the grant date.
(2)  All outstanding options with exercise prices higher than the initial public offering price, including this option, will be repriced to the initial public offering price, except for options held by Dr. Tse, which will be repriced to 110% of the initial public offering price.

     AGGREGATED OPTION EXERCISES. No options were exercised by the Named Officers during 1996. The following table sets forth certain information concerning the number of shares covered by both exercisable and unexercisable stock options as of December 31, 1996. Also reported are values of "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the fair market value of the Company's Common Stock as of December 31, 1996.

                                  FISCAL YEAR-END OPTION VALUES

                          NUMBER OF SHARES SUBJECT TO         VALUE OF IN-THE-MONEY OPTIONS AT
                         UNEXERCISED OPTIONS AT FISCAL                    FISCAL
                                 YEAR-END (1)                           YEAR-END (2)
NAME                      EXERCISABLE    UNEXERCISABLE          EXERCISABLE    UNEXERCISABLE
----                      -----------    -------------          -----------    -------------
Dany Y. Tse, DMD               50,000                0                   $0               $0

Lawrence S. Wasserman           3,500           46,500                   $0               $0

John W. Castles                 6,000                0                   $0               $0

Alan J. Resnik                  5,200                0                   $0               $0

------------------
(1)  Does not reflect options granted in January 1997 to Dr. Tse for 31,000 shares at 110% of the initial public offering price and to Mr. Wasserman for 60,000 shares at the initial public offering price.
(2)  Based on estimated fair market value of $5.00 per share on December 31,
     1996.

     1993 STOCK INCENTIVE PLAN. In January 1993 the Board of Directors adopted, and in March 1993 the shareholders of the Company approved, the 1993 Stock Incentive Plan (the "Plan"). The Plan provides for the award of incentive stock options to the Company's key employees and the award of nonqualified stock options, stock appreciation rights, bonus rights, and other incentive grants to the Company's directors, officers, employees, and other key contributors, including key employees of the Professional Corporations. The total number of shares of Common Stock that may be issued under the Plan will not exceed 1,000,000. At January 31, 1997, 63,362 shares had been issued under the Plan, options for 582,950 shares were outstanding under the Plan, and 353,688 shares remained available for future grants under the Plan.

     The Plan is administered by the Board of Directors, which has the authority, subject to the terms of the Plan, to determine the persons to whom options or rights may be granted, the exercise price and number of shares subject to each option or right, the character of the grant, the time or times at which all or a portion of each option or right may be exercised and certain other provisions of each option or right. The Board of Directors may also delegate authority to administer the Plan to a committee of the Board of Directors or to a senior executive officer of the Company, or both.

     The purchase price of Common Stock issued upon exercise of stock options granted under the Plan must not be less than 85% of the fair market value of the Common Stock at the date of the grant or, in the case of stock options issued to holders of more than 10% of the Company's outstanding Common Stock, 110% of fair market value. The purchase price of Common Stock issued upon exercise of incentive stock options granted under the Plan must not be less than 100% of the fair market value of the Common Stock at the date of the grant. The maximum term of any stock option is 10 years or five years in the case of 10% shareholders. The aggregate fair market value, on the date of the grant, of the stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. Options are exercisable over a period of time in accordance with the terms of option agreements entered into at the time of the grant, but may not become exercisable at a rate of less than 20% per year over the first five years of the option's terms. Generally, options become exercisable over a five-year period. Options granted under the Plan are generally nontransferable by the optionee and, unless otherwise determined by the Board of Directors, must be exercised by the optionee during the period of the optionee's employment or service with the Company or within a specified period following termination of employment or service.

                            CERTAIN TRANSACTIONS

     All of the outstanding stock of the Professional Corporations is owned by Dany Y. Tse (Chairman, President and Chief Executive Officer, and principal shareholder of the Company), Craig W. Wong (a director and principal shareholder of the Company), William J. K. Saiget, Scott T. McClure , Alvin S. Watanabe (principal shareholders of the Company) , and Edward V. Conzatti (a shareholder of the Company). The Company is a party to Support Services Agreements with the Professional Corporations pursuant to which the Company earns all of its revenues. See "Business -- Support Services Agreements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     Effective December 31, 1994, the Company executed asset purchase agreements with the Professional Corporations for the purchase of certain tangible assets of the Professional Corporations in exchange for the forgiveness of certain liabilities and the assumption of other third-party liabilities. The fair market value of the assets purchased, and the consideration paid, was $1,354,913.

     On January 2, 1995, the Company executed asset purchase agreements with the Professional Corporations for purchase of the Professional Corporations' accounts receivable in exchange for interest only promissory notes payable on December 31, 1995. The fair market value of the assets purchased, and the consideration paid, was $2,092,928.

     On June 21, 1996, The ServiceMaster Company Limited Partnership purchased 100,000 shares of the Company's Common Stock and a warrant to purchase an additional 100,000 shares at $7.50 per share for total consideration of $1,000,000. The ServiceMaster Company Limited Partnership subsequently transferred the shares and warrants to its subsidiary, ServiceMaster Venture Fund L.L.C. ("ServiceMaster"). ServiceMaster has the right to require the Company to repurchase any or all of the 100,000 shares initially purchased (the "Initial Shares"), and any or all shares acquired upon exercise of the warrant (the "Warrant Shares"), if by June 21, 2001, the Company has not made a public offering of its Common Stock with a per share price of at least $22.00 and net proceeds to the Company of at least $10,000,000 (a "Qualified Offering"). The "put" right may not be exercised before June 21, 2001, and will expire upon the earlier of the completion of a Qualified Offering or June 21, 2003. The per share price applicable to ServiceMaster's "put" right is 20 times the Company's average adjusted net income per share for the two most recent fiscal years preceding ServiceMaster's exercise of the right. In connection with its investment, ServiceMaster also was given the right to designate one person to serve as a director of the Company. This designee is currently Kenneth D. Hooten. In addition, ServiceMaster has "piggyback" registration rights with respect to both the Initial Shares and the Warrant Shares. See "Description of Capital Stock -- Registration Rights."

     On May 31, 1996, the Company executed a modification of its existing loan and security agreement with the Company's principal bank (the "Modification"). In connection with the Modification, 14 officers, directors, and shareholders of the Company provided continuing personal guarantees on $1,000,000 of the Company's indebtedness to the Company's principal bank in connection with a

$1,000,000 increase in availability under the Company's operating line of credit. In consideration for the personal guarantees, the Company issued warrants to purchase an aggregate total of 115,000 shares of the Company's Common Stock at $7.50 per share. Each guarantor received warrants to purchase 1,150 shares for each $10,000 of indebtedness guaranteed. The warrants expire on May 31, 2001. The individuals who provided guarantees and the number of shares for which they received warrants are as follows:
Dany Y. Tse, 34,500 shares; Richard A. Armstrong, 23,000 shares; John W. Castles, 11,500; Craig W. Wong, 6,900 shares; Jerald L. Willbur, 5,750 shares; Daniel P. Hunt, 5,750 shares; Scott T. McClure, 5,750 shares; William J. K. Saiget, 5,750 shares; Anna M. Morrison, 4,600 shares; Carleton G. Lindgren, 3,450 shares; L. Theodore Van Eerden, 2,875 shares; Alan J. Resnik, 2,875 shares; David B. Hunt, son of director Daniel P. Hunt, 1,150 shares; and Alvin S. Watanabe, 1,150 shares. The guarantors' obligations with respect to the Company's indebtedness will cease if (i) all amounts borrowed under the $1,000,000 increase in the line of credit are repaid, and (ii) the Company is not in default under the loan and security agreement with the Company's principal bank. All of the guarantees will be released when the Company repays the Company's principal bank in full from the proceeds of this offering.

     From March to May 1995, the Company offered shares of its Common Stock at $10.00 per share to accredited investors through a private offering. In that offering, the Company sold an aggregate total of 173,327 shares. Of those 173,327 shares, 68,100 were purchased by 11 executive officers, directors, and principal shareholders of the Company together with members of their immediate families and trusts for their benefit or the benefit of their immediate family members. The number of shares purchased by each executive officer, director, and principal shareholder (including shares purchased by immediate family members and related trusts) are as follows:
Daniel P. Hunt, 19,800 shares; Dany Y. Tse, 10,000 shares; Richard A. Armstrong, 10,000 shares; John W. Castles, 10,000; William J. K. Saiget, 5,700 shares; Jerald L. Willbur, 5,000 shares; Scott T. McClure, 4,000 shares; Carleton G. Lindgren, 2,500 shares; Craig W. Wong, 1,000 shares; and Alvin S. Watanabe, 100 shares. Dr. Tse was permitted to pay for 4,000 shares with a three-year promissory note bearing interest at the applicable federal rate. This note has been repaid in full.

     The above-described transactions with related parties were on terms the Company's Board of Directors believed to be fair to the Company and no less favorable to the Company than terms that could have been obtained from an unrelated party. Future transactions between the Company and professional corporations controlled by officers, directors, and principal shareholders of the Company will be carried out pursuant to a related party transaction policy adopted by the Company's Board of Directors. The policy provides that any transaction between the Company and (i) an officer, director, or principal shareholder of the Company or (ii) any entity that is controlled by officers, directors, or principal shareholders of the Company must be approved by at least a majority of the Company's directors who do not have an interest in the transaction.

TRANSACTIONS WITH PROMOTERS

     The Company was formed by and initially capitalized by contributions from the following persons: Dany Y. Tse, William J. K. Saiget, Alvin S. Watanabe, Scott T. McClure, Craig W. Wong, and Edward V. Conzatti.

                           PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership, as of December 31, 1996, and as adjusted to reflect the sale of the Common Stock offered by this Prospectus, of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Chief Executive Officer and each other Named Officer and (iv) all directors and executive officers as a group. Except as otherwise noted, the Company believes the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

                                                                                           PERCENTAGE OF
                                                                                            COMMON STOCK
                                                                       SHARES       -------------------------
                                                                 BENEFICIALLY         BEFORE            AFTER
                                                                        OWNED       OFFERING         OFFERING
                                                                 ------------       --------         --------
Dany Y. Tse, DMD (1)...................................               544,500          33.5%            17.4%
ServiceMaster Venture Fund L.L.C. (2)..................               200,000          12.2%             6.4%
William J. K. Saiget, DMD (3)..........................               166,450          10.8%             5.5%
Alvin S. Watanabe, DMD (4).............................               156,250          10.1%             5.1%
Scott T. McClure, DDS  (5).............................               129,750           8.4%             4.3%
John W. Castles (6)....................................               123,000           7.9%             4.0%
Craig W. Wong, DMD (7).................................                87,900           5.7%             2.9%
Richard A. Armstrong (8)...............................                33,400           2.1%             1.1%
Daniel P. Hunt (9).....................................                33,050           2.1%             1.1%
Jerald L. Willbur (10).................................                18,250           1.2%                *
Alan J. Resnik (11)....................................                14,325              *                *
Gerald R. Aaron (12)...................................                 3,917              *                *
Lawrence S. Wasserman (13).............................                 3,500              *                *
Kenneth D. Hooten......................................                     0              -                -
Paul H. Keckley........................................                     0              -                -
All directors and officers as a group (12 persons) (14)               735,392          43.7%            23.1%
----------------
*    Less than one percent
(1)  Includes 50,000 shares subject to an exercisable option, 34,500 shares subject to an exercisable warrant and 3,500 shares held by Dr. Tse's wife.
(2)  Includes 100,000 shares subject to an exercisable warrant.
     ServiceMaster Venture Fund L.L.C. is a subsidiary of The ServiceMaster
     Company Limited Partnership, which in turn is a subsidiary of
     ServiceMaster Limited Partnership, a NYSE-listed limited partnership.
(3)  Includes 5,750 shares subject to an exercisable warrant and 1,600 shares held by Dr. Saiget's wife.
(4)  Includes 1,150 shares subject to an exercisable warrant.
(5)  Includes 5,750 shares subject to an exercisable warrant.
(6)  Includes 6,000 shares subject to an exercisable option and 11,500 shares subject to an exercisable warrant.
(7)  Includes 6,900 shares subject to an exercisable warrant.
(8)  Includes 400 shares subject to an exercisable option and 23,000 shares subject to an exercisable warrant.
(9)  Includes 5,750 shares subject to an exercisable warrant and 550 shares held by Mr. Hunt's wife.
(10) Includes 5,750 shares subject to an exercisable warrant.
(11) Includes 5,200 shares subject to an exercisable option and 2,875 shares subject to an exercisable warrant.
(12) Includes 1,667 shares subject to an exercisable option.
(13) Includes 3,500 shares subject to exercisable options.
(14) Includes 63,567 shares subject to exercisable options and 78,775 shares subject to exercisable warrants.

                        DESCRIPTION OF CAPITAL STOCK

AUTHORIZED SECURITIES

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock and 30,000,000 shares of Preferred Stock.

     COMMON STOCK. The Company is authorized to issue 50,000,000 shares of Common Stock. As of December 31, 1996, 1,541,881 shares of Common Stock were outstanding, held of record by 51 shareholders. After this offering, 3,041,881 shares will be outstanding. Holders of Common Stock are entitled to receive dividends as may from time to time be declared by the Board of Directors of the Company out of funds legally available therefor. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote and do not have any cumulative voting rights. Holders of Common Stock have no preemptive, conversion, redemption, or sinking fund rights. In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The outstanding shares of Common Stock are, and the shares of Common Stock offered by the Company hereby when issued will be, fully paid and nonassessable. The rights, preferences, and privileges of holders of Common Stock are subject to any series of Preferred Stock that the Company may issue in the future, as described below.

     PREFERRED STOCK. The Company is authorized to issue up to 30,000,000 shares of Preferred Stock. As of December 31, 1996, no shares of Preferred Stock were outstanding. The Board of Directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares constituting any such series and the preferences, limitations, and relative rights, including dividend rights, dividend rate, voting rights, terms of redemption, redemption price or prices, conversion rights, and liquidation preferences of the shares constituting any series, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the Board of Directors could adversely affect the rights of holders of Common Stock.

     The potential issuance of Preferred Stock may have the effect of delaying, deterring, or preventing a change in control of the Company, may discourage bids for the Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. The Company has no plans to issue shares of Preferred Stock.

WARRANTS

     As of December 31, 1996, there were warrants outstanding to purchase an aggregate of 219,333 shares of the Company's Common Stock, held of record by 16 warrant holders. All outstanding warrants have an exercise price of $7.50 per share. Warrants to purchase 119,333 shares expire in May 2001, and warrants to purchase 100,000 shares expire in December 2001.

PUT RIGHTS

     In connection with dental practice acquisitions during 1995 and 1996, the Company granted "put rights" to certain sellers with respect to some of the shares of Common Stock issued in the acquisitions. As of December 31, 1996, these put rights cover a total of 90,302 shares of Common Stock and give the holders the right to require the Company to repurchase the shares at prices ranging from $13.38 to $19.62 per share. One holder has put rights with respect to 18,435 shares that can be exercised in varying amounts in 1997, 1998, 1999, and 2000. All other put rights become exercisable between January 2000 and January 2003 and expire if not exercised within 60 days of the exercise date. The put rights with respect to all but 20,000 shares will terminate if the Company completes a public offering of Common Stock at a price greater than $20.00 per share. The Company has also granted ServiceMaster the right to require the Company to repurchase the 100,000 shares held by ServiceMaster and the 100,000 shares ServiceMaster may acquire upon exercise of its warrant, if by June 21, 2001, the Company has not made a public offering of its Common Stock with a per share price of at least $22.00 and net proceeds to the Company of at least $10,000,000 (a "Qualified Offering"). The put right may not be exercised before June 21, 2001, and will expire upon the earlier of the completion of a Qualified Offering or June 21, 2003. The per share price applicable to ServiceMaster's put right is 20 times the Company's average adjusted net income per share for the two most recent fiscal years preceding ServiceMaster's exercise of the right. Shares subject to put rights are classified as Redeemable Common Stock on the Company's Balance Sheet.

REGISTRATION RIGHTS

     Certain holders of 100,000 shares of the Company's Common Stock and warrants to purchase an additional 104,333 shares of the Company's Common Stock (the "Rights Holders") are entitled to certain rights with respect to the registration of such shares under the Securities Act. Under the terms of agreements between the Company and these holders, if the Company proposes to register any of its Common Stock under the Securities Act for its own account or for the account of other security holders (other than pursuant to certain excluded registration forms), the Rights Holders are entitled to notice of such registration and to include in such registration shares of Common Stock that they hold, subject to cutback limitations that may be imposed by the underwriter of any underwritten public offering of the Company's Common Stock. The Rights Holders are not required to bear any expenses incurred by the Company in connection with registering the Rights Holders' shares, but underwriting fees, discounts, or commissions relating to the sale of each Rights Holder's shares are borne by the applicable Rights Holder. The Company is not required to include any of the shares with registration rights in a registration if the holders of such shares would be able to sell such shares without registration pursuant to Rule 144 of the Securities Act or otherwise. None of the Rights Holders will participate in this offering.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VIII of the Company's Restated Articles of Incorporation, as amended (the "Articles"), authorizes indemnification of directors of the Company to the fullest extent permitted by the Washington Business Corporation Act (the "Act"). In addition, Section 10 the Company's Bylaws requires the Company to indemnify directors and former directors of the Company to the fullest extent permitted by applicable law, and permits the Company to indemnify officers, employees, and agents of the Company. The effects of the Articles, Bylaws and the Act (the "Indemnification Provisions") are summarized as follows:

          (a) The Indemnification Provisions grant a right of indemnification in respect of any action, suit or proceeding (other than an action by or in the right of the Company) against expenses (including attorney fees), judgments, fines and amounts paid in settlement actually and reasonably incurred, if the director or former director concerned (i) acted in good faith and in a manner the director or former director reasonably believed to be, in the case of conduct in the director's or former director's official capacity, in the best interests of the Company or, in all other cases, not opposed to the best interests of the Company,
(ii) was not adjudged liable on the basis of receipt of an improper personal benefit and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of an action, suit or proceeding by judgment, order, settlement, conviction or plea of nolo contendere does not, of itself, create a presumption that the director or former director did not meet the required standards of conduct.

          (b) The Indemnification Provisions grant a right of indemnification in respect of any action or suit by or in the right of the Company against the expenses (including attorney fees) actually and reasonably incurred if the director or former director concerned acted in good faith and in a manner the director or former director reasonably believed to be, in the case of conduct in the director's or former director's official capacity, in the best interests of the Company, or in all other cases, not opposed to the best interests of the Company; except that no right of indemnification will be granted if the director or former director is adjudged to be liable to the Company.

          (c) Every director and officer who has been wholly successful on the merits of a controversy described in (a) or (b) above is entitled to indemnification for reasonable expenses as a matter of right.

          (d) Because the limits of permissible indemnification under Washington law are not clearly defined, the Indemnification Provisions may provide indemnification broader than that described in (a) and (b).

          (e) The Company shall advance to a director or former director the expenses incurred in defending any action, suit or proceeding in advance of its final disposition if the director or former director affirms in good faith that he or she has met the standard of conduct to be entitled to indemnification as described in (a) or (b) above and undertakes to repay any amount advanced if it is determined that the director or former director did not meet the required standard of conduct.

          (f) The Company may, by action of the Board of Directors from time to time, provide indemnification and pay expenses in advance of the final disposition of a proceeding to officers, employees, and agents of the Company on the same terms and with the same scope as described above.

     The Company may obtain insurance for the protection of its directors and officers against any liability asserted against them in their official capacities. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of shareholders or directors or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WASHINGTON ANTITAKEOVER STATUTE

     Washington law contains provisions relating to "significant business transactions" that may have the effect of delaying or discouraging a hostile takeover of the Company. Chapter 23B.19 of the Washington Business Corporation Act (the "Statute") applies to all Washington corporations that have a class of voting stock registered under section 12 or section 15 of the Exchange Act. The Statute prohibits, subject to certain exceptions, a corporation from entering into any "significant business transactions" with an "Acquiring Person" (defined generally as a person or affiliated group who acquires 10% or more of the outstanding voting securities of a corporation without the prior approval of the corporation's board of directors) for a period of five years after such person or affiliated group becomes an Acquiring Person. The prohibited transactions include, among others, a merger with, disposition of assets to, or issuance or redemption of stock to or from, the Acquiring Person, or allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. The Statute also provides, however, that a corporation may enter into a "significant business transaction" with an Acquiring Person if the per share consideration paid to holders of outstanding shares of Common Stock and other classes of stock of the corporation meet certain minimum "fair price" criteria.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is TranSecurities International, Inc., Spokane, Washington.

                      SHARES ELIGIBLE FOR FUTURE SALE

     Before this offering, there has been no public market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices.


     Upon completion of this offering, there will be 3,041,881 shares of Common Stock outstanding. Of these shares, the 1,500,000 shares sold in this offering will be eligible for sale to the public without restriction under the Securities Act, except for any shares purchased by affiliates of the Company, which will be subject to certain resale limitations of Rule 144 promulgated under the Securities Act. The remaining 1,541,881 shares are "restricted securities" as defined in Rule 144. Of this amount, approximately 40,500 shares of Common Stock will be eligible for immediate sale in the public market without restriction pursuant to Rule 144(k). Beginning 90 days after the date of this Prospectus, an additional 1,296,189 shares will be eligible for resale subject to compliance with Rule 144 or Rule 701 under the Securities Act. However, all directors and executive officers of the Company and certain shareholders have agreed with the Underwriters not to offer to sell, contract to sell or otherwise sell or dispose of shares of Common Stock owned by them for a period of one year after the date of this Prospectus without the prior written consent of Black & Company, Inc. These persons hold 1,033,450 shares of Common Stock that would otherwise be eligible for resale beginning 90 days after the date of this Prospectus.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of issuer's common stock (approximately 30,418 shares immediately after this offering) and (ii) the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. In general, shares issued in compliance with Rule 701 promulgated under the Securities Act may be sold by nonaffiliates subject to the manner of sale requirements of Rule 144, but without compliance with the other requirements of Rule 144. Affiliates may sell such shares issued under Rule 701 in compliance with Rule 144, other than the holding period requirement. A person who is not an affiliate, has not been an affiliate within three months preceding the sale and has beneficially owned the restricted securities for at least three years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     Sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's future ability to raise capital through an offering of its equity securities.

                                UNDERWRITING

     Under the terms and subject to the conditions of the Underwriting Agreement, the Underwriters named below, for which Black & Company, Inc. and Wedbush Morgan Securities are acting as Representatives, have severally agreed to purchase from the Company, and the Company has agreed to sell to each Underwriter, the aggregate number of shares of Common Stock set forth opposite their respective names in the table below. The Underwriting Agreement provides that the obligations of the Underwriters to pay for and accept delivery of the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                NUMBER OF
      UNDERWRITER                                                 SHARES
      -----------                                               ---------

      Black & Company, Inc. ...................................   412,500
      Wedbush Morgan Securities. ..............................   412,500
      Needham & Company, Inc. .................................   100,000
      Cruttenden Roth Incorporated.............................   100,000
      Cohig & Associates, Inc. ................................    75,000
      Mesirow Financial, Inc. .................................    40,000
      L T Lawrence & Co., Inc. ................................    40,000
      Sands Brothers & Co., Ltd. ..............................    40,000
      Paulson Investment Company, Inc. ........................    40,000
      National Securities Corporation..........................    40,000
      Commonwealth Associates..................................    40,000
      D. A. Davidson & Co. ....................................    40,000
      Laidlaw Equities, Inc. ..................................    40,000
      The Boston Group.........................................    40,000
      Ladenburg, Thalmann & Co., Inc. .........................    40,000
                                                                ---------
          Total................................................ 1,500,000
                                                                =========

     The Company has been advised by the Representatives that the Underwriters propose initially to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such price less a concession of not more than $0.20 per share. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers (who may include the Underwriters) of not more than $0.10 per share. After the initial offering to the public, the offering price and other selling terms may be changed by the Representatives.

     The Company has granted an option to the Underwriters, exercisable during the 30-day period after the date of this Prospectus, to purchase up to a maximum of 225,000 shares of Common Stock at the initial public offering price per share, less the underwriting discounts and commissions, set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Common Stock offered hereby. To the extent the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock to be purchased by such underwriter as shown in the above table bears to the total shown.

     The Company has also agreed to sell to the Representatives, for nominal consideration, the Representatives' Warrants to purchase up to 150,000 shares of Common Stock. The Representatives' Warrants are exercisable for a period of four years beginning one year from the date of this Prospectus. The Representatives' Warrants are exercisable at a price of $6.00 per share (120% of the initial public offering price). The Representatives' Warrants are nontransferable for a period of one year following the date of this Prospectus, except (a) to any of the Underwriters or to any individual who is either an officer or a partner of an Underwriter or (b) by will or the laws of descent and distribution. The holders of the Representatives' Warrants will have, in that capacity, no voting, dividend, or other shareholder rights. Any profit realized by the Representatives on the sale of securities issuable on exercise of the Representatives' Warrants may be deemed to be additional underwriting compensation.

     The Representatives will also receive at closing a nonaccountable expense allowance equal to 0.5% of the aggregate initial public offering price of the shares of Common Stock sold in the Offering.

     In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     The Company, its directors, officers, and certain shareholders have agreed that, without the prior written consent of Black & Company, Inc., they will not directly or indirectly offer to sell, sell, or otherwise dispose of shares of Common Stock or any securities convertible or exchangeable therefor, for a period of one year after the date of this Prospectus, subject to certain limited exceptions.

     Before this offering, there has been no public market for the Common Stock. Consequently, the initial public offering price was determined by negotiations between the Company and the Representatives. Among the factors considered in such negotiations were the history of and prospects for the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations and financial performance, the present state of the Company's development, the general condition of the securities markets at the time of the offering and the market prices of and demand for publicly traded common stock of comparable companies in recent periods.

                               LEGAL MATTERS

     The validity of the issuance of the Common Stock offered hereby will be passed upon for the Company by Stoel Rives LLP, Portland, Oregon. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Tonkon, Torp, Galen, Marmaduke & Booth, Portland, Oregon.

                                  EXPERTS

     The financial statements of the Company as of, and for the year ended, December 31, 1994 included in this Prospectus have been so included in reliance on the report of Moss Adams LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of the Company as of, and for the periods ended, December 31, 1995 and September 30, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Scott Campbell DDS, P.S. as of and for the periods ended December 31, 1994 and September 29, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Peter A. Vermeulen, D.D.S., P.S. (dba Pinehurst Dental Clinic) as of and for the periods ended December 31, 1994 and June 30, 1995 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The Company replaced its previous auditors, Moss Adams LLP, with Price Waterhouse LLP in November 1995. The decision to change accounting firms was approved by the Company's Board of Directors. There were no adverse opinions, disclaimers of opinion or qualifications as to uncertainty, audit scope or accounting principles in the reports of Moss Adams LLP on the Company's financial statements within the two most recent fiscal years preceding their dismissal. There were no disagreements with Moss Adams LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of such accountants, would have caused them to make reference to the subject matter of the disagreements in connection with their reports. Before engaging Price Waterhouse LLP as its new independent accountants, the Company did not previously consult with them regarding any matters related to the application of accounting principles, the type of audit opinion that might be rendered on the Company's financial statements or any other such matters.

                           ADDITIONAL INFORMATION

     A Registration Statement on Form SB-2, including amendments thereto, relating to the shares offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement may be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington, D.C., upon the payment of the fees prescribed by the Commission. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

     The Company is not currently subject to the periodic reporting requirement of the Securities Exchange Act of 1934. The Company intends to furnish to its shareholders annual reports containing financial statements audited by an independent public accounting firm.

                       INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----

GENTLE DENTAL SERVICE CORPORATION

Report of Price Waterhouse LLP...............................................F-2
Report of Moss Adams LLP.....................................................F-3
Balance Sheet as of December 31, 1995 and September 30, 1996.................F-4
Statement of Operations for the years ended December 31, 1994 and 1995, and for the nine months ended September 30, 1995
   (unaudited) and 1996 .....................................................F-5
Statement of Redeemable Common Stock and Nonredeemable
   Shareholders' Equity for the years ended December 31,
   1994 and 1995, and for the nine months ended
   September 30, 1996........................................................F-6
Statement of Cash Flows for the years ended December 31,
   1994 and 1995, and for the nine months ended
   September 30, 1995 (unaudited) and 1996...................................F-7
Notes to Financial Statements ...............................................F-8

SCOTT CAMPBELL DDS, P.S.

Report of Price Waterhouse LLP..............................................F-26
Balance Sheet as of December 31, 1994 and September 29, 1995................F-27
Statement of Operations and Retained Earnings for the year
   ended December 31, 1994 and for the period ended
   September 29, 1995 ......................................................F-28
Statement of Cash Flows for the year ended December 31, 1994 and for the period ended September 29, 1995 .............................F-29
Notes to Financial Statements ..............................................F-30

PETER A. VERMEULEN, D.D.S., P.S.

Report of Price Waterhouse LLP..............................................F-34
Balance Sheet as of December 31, 1994 and June 30, 1995.....................F-35
Statement of Operations and Owner's Deficit for the year
   ended December 31, 1994 and for the six months ended
   June 30, 1995 ...........................................................F-36
Statement of Cash Flows for the year ended December 31,
   1994 and for the six months ended June 30, 1995 .........................F-37
Notes to Financial Statements ..............................................F-38

GENTLE DENTAL SERVICE CORPORATION

Pro Forma Combined Financial Information (unaudited)........................F-42
Pro Forma Combined Statement of Operations for the year ended
   December 31, 1995 (unaudited)............................................F-43

                     REPORT OF INDEPENDENT ACCOUNTANTS


To the Shareholders and Board of Directors of Gentle Dental Service Corporation (formerly Mutual Health Systems, Inc.)


In our opinion, the accompanying balance sheet and the related statements of operations, of redeemable common stock and nonredeemable shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Gentle Dental Service Corporation at December 31, 1995 and September 30, 1996, and the results of its operations and its cash flows for the year ended December 31, 1995 and the nine months ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As disclosed in Note 11 to the financial statements, the Company has certain related party transactions.


PRICE WATERHOUSE LLP



Portland, Oregon
November 8, 1996

                        INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of Gentle Dental Service Corporation (formerly Mutual Health Systems, Inc.)


We have audited the accompanying statements of operations, redeemable common stock and nonredeemable shareholders' equity and of cash flows of Gentle Dental Service Corporation (the Company) for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

The Company is a member of a group of affiliated companies and, as disclosed in Note 11 to the financial statements, has transactions with and derives substantially all of its revenue from members of the group under support services agreements. Such revenue is based on specified percentages of net dental practice patient revenues as negotiated with members of the group of affiliated companies. Because the parties to the support services agreements are members of the group, it is possible that the terms of these transactions may not be the same as those that would result from transactions among wholly unrelated parties.


MOSS ADAMS LLP



February 14, 1995
Vancouver, Washington

GENTLE DENTAL SERVICE CORPORATION

BALANCE SHEET
----------------------------------------------------------------------------------------------------------------


                                                                                   DECEMBER 31,     SEPTEMBER 30,
                                                                                          1995              1996
                                                                                 -------------     -------------
ASSETS
Current assets:
   Cash and cash equivalents                                                     $     688,518     $     629,874
   Accounts receivable, net (Note 1)                                                 2,036,654         2,493,174
   Receivables from affiliates and other receivables (Note 11)                         711,862         1,151,802
   Income taxes receivable (Note 8)                                                    174,448           312,157
   Supplies                                                                            286,000           363,750
   Prepaid expenses and other current assets                                           176,256           541,828
                                                                                 -------------     -------------

      Total current assets                                                           4,073,738         5,492,585
Property and equipment, net (Note 3)                                                 3,654,101         4,150,362
Intangible assets, net (Note 4)                                                      2,057,538         3,279,173
Other assets (Note 1)                                                                  428,317            91,139
                                                                                 -------------     -------------

      Total assets                                                               $  10,213,694     $  13,013,259
                                                                                 =============     =============



LIABILITIES, REDEEMABLE COMMON STOCK AND
  NONREDEEMABLE SHAREHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                              $     270,909     $     705,738
   Accrued payroll and payroll related costs                                           431,199           454,696
   Other accrued liabilities                                                           463,437           498,362
   Short-term borrowings (Note 5)                                                    1,049,025         2,097,126
   Current portion of long-term debt and capital lease obligations (Note 5)            473,370           838,169
                                                                                 -------------     -------------
      Total current liabilities                                                      2,687,940         4,594,091

Deferred rent                                                                           82,446            87,280
Deferred tax liability (Note 8)                                                        187,123           126,557
Long-term debt, less current portion (Note 5)                                        2,310,212         2,090,648
Capital lease obligations, less current portion (Note 5)                               423,428           480,921
                                                                                 -------------     -------------
      Total liabilities                                                              5,691,149         7,379,497
                                                                                 -------------     -------------

Commitments and contingent liabilities (Notes 5, 6, 9 and 12) Redeemable common stock, no par value, 57,551 and 190,302 shares
  issued and outstanding, respectively (Note 9)                                        710,694         2,188,462
                                                                                 -------------     -------------

Nonredeemable shareholders' equity (Note 9):
   Preferred stock, 30,000,000 shares authorized, no shares issued
     and outstanding                                                                         -                 -
   Common stock, no par value, 50,000,000 shares authorized, 1,366,145

     and 1,373,579 shares issued and outstanding, respectively                       2,795,005         2,888,668
   Shareholder note receivable                                                         (40,000)                -
   Additional paid-in capital                                                          152,195           431,793
   Retained earnings                                                                   904,651           124,839
                                                                                 -------------     -------------
        Total nonredeemable shareholders' equity                                     3,811,851         3,445,300
                                                                                 -------------     -------------
      Total liabilities, redeemable common stock and
        nonredeemable shareholders' equity                                       $  10,213,694     $  13,013,259
                                                                                 =============     =============



       The accompanying notes are an integral part of this statement.

GENTLE DENTAL SERVICE CORPORATION

STATEMENT OF OPERATIONS
-------------------------------------------------------------------------------------------------------------------



                                                             YEAR ENDED                      NINE MONTHS ENDED
                                                            DECEMBER 31,                       SEPTEMBER 30,
                                                          1994              1995             1995              1996
                                                 -------------    --------------    -------------    --------------
                                                                                     (UNAUDITED)
Support services revenue from affiliates

   (Notes 1 and 11)                              $   2,731,403    $    9,781,077    $   7,173,242    $    7,865,606
Branch costs                                                 -         4,700,695        3,393,691         5,234,378
Operating expenses                                   2,100,067         4,207,739        3,159,594         3,009,666
                                                 -------------    --------------    -------------    --------------
Operating income (loss)                                631,336           872,643          619,957          (378,438)
                                                 -------------    --------------    -------------    --------------


Nonoperating income (expense):
    Interest expense                                   (23,046)         (289,608)        (130,196)         (572,239)
    Other income (expense)                               6,829           (92,702)          52,741            22,760
                                                 -------------    ---------------   -------------    --------------
                                                       (16,217)         (382,310)         (77,455)         (549,479)
                                                 -------------    --------------    -------------    --------------


Income (loss) before income taxes                      615,119           490,333          542,502          (927,917)

Provision (benefit) for income taxes (Note 8)                -           233,826          258,719          (228,256)
                                                 -------------    --------------    -------------    --------------
Net income (loss)                                $     615,119    $      256,507    $     283,783    $     (699,661)
                                                 =============    ==============    =============    ==============




Accretion of redeemable
  common stock (Note 9)                                                                                     (80,151)
                                                                                                     --------------


Net income (loss) attributable to common stock                                                       $     (779,812)
                                                                                                     ==============


Net income (loss) per share of common stock                       $          .19    $         .21    $        (.53)
                                                                  ==============    =============    =============



Unaudited pro forma information (Notes 1 and 8):
    Income before income taxes                   $     615,119
    Provision for income taxes                         210,678
                                                 -------------

    Net income                                   $     404,441
                                                 =============


    Net income per share                         $         .35
                                                 =============


Weighted average number of
  shares outstanding                                 1,154,428         1,379,960        1,365,738         1,484,498
                                                 =============    ==============    =============    ==============

       The accompanying notes are an integral part of this statement.

GENTLE DENTAL SERVICE CORPORATION
STATEMENT OF REDEEMABLE COMMON STOCK AND NONREDEEMABLE SHAREHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1994 AND 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
------------------------------------------------------------------------------------------------------------------------------------


                                                                            NONREDEEMABLE SHAREHOLDERS' EQUITY
                                                          --------------------------------------------------------------------------
                                       REDEEMABLE           COMMON STOCK          COMMON STOCK
                                      COMMON STOCK             CLASS A               CLASS B
                                    -----------------     -----------------     -----------------
                                                                                                  SHAREHOLDER ADDITIONAL
                                                                                                         NOTE    PAID-IN   RETAINED
                                    SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT  RECEIVABLE    CAPITAL   EARNINGS
                                    ------     ------     ------     ------     ------     ------ ----------- ----------   --------
Balance, December 31, 1993               -  $       -    766,000  $ 359,900    385,000  $ 154,000   $       -  $       -  $ 343,648

Issuance of stock pursuant to
  Stock Incentive Plan                   -          -      3,250     19,500          -          -           -          -          -
Conversion (1:1) of Class B to
  Class A                                -          -    385,000    154,000   (385,000)  (154,000)          -          -          -
Distributions to shareholders            -          -          -          -          -          -           -          -   (223,680)
Net income                               -          -          -          -          -          -           -          -    615,119
                                 ---------  ---------  ---------  ---------  ---------  ---------   ---------  ---------  ---------

Balance, December 31, 1994               -          -  1,154,250    533,400          -          -          -          -    735,087

Issuance of stock pursuant to
  Stock Incentive Plan                   -          -     20,112    201,115          -          -          -          -          -
Common stock issued in
  connection with clinic
  acquisitions                      57,551    710,694     28,456    387,003          -          -          -          -          -
Common stock issued in
  connection with private
  placement, net of offering
  costs                                  -          -    169,327  1,633,687          -          -          -          -          -
Common stock issued for
  promissory note from
  shareholder                            -          -      4,000     40,000          -          -    (40,000)         -          -
Stock options granted to
  nonemployees                           -          -          -          -          -          -          -    152,195          -
Repurchase of common stock               -          -    (10,000)      (200)         -          -          -          -          -
Distributions to shareholders            -          -          -          -          -          -          -          -    (86,943)
Net income                               -          -          -          -          -          -          -               256,507
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Balance, December 31, 1995          57,551    710,694  1,366,145  2,795,005          -          -    (40,000)   152,195    904,651

Common stock issued in
  connection with clinic
  acquisitions                      38,994    530,284      4,934     67,103          -          -          -          -          -
Common stock and warrants
  issued in connection with
  private placement, net of
  offering costs                   100,000    957,357          -          -          -          -          -          -          -
Exercise of put rights              (6,243)   (90,024)                                                     -
Stock warrants issued,
  related to debt financing
  (Note 5)                               -          -          -          -          -          -          -      8,778          -
Exercise of stock options                -          -      2,000      1,600          -          -          -          -          -
Stock options granted to
  nonemployees                           -          -          -          -          -          -          -     37,842          -
Stock warrants issued related
  to line of credit

  guarantees (Notes 5 and 9)             -          -          -          -          -          -          -    232,978          -
Accretion of put rights                        80,151                                                                      (80,151)
Repurchase of common stock               -          -     (2,000)       (40)         -          -          -          -          -
Common stock granted to
  nonemployees                           -          -      2,500     25,000          -          -          -          -          -
Proceeds from note receivable            -          -          -          -          -          -     40,000          -          -
Net loss                                 -          -          -          -          -          -          -          -   (699,661)
                                 ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Balance, September 30, 1996        190,302  $2,188,462 1,373,579  $2,888,668         -  $       -  $       -  $ 431,793  $  124,839
                                 =========  ========== =========  ========== =========  =========  =========  =========  ==========



       The accompanying notes are an integral part of this statement.

GENTLE DENTAL SERVICE CORPORATION

STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------


                                                                             YEAR ENDED                    NINE MONTHS ENDED
                                                                            DECEMBER 31,                     SEPTEMBER 30,
                                                                           1994             1995              1995             1996
                                                                 --------------    -------------     -------------    -------------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:

       Net income (loss)                                         $      615,119    $     256,507     $     283,783    $    (699,661)
       Adjustments to reconcile change in net cash provided by

          operating activities:

           Depreciation and amortization                                105,685          481,517           311,708          596,441
           Loss on disposal of assets                                         -           86,187                 -           61,149
           Stock options granted to nonemployees                              -          152,195                 -           37,842
           Stock issued for fees and compensation                        19,500                -                 -           25,000
           Amortization of warrants                                           -                -                 -          201,463
           Deferred taxes                                                     -           71,470            39,250          (55,547)
           Deferred rent                                                      -                -                 -           87,280

       Changes in certain assets and liabilities, net of acquisitions:
           Accounts receivable, net                                           -          348,596           209,583         (343,083)
           Receivables from affiliates and other receivables           (231,010)      (2,476,343)       (1,989,012)        (427,510)
           Income taxes receivable                                            -         (224,778)                -         (137,709)
           Supplies                                                    (104,625)        (164,375)          (20,375)         (50,250)
           Prepaid expenses and other current assets                    (43,976)         (11,195)          (50,843)        (327,979)
           Other assets                                                       -          (78,625)          (85,906)          29,680
           Accounts payable                                              80,606           87,896           206,949          415,144
           Accrued liabilities                                          121,220          685,907           294,451          (45,938)
                                                                 --------------    -------------     -------------    -------------
              Net cash (used for) provided by operating activities      562,519         (785,041)         (800,412)        (633,678)
                                                                  -------------    -------------     -------------    -------------

Cash flows from investing activities:
       Purchase of property and equipment, excluding acquisitions      (783,266)      (1,251,180)         (117,806)        (531,845)
       Cash paid for acquisitions, including other direct costs, net of
         cash acquired                                                        -       (1,072,905)         (796,240)        (666,870)
       Dental clinic acquisition pre-payments                                 -         (309,130)                -                -
                                                                 --------------    -------------     -------------    -------------
              Net cash used for investing activities                   (783,266)      (2,633,215)         (914,046)      (1,198,715)
                                                                 --------------    -------------     -------------    -------------

Cash flows from financing activities:
       Net proceeds from short-term borrowings                                -          916,154         1,123,403        1,048,101
       Proceeds from issuance of notes payable                                -        2,703,511                 -          465,548
       Payments of notes payable                                        (48,242)      (1,264,034)         (392,463)        (407,305)
       Payments of capital lease obligations                                  -          (26,147)          (21,328)        (241,488)
       Proceeds from issuance of common stock                                 -        1,834,802         1,962,498          957,357
       Proceeds from note receivable                                          -                -                 -           40,000
       Exercise of put rights                                                 -                -                 -          (90,024)
       Distributions to shareholders                                   (223,680)         (86,943)          (86,943)               -
       Other                                                                  -             (200)                -            1,560
                                                                 --------------    -------------     -------------    -------------
              Net cash provided by (used for) financing activities     (271,922)       4,077,143         2,585,167        1,773,749
                                                                  -------------    -------------     -------------    -------------

Increase (decrease) in cash                                            (492,669)         658,887           870,709          (58,644)

Cash and cash equivalents, beginning of period                          522,300           29,631            29,631          688,518
                                                                 --------------    -------------     -------------    -------------

Cash and cash equivalents, end of period                         $       29,631    $     688,518     $     900,340    $     629,874
                                                                 ==============    =============     =============    =============


       The accompanying notes are an integral part of this statement.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Gentle Dental Service Corporation (the "Company"), incorporated on December 14, 1992, is a Washington corporation headquartered in Vancouver, Washington. The Company, as part of a multi-specialty dental care delivery network, provides support services to dental professional corporations in Oregon and Washington. As of September 30, 1996, the Company provided management support to two professional corporations under long-term support services agreements: Gentle Dental of Oregon, P.C. and Tse, Saiget, Watanabe & McClure, Inc., P.S., a.k.a., Gentle Dental of Washington, P.C. (together, the "PCs"). Under the terms of the service agreements, the Company, among other things, bills and collects patient receivables and provides all administrative support services to the PCs in exchange for support services fees (see Note 11).

     The Company and the PCs are related through common ownership and a common member on both the Company's and PC's Boards of Directors. The Company and its affiliates structure their business enterprises to comply with the state regulatory mandates requiring dentistry practices to be owned and operated by state-licensed dentists (see
     Note 11).

     INTERIM PERIOD STATEMENTS
     The interim financial data for the nine months ended September 30, 1996 and for the nine months ended September 30, 1995 (unaudited), in the opinion of management, include all of the adjustments (consisting of normal recurring adjustments) necessary for a fair statement of the results of such periods. The results of operations for an interim period are not necessarily indicative of the results of operations for a full year.

     REVENUES
     Revenues consist primarily of support services fees charged to the PCs based on an agreed-upon percentage of PC revenues under support services agreements, net of provisions for contractual adjustments and doubtful accounts. Such fees are recognized when earned.

                                                           YEAR ENDED                      NINE MONTHS ENDED
                                                          DECEMBER 31,                       SEPTEMBER 30,
                                                     1994              1995             1995              1996
                                                 ------------     ------------      ------------     --------------
                                                                                     (UNAUDITED)
       PC dental revenue, net of provisions
         for contractual adjustments and
         doubtful accounts                       $  12,134,815    $   16,028,535    $  11,759,413    $   15,731,212
       Less amounts retained by the PCs              9,403,412         6,247,458        4,586,171         7,865,606
                                                 -------------    --------------    -------------    --------------

       Support services revenue from affiliates  $   2,731,403    $    9,781,077    $   7,173,242    $    7,865,606
                                                 =============    ==============    =============    ==============

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     STATEMENT OF CASH FLOWS
     Cash equivalents consist of liquid investments with maturities at the date of purchase of 90 days or less.

     Supplemental disclosure of cash flow information:

                                                              YEAR ENDED                      NINE MONTHS ENDED
                                                             DECEMBER 31,                       SEPTEMBER 30,
                                                         1994            1995              1995             1996
                                                     -----------     -------------    -------------     -------------
                                                                                        (UNAUDITED)
       Interest paid                                 $    23,046     $     289,608    $     117,418     $     180,358
       Income taxes paid                                       -           350,000          245,000                 -
       Supplemental schedule of noncash investing
         and financing activities:
         Capital lease obligations related to the
           lease of fixed assets                               -           534,366          214,737           274,517
         Issuance of common stock in exchange for
           shareholder note                                    -            40,000           40,000                 -
         Accretion of put rights                               -                 -                -            80,151
         Acquisition of tangible assets from
           related parties:
         Liabilities assumed or issued                 1,354,913         2,092,928        2,092,928                 -
         Tangible assets acquired                      1,354,913         2,092,928        2,092,928                 -
       Acquisition of clinics from unrelated
         parties:
         Support services agreements                           -         2,012,409        1,472,623         1,335,032
         Liabilities assumed or issued                         -           453,285          367,688           147,588
         Common stock issued in connection
           with acquisitions                                   -         1,097,697          782,684           597,387
         Dental clinic acquisition prepayments                 -                 -                -           309,130
         Tangible assets acquired in connection
           with acquisitions, excluding cash                   -           611,478          473,989           385,943
       Stock warrants related to line of credit
         guarantee issued as compensation                      -                 -                -           232,078
       Stock warrants issued related to debt issuance          -                 -                -             8,778

     ACCOUNTS RECEIVABLE AND ALLOWANCES FOR CONTRACTUAL ADJUSTMENTS AND DOUBTFUL ACCOUNTS
     Accounts receivable principally represent receivables from patients or dental group insurance carriers for dental services provided by the related PCs. The Company had an allowance for contractual adjustments and doubtful accounts of $782,055 at December 31, 1995 and $962,764 at September 30, 1996 (see Note 2). Contractual adjustments represent an estimate of the difference between the amount billed by the Company and the amount which the patient, third party payor or other is contractually obligated to pay the Company. To date, such changes in estimated contractual adjustments have not been significant.

     AFFILIATE RECEIVABLES
     Affiliate receivables consist primarily of amounts owed to the Company from the PCs in order to reimburse the Company for payment of the PC's payroll and other direct costs net of amounts due to the PCs related to the acquisitions and the collection of receivables.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     SUPPLIES
     Supplies consist primarily of operatory dental supplies stored at the clinics. Supplies are stated at the lower of cost (first-in, first-out basis) or market.

     PREPAID EXPENSES AND OTHER CURRENT ASSETS
     During 1995, the Company implemented a conversion plan for certain parts of its information systems. As a result, in 1995, the Company recognized a writedown of $86,187 on the valuation of the computer equipment and reclassified the computer equipment as equipment held for resale which was included in prepaid expenses and other current assets. At September 30, 1996, prepaid expenses and other current assets include $20,000 of computer equipment held for resale, net of an additional write-off of $34,569 recognized in the nine-months period ended September 30, 1996.

     PROPERTY AND EQUIPMENT
     Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense as incurred and expenditures for additions and betterments are capitalized. The cost of assets sold or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts, and any resulting gain or loss is reflected in the statement of operations.

     Depreciation of property and equipment is calculated using the straight-line method over estimated useful lives which range from 3 to 10 years.

     INTANGIBLE ASSETS

     Intangible assets result primarily from the excess of cost over the fair value of net tangible assets purchased in acquisitions. Such intangibles relate primarily to patient lists, noncompetition covenants, and support services agreements. Intangibles relating to support services agreements consist of the costs of purchasing the rights to provide management support services to dental practices over the initial noncancelable 40-year terms of the related support services agreements. Under these agreements, the dental groups have agreed to provide dental services on an exclusive basis only through facilities provided by the Company. Pursuant to the terms of the agreements, the Company is the exclusive administrator of all non-dental aspects of the acquired dental practices, providing facilities, equipment, support staffing, management support and other ancillary services. The support services agreements are noncancelable except for performance defaults.

     Intangible assets are amortized on a straight-line method over their estimated useful lives, 5 years for organizational costs, 25 years for support services agreements and other acquired intangibles, and 40 years for trademarks (see Note 4).


     The Company reviews its asset balances for impairment at the end of each quarter or more frequently when events or changes in circumstances indicate that the carrying amount of intangible assets may not be recoverable. To perform that review, the Company estimates the

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     sum of expected future undiscounted net cash flows from intangible assets. If the estimated net cash flows are less than the carrying amount of the intangible asset, the Company recognizes an impairment loss in an amount necessary to write-down the intangible asset to a fair value as determined from expected future cash flows. No write-down for impairment loss was recorded for the years ended December 31, 1994 and 1995, or for the nine months ended September 30, 1995 and 1996.

     OTHER ASSETS
     Other assets consist primarily of cash payments and deferred acquisition costs incurred during the fiscal period related to dental clinic acquisitions not consummated until the following period.
     (see Note 2).

     INCOME TAXES
     Prior to 1995, the Company elected to be treated as a Subchapter S corporation under provisions of the Internal Revenue Code. As such, the income or losses of the Company were attributable to its shareholders in their individual tax returns. Effective January 1, 1995, the Company terminated its Subchapter S corporation status. An unaudited pro forma provision for income taxes that would have been recorded if the Company had been a C corporation for the year ended December 31, 1994 is provided for comparative purposes in the statement of operations.
     See Note 8.

     ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS
     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The statement provides that impairments of long-lived assets (including property and equipment and intangible assets) be measured and valued based on the estimated future cash flows of the Company.

     The Company adopted the statement in 1996; however, the adoption did not have a significant impact on the Company's financial position or results of operations.

     FAIR VALUE OF FINANCIAL ASSETS AND LIABILITIES
     The Company estimates the fair value of its monetary assets and liabilities based upon the existing interest rates related to such assets and liabilities compared to current market rates of interest for instruments with a similar nature and degree of risk. The Company estimates that the carrying value of all of its monetary assets and liabilities approximates fair value as of December 31, 1995 and September 30, 1996.

     ACCOUNTING ESTIMATES
     The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     RECLASSIFICATIONS
     Certain reclassifications have been made to the 1995 and 1994 financial statements to conform with financial statement presentations for the nine months ended September 30, 1996. Such reclassifications had no effect on the Company's previously reported results of operations or financial position.

     NET INCOME (LOSS) PER SHARE
     Net income (loss) per share is computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the periods. Common stock equivalents consist of the number of shares issuable upon exercise of the outstanding common stock warrants and common stock options (using the treasury stock method). Common stock equivalents are excluded from the computation if their effect is anti-dilutive. The unaudited pro forma net income per share for the year ended December 31, 1994 has been calculated as if the Company had been a C corporation for all periods presented.

2.   ACQUISITIONS

     On December 31, 1994, the Company purchased from the PCs certain dental, office and computer equipment and supplies totaling $1,354,913 and assumed certain liabilities totaling $565,557. No cash was paid by the Company for the net assets purchased. Instead, the Company decreased its receivables from the PCs. The transaction was executed at fair market value as determined by independent appraisal. The equipment purchased was considered by management to be used equipment and is being depreciated using the straight-line method over estimated useful lives ranging from 3 to 7 years.

     On January 2, 1995, the Company purchased from the PCs the net accounts receivable of the PCs totaling $2,092,928 in exchange for interest-only promissory notes payable on December 31, 1995. The principal portion of the promissory notes issued to the PCs by the Company were satisfied via reductions to the Company's receivables from the PCs.

     During 1995, the Company acquired substantially all of the assets of seven dental practices in Washington and Oregon including cash, accounts receivable, supplies and fixed assets, net of the assumption of certain liabilities. The total purchase price of $2,345,774 for the seven acquired clinics includes $982,400 paid in cash, $1,097,697 in redeemable and nonredeemable common stock, and $174,872 in promissory notes. In addition, the Company paid $90,805 in cash for closing costs which have been included in the total purchase price.

     The Company issued a total of 86,007 shares of stock in conjunction with these acquisitions. 20,000 such shares were valued by management at $10.00 per share for one acquisition in January 1995 and 66,007 were valued at $13.60 per share for the remaining acquisitions. These common stock values reflect the estimated fair market value at the dates of the acquisitions. Certain shares of the common stock issued are subject to "put rights" from the shareholders as discussed in Note 9.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


2.   ACQUISITIONS (CONTINUED)

     Outstanding promissory notes issued related to the acquisitions at December 31, 1995 totaled $119,871, consisting of $57,371, included in short-term borrowings and subsequently paid in January 1996 and $62,500, included in long-term debt and due in monthly instalments of principal and interest at 10.25% commencing in January 1996 and maturing in December 1998.

     In 1996, the Company acquired substantially all of the assets of four clinics in Oregon and Washington, including cash, accounts receivable, supplies and fixed assets, net of the assumption of certain liabilities. The total purchase price of $1,601,485 for the four acquired clinics includes $943,890 in cash, $597,387 in redeemable and nonredeemable common stock and a promissory note for $28,098. In addition, to date the Company paid for closing costs of $32,110 which have been included in the total purchase price.

     The Company issued a total of 43,928 shares of stock in conjunction with these acquisitions. Such shares were valued by management at $13.60 per share. The common stock values reflect the estimated fair value on the dates of the acquisitions. Certain shares of the common stock issued are subject to "put rights" from the shareholders as discussed in Note 9.

     The outstanding promissory note issued related to a 1996 acquisition, included in long-term debt, is due in quarterly installments of principal and interest at 9.0% commencing on May 31, 1996 and maturing in July 1998.


     The above acquisitions in 1995 and 1996 have been accounted for using the purchase method of accounting. The excess of the total acquisition cost over the fair value of the net tangible assets acquired, representing the estimated future value of the patient lists, noncompetition covenants, and support services agreements, is being amortized over 25 years using the straight-line method (see Note 4). The results of operations for these acquisitions have been included in the financial statements of the Company since the dates of acquisitions.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


2.   ACQUISITIONS (CONTINUED)

     The following unaudited pro forma information represents the results of operations of the Company as if all of the acquisitions had occurred as of January 1, 1995, after giving effect to amortization of the cost of acquisition in excess of the fair value of net tangible assets acquired, adjustments to reflect the difference in compensation between historical amounts and amounts specified in the purchase agreements, increased interest expense for borrowing, and for notes issued related to the acquisitions and increased income taxes:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                              1995
                                                        ---------------
                                                          (UNAUDITED)

        Support services revenue                        $    11,983,208
                                                        ===============

        Net income                                      $        46,901
                                                        ===============

        Earnings per share                              $           .03
                                                        ===============


     The pro forma results for the nine months ended September 30, 1996 have not been presented because the effect of 1996 acquisitions on the Company's operations is not significant.

     The unaudited pro forma information does not purport to be indicative of the results which would actually have been obtained had the acquisitions occurred as of January 1, 1995 or which may be obtained in the future.

3.   PROPERTY AND EQUIPMENT

                                                                    DECEMBER 31,     SEPTEMBER 30,
                                                                        1995              1996
                                                                    -------------    -------------

         Dental equipment                                           $   2,318,955    $   2,511,932
         Computer equipment                                               481,867          815,020
         Office equipment, furniture and fixtures                         503,504          573,192
         Vehicles                                                          19,443           19,443
         Leasehold improvements                                           761,906        1,150,769
                                                                    -------------    -------------
                                                                        4,085,675        5,070,356
         Less accumulated depreciation and amortization                  (431,574)        (919,994)
                                                                    -------------    -------------

                                                                    $   3,654,101    $   4,150,362
                                                                    =============    =============

     At December 31, 1995 and September 30, 1996, property and equipment include $553,362 and $761,710, respectively, of equipment held under capital leases with related accumulated amortization aggregating $55,709 and $157,190, respectively.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


4.   INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                                      1995              1996
                                                                                  -------------    -------------

         Support services agreements and other acquired intangibles               $   2,012,409    $   3,322,583
           Service marks                                                                 50,000           50,000
         Organizational costs                                                            70,391           70,391
                                                                                  -------------    -------------

                                                                                      2,132,800        3,442,974

         Less accumulated amortization                                                  (75,262)        (163,801)
                                                                                  -------------    -------------
                                                                                  $   2,057,538    $   3,279,173
                                                                                  =============    =============


5.   BORROWINGS

     SHORT-TERM BORROWINGS
     The Company had a total of $2,097,126 outstanding at September 30, 1996 under two operating lines of credit secured by substantially all the assets of the Company.

     Line of credit No. 1 bears interest at prime plus 1% (9.25% at September 30, 1996) and the Company may borrow a maximum of $1,850,000, limited to a borrowing base calculated as 75% of the Company's net eligible accounts receivable. All unpaid principal and interest is due and payable October 31, 1997. The Company must pay a commitment fee of 1/2% per annum of the average daily unused portion of the $1,850,000 available.

     Line of credit No. 2 bears interest at prime plus 2.5% (10.75% at September 30, 1996) and the Company may borrow up to a maximum of $650,000. All unpaid principal and interest is due and payable February 28, 1997 or 10 days after the consummation of a public offering, if earlier.

     In connection with a 1996 modification to line of credit No. 1 and the issuance of line of credit No. 2, certain directors, officers and shareholders personally guaranteed a total of $1,000,000 of the two operating lines of credit. In exchange for the guarantees, the Company issued 115,000 common stock warrants with an exercise price of $7.50 to those individuals. In connection with line of credit No. 2, the Company issued 4,333 common stock warrants with an exercise price of $7.50 to the lender (see Note 9).

     The Company had $991,654 outstanding at December 31, 1995 under an operating line of credit secured by substantially all of the assets of the Company. The credit line bore interest at prime plus 1/2% (9.25% at December 31, 1995) and the Company could borrow a maximum of $1,500,000, limited to a borrowing base calculated as 75% of the Company's net eligible accounts receivable. The Company paid a commitment fee of 1/2% per annum of the average daily unused portion of the $1,500,000 available. Additionally, at December 31, 1995, the Company owed to an individual $57,371 related to receivables purchased in acquiring a dental practice. These borrowings, as well as any accrued and unpaid interest, were paid subsequent to December 31, 1995.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


5.   BORROWINGS (CONTINUED)

                                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                                      1995              1996
                                                                                  -------------    -------------

         LONG-TERM DEBT
         Note payable due in monthly instalments of principal and interest at prime plus 1.25% effective May 31, 1996 (9.5% at September
           30, 1996) collateralized by accounts
           receivable, inventory and equipment, maturing August 1999              $     937,500    $     750,000
         Notes payable with interest-only payments for the first
           12 months at prime plus 1.5% effective May 31, 1996 (9.75% at
           September 30, 1996), due in monthly instalments of principal and interest beginning in August 1996, maturing August 2000, secured by accounts receivable,
           inventory and equipment                                                    1,684,064        1,801,751
         Note payable due in monthly instalments of principal and
           interest at 9.99%, collateralized by a vehicle, maturing
           June 2000                                                                     14,727           12,243
         Unsecured note payable, due in monthly instalments of
           principal and interest at 10.25% commencing on January 1,
           1996, maturing December 1998 (Note 2)                                         62,500           49,483
         Unsecured note payable, due in quarterly instalments of
           principal and interest at 9.0% commencing on May 31, 1996,
           maturing July 1998                                                                 -           28,098
         Unsecured note payable, due in monthly instalments of
           principal and interest at 10.47% commencing on June 30,
           1996, maturing November 2003                                                       -          143,557
                                                                                  -------------    -------------
                                                                                      2,698,791        2,785,132

         Less current portion                                                           388,579          694,484
                                                                                  -------------    -------------

                                                                                  $   2,310,212    $   2,090,648
                                                                                  =============    =============

     Scheduled maturities of long-term debt at September 30, 1996 are as follows:

         Remainder of 1996                                 $     171,312
             1997                                                706,636
             1998                                                762,726
             1999                                                712,189
             2000                                                363,271
             2001                                                 22,988
          Thereafter                                              46,010
                                                           -------------

                                                           $   2,785,132
                                                           =============

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


5.   BORROWINGS (CONTINUED)

     The credit line agreements and notes include provisions for maintaining certain financial covenants including debt service coverage ratio, current ratio, debt to tangible net worth ratio, minimum tangible net worth, and restrictions on payment of cash dividends. At December 31, 1995, the Company obtained a waiver of certain of these covenants. The credit line agreement was revised during 1996 and the Company is in compliance with these covenants at September 30, 1996.

     CAPITAL LEASE OBLIGATIONS
     The Company has entered into certain capital lease obligations related to the acquisition of dental and computer equipment. The leases, which are secured by the equipment, bear interest at rates ranging from 12%
     - 14% and require monthly payments of principal and interest.

     Future minimum payments under the Company's capital lease obligations at September 30, 1996 are summarized as follows:

         Remainder of 1996                                  $      54,237
              1997                                                212,634
              1998                                                206,928
              1999                                                175,620
              2000                                                126,495
              2001                                                 13,134
                                                            -------------
                                                                  789,048

         Less portion representing interest                       164,442
                                                            -------------
                                                                  624,606

         Less current portion                                     143,685
                                                            -------------
                                                            $     480,921
                                                            =============

6.   BANK CREDIT COMMITMENTS

     In 1994, the Company cross-guaranteed the borrowings of the PCs. At December 31, 1994, the outstanding borrowings of the PCs aggregated $427,907. These borrowings were refinanced without cross-guarantees during 1995.

7.   PROFIT SHARING PLAN

     The Company participates in a 401(k) profit sharing plan and trust covering substantially all employees. Profit sharing contributions are made at the discretion of management. No employer profit sharing contributions were made for the years ended December 31, 1994 and 1995 and for the nine months ended September 30, 1996. The Company also provides a non-discretionary matching 401(k) contribution equal to 3% of participants' eligible compensation. The Company's 401(k) contributions were $48,936 and $165,228, respectively, for the years ended December 31, 1994 and 1995, and $35,039 and $44,996, respectively, for the nine months ended September 30, 1995 (unaudited) and 1996.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


8.   INCOME TAXES

     On January 1, 1995, the Company elected to terminate its Subchapter S corporation status. Accordingly, unaudited pro forma income tax information is presented below for the year ended December 31, 1994, which would have been recorded if the Company had been a C Corporation during all periods presented, based on tax laws in effect during those periods, as calculated under Statement of Financial Accounting Standards No. 109 (SFAS 109), "Accounting for Income Taxes."

     The provision (benefit) for income taxes is as follows:

                                                                                                    NINE MONTHS
                                                                          YEAR ENDED                   ENDED
                                                                          DECEMBER 31,             SEPTEMBER 30,
                                                                     1994              1995            1996
                                                                -------------     -------------   --------------
                                                                 (UNAUDITED
                                                                  PRO FORMA)
         Current:
            Federal                                             $     184,165     $     147,134    $    (172,711)
            State                                                       1,538            15,222                -
                                                                -------------     -------------    -------------
                                                                      185,703           162,356         (172,711)
                                                                -------------     -------------    -------------

         Deferred:
            Federal                                                    24,696            64,951          (34,993)
            State                                                         279             6,519          (20,554)
                                                                -------------     -------------    -------------
                                                                       24,975            71,470          (55,547)
                                                                -------------     -------------    -------------

         Total provision (benefit)                              $     210,678     $     233,826    $    (228,258)
                                                                =============     =============    =============

     The provision for income taxes for the year ended December 31, 1995 includes the recognition of a cumulative net deferred tax liability of $24,975 associated with the termination of the Company's Subchapter S corporation status on January 1, 1995.

     Deferred tax assets (liabilities) are comprised of the following components:

                                                                                   DECEMBER 31,     SEPTEMBER 30,
                                                                                      1995              1996
                                                                                  -------------    -------------
         Property and equipment                                                   $    (140,983)   $    (339,846)
         Intangibles                                                                     (5,642)         (13,964)
         Cash versus accrual reporting for tax purposes - long-term                     (40,498)         (20,989)
         Net operating loss carryforward                                                      -          261,028
         Other                                                                                -          (12,786)
                                                                                  -------------    -------------

         Net long-term deferred tax liability                                     $    (187,123)   $    (126,557)
                                                                                  =============    =============

         Cash versus accrual reporting for tax purposes - current                 $     (20,250)   $     (20,989)
         Accrued payroll related costs                                                   75,156           70,876
                                                                                  -------------    -------------
         Net current deferred tax assets, included in prepaid and
           other current assets                                                   $      54,906    $      49,887
                                                                                  =============    =============

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


8.   INCOME TAXES (CONTINUED)

     The effective tax rate differed from the U.S. statutory federal tax rate due to the following:

                                                                                                    NINE MONTHS
                                                                                   YEAR ENDED          ENDED
                                                                                  DECEMBER 31,     SEPTEMBER 30,
                                                                                      1995              1996
                                                                                  -------------    -------------

         Statutory federal rate                                                          34.0%          (34.0)%
         State taxes, net of federal benefit                                              2.3            (3.5)
         Non-deductible intangibles and other permanent differences                       6.3            12.9

         Other, primarily cumulative effect from the termination
           of Subchapter S corporation status in 1995                                     5.1
                                                                                  -----------        --------

                                                                                         47.7%          (24.6)%
                                                                                  ===========        ========


9.   REDEEMABLE COMMON STOCK AND NONREDEEMABLE SHAREHOLDERS' EQUITY

     REDEEMABLE COMMON STOCK
     As part of the 1995 and 1996 acquisitions discussed in Note 2, the Company granted "put rights" to certain shareholders that may require the Company to redeem 96,545 shares of its common stock at a redemption price ranging from $13.38 to $19.62 per share. If all shareholders with such "put rights" exercise their options, the Company would be required to repurchase the above shares of common stock for $1,408,554. The redemption periods began April 1, 1996 and continue through January 4, 2003. If the shareholder does not place a redemption request during the redemption period, the "put right" will expire on the stated expiration date. "Put rights" for all but 20,000 shares terminate in the event of the Company successfully completing a public offering at a price of at least $20.00 per share. During 1996, the Company redeemed 6,243 shares of redeemable common stock for $90,024.

     The shares of common stock subject to the "put rights" are on the balance sheet as redeemable common stock. Such shares have been recorded at their fair value as of the dates of acquisition, inclusive of accretion during the nine months ended September 30, 1996. The Company records accretion on a ratable basis over the redemption period of the respective stock. Such accretion for the nine months ended September 30, 1996 was $80,151. Accretion in prior years was insignificant.

     Such common stock at September 30, 1996 is redeemable as follows:

                                                                     NUMBER          REDEMPTION       REDEMPTION
                                                                  OF SHARES              AMOUNT      PRICE RANGE
                                                              -------------       -------------    -------------
         Remainder of 1996                                                -       $           -    $           -
         1997                                                         6,615             102,929            15.56
         1998                                                         2,974              50,023            16.82
         1999                                                         2,754              50,013      13.38-18.16
         2000                                                        40,849             576,479      13.60-19.62
         2001                                                        29,681             438,056      13.60-18.80
         Thereafter                                                   7,429             101,030            13.60
                                                              -------------       -------------
                                                                     90,302       $   1,318,530
                                                              =============       =============

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


9.   REDEEMABLE COMMON STOCK AND NONREDEEMABLE SHAREHOLDERS' EQUITY (CONTINUED)

     PRIVATE PLACEMENT OF REDEEMABLE COMMON STOCK AND WARRANTS

     In June 1996, the Company completed a private placement offering ("the offering") of 100,000 shares of the Company's common stock which include warrants to purchase 100,000 additional shares of the Company's common stock at an exercise price of $7.50 per share. Total proceeds from the offering (net of offering costs of $42,643) were $957,357. The net proceeds allocated to common stock aggregated $732,430. The stock warrants were recorded at an estimated fair value of $224,927 and are entitled to certain "piggyback" registration rights. The stock warrants expire on December 14, 2001 and no stock warrants have been exercised to date.

     In connection with the private placement, the shareholder received certain "put rights" which are exercisable after June 21, 2001 but no later than June 21, 2003 if the Company has not completed a public offering of its common stock by June 21, 2001 at a price of at least $22.00 per share and net proceeds to the Company of at least $10,000,000. The per share price applicable to the "put rights" is 20 times the Company's average adjusted net income per share for the two most recent fiscal years preceding the exercise of the rights. As of September 30, 1996, the Company has not recorded any accretion related to the above "put rights."


     PREFERRED STOCK
     Preferred stock may be issued by the Board of Directors with preferences to be determined at the time of issuance. Through September 30, 1996, none of the 30,000,000 authorized shares of the Company's preferred stock has been issued or is outstanding.

     SHAREHOLDER NOTE RECEIVABLE
     In 1995, the Company issued to a shareholder 4,000 shares of common stock at $10.00 per share in exchange for a note from the shareholder. The note bore interest at prime plus 0.5% (9.25% at December 31, 1995), collateralized by the common stock and was repaid on September 26, 1996.

     STOCK WARRANTS ISSUED IN CONJUNCTION WITH DEBT ISSUANCE
     As discussed in Note 5, in May 1996 the Company issued warrants to purchase 4,333 shares of the Company's common stock at $7.50 per share to a lender. The stock warrants were valued at $8,778 and have been recorded as debt issuance costs and additional paid-in-capital. The estimated fair value of the stock warrants is being amortized over the six-month term of the line of credit. As of September 30, 1996, $7,315 in amortization expense has been recorded. Such amortization expense has been included in interest expense in the statement of operations. The stock warrants expire on May 31, 2000 and carry certain "piggyback" registration rights. The stock warrants have not been exercised to date.

     In addition, in May 1996, the Company issued to certain officers, directors and shareholders of the Company warrants to purchase 115,000 shares of the Company's common stock at $7.50 per share in consideration for guaranteeing the Company's line-of-credit (see Note
     5). The estimated fair value of the stock warrants was $232,978 and is being amortized over the six-month term of the line of credit. As of September 30, 1996, $194,148 in amortization expense has been recorded. Such amortization expense has been included in interest expense in the statement of operations. All stock warrants expire in May 2001 and no such stock warrants have been exercised to date.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


10.   STOCK INCENTIVE PLAN

      The Board of Directors adopted a Stock Incentive Plan ("the Plan") in 1993. The Plan was amended in 1994 and 1996, and provides for issuance of up to 412,500 shares of common stock in connection with various stock grants, awards and sales granted under such plan to employees and nonemployees (primarily key PC personnel). The Plan authorizes the grant of incentive stock options, non-statutory stock options, stock appreciation rights or bonus rights; award of stock bonuses; and/or sale of restricted stock. The exercise price for incentive stock options may not be less than the fair market value of the underlying shares on the date of grant. The Plan is administered by the Company's Board of Directors. The Board has the authority to determine the persons to whom awards will be made, the amounts and other terms and conditions of the awards. Shares issued under the Plan are generally subject to a five-year vesting schedule from the date of grant and expire ten years from the original grant date.

      In addition to the stock options granted, the Plan had issued 83,362 shares for $274,615 through stock bonuses and restricted stock sales through September 30, 1996.

      STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 ("SFAS 123") During 1995, the Financial Accounting Standards Board issued SFAS 123, "Accounting for Stock Based Compensation," which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost related to stock options issued to employees under these plans using the method of accounting prescribed by the Accounting Principles Board Opinion No. 25 ("AFB 25"), "Accounting for Stock Issued to Employees." Entities electing to remain with the accounting in APB 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in this Statement has been applied.

      The Company has elected to account for its stock-based compensation plans under APB 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1995 and the nine months ended September 30, 1996; using the minimum value pricing model as prescribed by SFAS 123 and the following weighted average assumptions used for grants:


         Risk free interest rate                               6.5%
         Expected dividend yield                                 0%
         Expected lives                                     7 years
         Expected volatility                                    N/A


     Options were assumed to be exercised over the seven-year expected life for the purpose of this valuation. Adjustments are made for options forfeited prior to vesting. The total value of options granted was computed to be the following approximate amounts, which would be amortized on the straight line basis over the vesting period of the options:

         Year ended December 31, 1995                       $ 333,763
         Nine months ended September 30, 1996               $ 301,480

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------


10.   STOCK INCENTIVE PLAN (CONTINUED)

      STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123 (SFAS 123) (CONTINUED) If the Company had accounted for stock options issued to employees in accordance with SFAS 123, the Company's net income attributable to common stock and pro forma net income per share would have been reported as follows:

      NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCK

                                                                     NINE MONTHS
                                                   YEAR ENDED           ENDED
                                                   DECEMBER 31,      SEPTEMBER 30,
                                                      1995              1996
                                                  -------------    ---------------

         As reported                              $     256,507    $  (779,812)
         Pro Forma                                      221,596       (850,897)



     PRO FORMA NET INCOME (LOSS) PER COMMON AND COMMON EQUIVALENT SHARE

                                                                     NINE MONTHS
                                                   YEAR ENDED           ENDED
                                                  DECEMBER 31,      SEPTEMBER 30,
                                                      1995              1996
                                                  -------------    --------------

         As reported                              $     0.19       $    (0.53)
         Pro Forma                                      0.16            (0.57)


     The effects of applying SFAS 123 for providing pro forma disclosures for 1995 and 1996 are not likely to be representative of the effects on reported net income (loss) and net income (loss) per common equivalent share for future years, because options vest over several years and additional awards generally are made each year.

     Stock options issued to nonemployees have been recorded at their estimated fair market value and are being expensed over their respective vesting lives of up to five years. Total compensation expense recorded for the year ended December 31, 1995 and the nine months ended September 30, 1996 was $152,195 and $37,842, respectively.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


10.   STOCK INCENTIVE PLAN (CONTINUED)

      The following summary presents the options granted and outstanding as of September 30, 1996:

                                                                                                        WEIGHTED
                                                                                                         AVERAGE
                                                             NUMBER OF SHARES                           EXERCISE
                                                   EMPLOYEE       NONEMPLOYEE             TOTAL            PRICE
                                              -------------    --------------   ---------------      -----------
         Outstanding, January 1, 1994                     -                 -                 -      $         -
              Granted                               110,000                 -           110,000             5.76
              Exercised                                   -                 -                 -                -
              Canceled                                    -                 -                 -                -
                                              -------------    --------------   ---------------

         Outstanding, December 31, 1994             110,000                 -           110,000             5.76
              Granted                               136,000            72,750           208,750            10.23
              Exercised                                   -                 -                 -                -
              Canceled                              (31,000)           (5,000)          (36,000)            6.56
                                                ------------     -------------      ------------

         Outstanding, December 31, 1995             215,000            67,750           282,750             8.96
              Granted                               129,250            12,000           141,250            10.83
              Exercised                              (2,000)                -            (2,000)             .80
              Canceled                              (69,250)           (2,500)          (71,750)            6.64
                                                ------------     -------------      ------------

         Outstanding, September 30, 1996            273,000            77,250           350,250            10.20
                                                ===========       ===========       ===========

     The following table sets forth the exercise prices, the number of options outstanding and exercisable, and the remaining contractual lives of the Company's stock options at September 30, 1996:

                                      NUMBER OF OPTIONS
       EXERCISE              --------------------------------              WEIGHTED AVERAGE
         PRICE               OUTSTANDING          EXERCISABLE         CONTRACTUAL LIFE REMAINING
     -------------           -----------          -----------         --------------------------
     $        0.02              15,250              15,250                       8.8 years
              6.00              23,500              12,000                       8.4
             10.00             222,250              74,567                       8.6
             13.60              89,250              11,350                       9.2

11.   TRANSACTIONS WITH AFFILIATES

      MAJOR CUSTOMERS
      The Company currently derives substantially all of its revenue from the PCs, with which it has support services agreements. As described in Note 1, the Company and the PCs are related through common ownership and a common member on both the Company's and the PCs Boards of Directors.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


11.   TRANSACTIONS WITH AFFILIATES (CONTINUED)

      SUPPORT SERVICE AGREEMENTS
      The Company provides management support services to the PCs under support services agreements with forty-year terms. The Company is currently earning revenues under these agreements based on specified percentages of net dental practice patient revenues as defined in the agreements. Such percentages are negotiated with the PCs and have been developed and revised as necessary based on the Company's services and operating needs. Under the support services agreements for 1995, support services revenue is based upon 61% of net PC revenue.

      Effective January 1, 1996 the support services agreements were amended such that support services revenue is based upon the following percentage of net PC revenue:

                                          Washington          Oregon
                                          ----------          ------
              1996                            50%              50%
              1997                            51%              53%
              1998                            52%              54%
              1999                            53%              55%
              2000                            54%              55%
              2001, and thereafter            55%              55%

      OFFICE LEASE
      The Company leases office space for $4,126 per month from Gentle Dental of Washington, PC (see Note 1) on a month-to-month basis. Lease expense aggregated approximately $49,512, for each of the years ended December 31, 1994 and 1995, and $37,134 for the nine months ended September 30, 1996.

      RECEIVABLES FROM AFFILIATES
      The Company transacts various other business with the PCs, including short-term operating advances and miscellaneous asset purchases.

12.   COMMITMENTS AND CONTINGENT LIABILITIES

      Effective January 1, 1995, the Company assumed operating leases for dental service locations. These leases range in term from 5 to 10 years with options to renew several of the leases. The Company has entered into operating lease agreements for office space and parking. Rent expense for the years ended December 31, 1994 and 1995 was $10,820 and $837,487, respectively, and for the nine months ended September 30, 1995 and 1996 was $506,145 (unaudited) and $863,979, respectively.

GENTLE DENTAL SERVICE CORPORATION

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


12.   COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

      Management expects to renew or replace leases that expire. Following is a summary of scheduled future minimum lease payments, including assumed leases:

         Remainder of 1996                            $     322,110
             1997                                         1,067,699
             1998                                         1,055,667
             1999                                           983,924
             2000                                           748,069
             2001                                           534,557
          Thereafter                                      1,089,808
                                                      -------------
                                                      $   5,801,834
                                                      =============

13.   SUBSEQUENT EVENTS

      Each of the following actions was approved at a special meeting of the Company's shareholders held in October 1996:

      The Company effected a 1-for-2 reverse stock split of the Company's common stock. All share and per share amounts in the accompanying financial statements have been adjusted to retroactively reflect this reverse stock split.

      The Company eliminated Class B common stock, reclassified Class A voting common stock to common stock and authorized an additional 42,500,000 shares of common stock.

      The Company increased the number of shares available under the Company's stock incentive plan to 1,000,000 shares.

      The Company changed its name from Mutual Health Systems, Inc. to Gentle Dental Service Corporation.

                     REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Mutual Health Systems, Inc. (to be changed to
Gentle Dental Service Corporation):


In our opinion, the accompanying balance sheet and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Scott Campbell, DDS, P.S. at December 31, 1994 and September 29, 1995 and the results of its operations and its cash flows for the year ended December 31, 1994 and the nine months ended September 29, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As more fully described in Note 10, substantially all of the Company's assets and operating business were sold to Gentle Dental Service
Corporation, effective September 29, 1995.




PRICE WATERHOUSE LLP

Portland, Oregon
September 17, 1996

SCOTT CAMPBELL DDS, P.S.

BALANCE SHEET
----------------------------------------------------------------------------------------------------------------


                                                                                  DECEMBER 31,     SEPTEMBER 29,
                                                                                      1994              1995
                                                                                  -------------    -------------
ASSETS
Current assets:
   Cash                                                                           $         300    $       1,255
   Patient accounts receivable, net (Note 2)                                             73,103           64,717
   Income taxes receivable                                                                5,067           10,462
                                                                                  -------------    -------------
      Total current assets                                                               78,470           76,434

Furniture and equipment, net (Note 3)                                                    11,085            5,647
                                                                                  -------------    -------------

Total assets                                                                      $      89,555    $      82,081
                                                                                  =============    =============


LIABILITIES AND SHAREHOLDER'S EQUITY Current liabilities:

   Accounts payable                                                               $      13,262    $      25,249
   Accrued liabilities                                                                   11,133            8,131
   Deferred income taxes                                                                  7,913            5,920
   Current portion of notes payable (Note 5)                                             10,944           11,503
                                                                                  -------------    -------------

      Total current liabilities                                                          43,252           50,803

Notes payable, less current portion (Note 5)                                             14,039            5,865
                                                                                  -------------    -------------

Commitments and contingent liabilities (Note 9)

Shareholder's equity (Note 6):
   Common stock                                                                             500              500
   Retained earnings                                                                     31,764           24,913
                                                                                  -------------    -------------
                                                                                         32,264           25,413
                                                                                  -------------    -------------

Total liabilities and shareholder's equity                                        $      89,555    $      82,081
                                                                                  =============    =============


       The accompanying notes are an integral part of this statement.

SCOTT CAMPBELL DDS, P.S.

STATEMENT OF OPERATIONS AND RETAINED EARNINGS
----------------------------------------------------------------------------------------------------------------


                                                                                                    NINE MONTHS
                                                                                   YEAR ENDED          ENDED
                                                                                  DECEMBER 31,     SEPTEMBER 29,
                                                                                      1994              1995
                                                                                  -------------    -------------
Gross revenues                                                                    $     688,859    $     554,365

Less contractual provisions                                                             (44,060)         (51,851)
                                                                                  -------------    -------------
Net revenues                                                                            644,799          502,514
                                                                                  -------------    -------------

Clinic expenses                                                                         665,600          484,512
General and administrative support expenses                                              19,724           22,520
                                                                                  -------------    -------------
                                                                                        685,324          507,032
                                                                                  -------------    -------------

Operating income (loss)                                                                 (40,525)          (4,518)

Other expense:
   Officer's life insurance                                                              (1,548)          (1,161)
   Interest expense, net                                                                 (3,621)          (2,377)
                                                                                  -------------    -------------
   Loss before income taxes                                                             (45,694)          (8,056)
                                                                                  -------------    -------------

Benefit from (provision for) income taxes:
   Current                                                                                 (400)            (788)
   Deferred                                                                               7,254            1,993
                                                                                  -------------    -------------
                                                                                          6,854            1,205
                                                                                  -------------    -------------

Net loss                                                                                (38,840)          (6,851)

Retained earnings, beginning of period                                                   70,604           31,764
                                                                                  -------------    -------------

Retained earnings, end of period                                                  $      31,764    $      24,913
                                                                                  =============    =============

       The accompanying notes are an integral part of this statement.

SCOTT CAMPBELL DDS, P.S.

STATEMENT OF CASH FLOWS
-----------------------------------------------------------------------------------------------------------------


                                                                                                      PERIOD
                                                                                   YEAR ENDED          ENDED
                                                                                  DECEMBER 31,     SEPTEMBER 29,
                                                                                      1994              1995
                                                                                  -------------    --------------
Cash flows from operating activities:
   Net loss                                                                       $     (38,840)   $      (6,851)
   Adjustments to reconcile net earnings to net cash
     provided by operating activities:
      Depreciation and amortization                                                      17,180            5,438
      Deferred income tax benefit                                                        (7,254)          (1,993)
   Net change in current assets and liabilities:
      Patient accounts receivable, net                                                   54,410            8,386
      Other receivables                                                                     401                -
      Prepaid expenses                                                                    1,680                -
      Income taxes                                                                       (2,067)          (5,395)
      Accounts payable                                                                    7,558           11,987
      Accrued liabilities                                                                (5,746)          (3,002)
                                                                                  -------------    -------------
        Net cash provided by operating activities                                        27,322            8,570
                                                                                  -------------    -------------

Cash flows from investing activities:
   Additions to furniture and equipment                                                 (14,522)               -
                                                                                  -------------    -------------
        Net cash used in investing activities                                           (14,522)               -
                                                                                  -------------    -------------

Cash flows from financing activities:
   Payment on note payable to stockholder                                                (6,138)               -
   Payments on notes payable                                                            (11,558)          (7,615)
   Payment on capital lease obligation                                                   (3,784)               -
                                                                                  -------------    -------------
        Net cash used in financing activities                                           (21,480)          (7,615)
                                                                                  -------------    -------------

Net increase (decrease) in cash                                                          (8,680)             955

Cash at beginning of period                                                               8,980              300
                                                                                  -------------    -------------

Cash at end of period                                                             $         300    $       1,255
                                                                                  =============    =============

       The accompanying notes are an integral part of this statement.

SCOTT CAMPBELL DDS, P.S.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Scott Campbell DDS, P.S. (the Company) is a Washington corporation that operates a dental clinic in Redmond, Washington.

     SIGNIFICANT ACCOUNTING POLICIES

     REVENUE RECOGNITION
     Revenues are recognized as services are rendered to patients. Revenues are reported at the estimated amounts which the patients, third party payers and others are contractually obligated to pay for services rendered. See Note 2.

     FURNITURE AND EQUIPMENT
     Furniture and equipment are stated at cost and include those additions and improvements that add to productive capacity or extend useful life. When property or equipment are sold or otherwise retired, the cost and related accumulated depreciation are removed from the respective accounts and the resulting profit or loss is recorded in operations. The costs of repairs and maintenance are charged to expense as incurred.

     Depreciation is computed using the double-declining balance method over useful lives of five to seven years for computers, software, furniture and operating equipment. Leasehold improvements are amortized on the straight-line basis over the shorter of the asset life or lease term.

     INCOME TAXES
     The Company recognizes deferred tax liabilities and assets for the expected future tax consequences relating to differences between the recorded amounts of assets and liabilities for financial reporting, and tax purposes, in accordance with Statement of Financial Accounting Standards No. 109.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     FAIR VALUE OF FINANCIAL INSTRUMENTS
     The recorded amounts of cash, accounts receivable, accounts payable, and accrued liabilities as presented in the financial statements approximate fair value because of the short-term maturity of these instruments. The recorded amount of notes payable approximates fair value as the actual interest rates are based on the prime rate set by the lender.

     CLINIC EXPENSES
     Clinic expenses primarily represent all direct operating expenses such as lease payments, professional and office payroll, supplies, depreciation and utilities.

SCOTT CAMPBELL DDS, P.S.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


2.   PATIENT ACCOUNTS RECEIVABLE

     Patient accounts receivable consist of:

                                                                                  DECEMBER 31,     SEPTEMBER 29,
                                                                                      1994              1995
                                                                                  -------------    -------------
         Patient accounts receivable                                              $     121,839    $     106,700
         Less allowances for doubtful accounts and
           contractual allowance                                                         48,736           41,983
                                                                                  -------------    -------------

         Patient accounts receivable, net                                         $      73,103    $      64,717
                                                                                  =============    =============


     During the year ended December 31, 1994 and the nine months ended September 29, 1995, bad debt expense aggregated $22,614 and $15,861 and is included in clinic expenses in the accompanying statement of operations. Contractual allowances represent an estimate of the difference between the amount billed by the Company and the amount which the patient, third party payor or other is contractually obligated to pay the Company. To date, such amounts have not been significant.



3.   FURNITURE AND EQUIPMENT

     Furniture and equipment consist of:

                                                                                  DECEMBER 31,     SEPTEMBER 29,
                                                                                      1994              1995
                                                                                  -------------    -------------
         Dental equipment                                                         $     149,371    $     149,371
         Furniture and operating equipment                                               17,171           17,171
         Leasehold improvements                                                          25,722           25,722
                                                                                  -------------    -------------
         Total fixed assets                                                             192,264          192,264

         Accumulated depreciation and amortization                                     (181,179)        (186,617)
                                                                                  -------------    -------------

                                                                                  $      11,085    $       5,647
                                                                                  =============    =============


4.   CAPITAL LEASES

     The Company leased computer equipment under a capital lease agreement. At December 31, 1994, the gross amount of equipment under capital leases totaled $13,650, with accumulated amortization of $13,650.

SCOTT CAMPBELL DDS, P.S.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


5.   NOTES PAYABLE

     Notes payable consist of:

                                                                                  DECEMBER 31,     SEPTEMBER 29,
                                                                                      1994              1995
                                                                                  -------------    -------------
         Note payable to U.S. Bank, due in monthly instalments,
           plus interest rate at prime plus 1.5%, secured by
           accounts receivable                                                    $      24,983    $      17,368

         Less current portion                                                            10,944           11,503
                                                                                  -------------    -------------

                                                                                  $      14,039    $       5,865
                                                                                  =============    =============

6.   COMMON STOCK

     The Company has authorized 50,000 shares of common stock with no par value. Five hundred shares were issued to the sole shareholder and outstanding as of September 29, 1995 and December 31, 1994.


7.   RELATED PARTY TRANSACTIONS

     The Company leased office space from a company owned by the sole shareholder of the Company. The rent payments made to this company aggregated $28,000 in 1994 and $2,225 in 1995. In January 1995 the building was sold by the related party lessor to a third party. The Company continues to lease the office space (see Note 9).


8.   INCOME TAXES

     The Company's effective tax rate of 15% for the year ended December 31, 1994 and the nine months ended September 29, 1995 represents the statutory federal tax rates in effect based upon the amount of the Company's taxable losses.

     Deferred tax liabilities (assets) are comprised of the following components:

                                                                                  DECEMBER 31,     SEPTEMBER 29,
                                                                                      1994              1995
                                                                                  -------------    -------------
         Patient accounts receivable, net                                         $      11,573    $       9,708

         Accounts payable and accrued liabilities                                        (3,660)          (3,788)
                                                                                  -------------    -------------

                                                                                  $       7,913    $       5,920
                                                                                  =============    =============

SCOTT CAMPBELL DDS, P.S.

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


9.   COMMITMENTS AND CONTINGENT LIABILITIES

     The Company leases its operating facilities and certain equipment under agreements which require minimum annual lease payments as follows:

         1996                                    $       9,600
         1997                                           28,800
         1998                                           28,800
         1999                                           19,200
                                                 -------------

                                                 $      86,400
                                                 =============

     Rent expense totaled $28,000 and $21,600 for the year ended December 31, 1994 and nine months ended September 29, 1995, respectively.


10.  SUBSEQUENT EVENT

     Effective September 29, 1995, substantially all of the Company's assets and operating business were sold to Gentle Dental Service Corporation, a Vancouver, Washington corporation. The purchase price included cash of $341,400 and shares of Gentle Dental Service Corporation common stock valued at $247,064.

     The accompanying financial statements do not reflect the effects of the sale.

                     REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Shareholders of Mutual Health Systems, Inc. (to be changed to
Gentle Dental Service Corporation):


In our opinion, the accompanying balance sheet and the related statements of operations and owner' deficit and of cash flows present fairly, in all material respects, the financial position of Peter A. Vermeulen, D.D.S., P.S. (dba Pinehurst Dental Clinic) at December 31, 1994 and June 30, 1995, and the results of its operations and its cash flows for the year ended December 31, 1994 and the six months ended June 30, 1995, in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As more fully described in Note 8, substantially all of the Dental Clinic's assets and operating business were sold to Gentle Dental Service
Corporation, effective July 14, 1995.




PRICE WATERHOUSE LLP

Portland, Oregon
September 17, 1996

PETER A. VERMEULEN, D.D.S., P.S.
(DBA PINEHURST DENTAL CLINIC)
BALANCE SHEET
--------------------------------------------------------------------------------


                                                                                  DECEMBER 31,        JUNE 30,
                                                                                      1994              1995
                                                                                  -------------    -------------
ASSETS
Current assets:
   Cash                                                                           $       1,023    $       4,688
   Patient accounts receivable, net (Note 2)                                             95,793           77,002
   Other receivables                                                                        790              590
                                                                                  -------------    -------------
      Total current assets                                                               97,606           82,280
Furniture and equipment, net (Note 3)                                                    54,146           44,046
Other assets                                                                              2,428                -
                                                                                  -------------    -------------

      Total assets                                                                $     154,180    $     126,326
                                                                                  =============    =============


LIABILITIES AND OWNER'S DEFICIT
Current liabilities:
   Accounts payable                                                               $      39,657    $      37,828
   Accrued liabilities                                                                   35,670           28,145
   Current portion of notes payable (Note 5)                                             11,301                -
   Current portion of obligations under capital lease (Note 4)                            4,964            5,933
   Line of credit (Note 5)                                                               59,774           54,097
                                                                                  -------------    -------------
      Total current liabilities                                                         151,366          126,003

Capital lease obligations, less current portion (Note 4)                                 11,132            7,376
Notes payable, less current portion (Note 5)                                            380,000                -
                                                                                  -------------    -------------
   Total long-term liabilities                                                          391,132            7,376
                                                                                  -------------    -------------

Commitments and contingent liabilities (Note 7)

Owner's deficit (Note 8)                                                               (388,318)          (7,053)
                                                                                  -------------    -------------

      Total liabilities and owner's deficit                                       $     154,180    $     126,326
                                                                                  =============    =============

       The accompanying notes are an integral part of this statement.

PETER A. VERMEULEN, D.D.S., P.S.
(DBA PINEHURST DENTAL CLINIC)
STATEMENT OF OPERATIONS AND OWNER'S DEFICIT
----------------------------------------------------------------------------------------------------------------


                                                                                                     SIX MONTHS
                                                                                   YEAR ENDED           ENDED
                                                                                  DECEMBER 31,        JUNE 30,
                                                                                      1994              1995
                                                                                  -------------    -------------
Net revenues                                                                      $     726,907    $     365,425
                                                                                  -------------    -------------

Clinic expenses                                                                         679,446          328,835
General and administrative support expenses                                              17,404           14,712
                                                                                  -------------    -------------
                                                                                        696,850          343,547
                                                                                  -------------    -------------

Operating income (loss)                                                                  30,057           21,878

Other income (expense):
   Interest expense                                                                     (51,264)         (23,674)
   Interest income                                                                           50               45
                                                                                  -------------    -------------

Net loss                                                                                (21,157)          (1,751)


Owner's deficit, beginning of period                                                   (271,300)        (388,318)
Cash distribution to shareholder                                                        (95,861)               -
Loan assumed by shareholder (Note 5 and 6)                                                    -          380,000
Other liabilities assumed by shareholder (Note 6)                                             -            3,016
                                                                                  -------------    -------------


Owner's deficit, end of period                                                    $    (388,318)   $      (7,053)
                                                                                  =============    =============

       The accompanying notes are an integral part of this statement.

PETER A. VERMEULEN, D.D.S., P.S.
(DBA PINEHURST DENTAL CLINIC)
STATEMENT OF CASH FLOWS
-------------------------------------------------------------------------------------------------------------------


                                                                                                     SIX MONTHS
                                                                                   YEAR ENDED           ENDED
                                                                                  DECEMBER 31,        JUNE 30,
                                                                                      1994              1995
                                                                                  -------------    -------------
Cash flows from operating activities:
   Net loss                                                                       $     (21,157)   $      (1,751)
   Adjustments to reconcile net loss to net cash
     provided by operating activities:
      Depreciation and amortization                                                      55,484           14,922
   Net change in current assets and liabilities:
      Patient accounts receivable, net                                                   36,167           18,791
      Other receivables                                                                    (200)             200
      Accounts payable                                                                   10,931           (1,829)
      Accrued liabilities, net of liabilities assumed by
        shareholder in 1995                                                               5,983           (4,509)
                                                                                  -------------    --------------
        Net cash provided (used in) by operating activities                              87,208           25,824
                                                                                  -------------    -------------

Cash flows from investing activities:
   Additions to furniture and equipment                                                       -           (2,394)
                                                                                  -------------    -------------
        Net cash used in investing activities                                                 -           (2,394)
                                                                                  -------------    -------------

Cash flows from financing activities:
   Payments on capital lease obligation                                                  (7,460)          (2,787)
   Proceeds from borrowings                                                              37,627                -
   Payments on notes                                                                    (20,491)         (11,301)
   Payment on line of credit                                                                              (5,677)
   Cash distributions to shareholder                                                    (95,861)               -
                                                                                  -------------    -------------
        Net cash used in financing activities                                           (86,185)         (19,765)
                                                                                  -------------    -------------

Net increase in cash                                                                      1,023            3,665

Cash at beginning of period                                                                   -            1,023
                                                                                  -------------    -------------

Cash at end of period                                                             $       1,023    $       4,688
                                                                                  =============    =============

       The accompanying notes are an integral part of this statement.

PETER A. VERMEULEN, D.D.S., P.S.
(DBA PINEHURST DENTAL CLINIC)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


1.   SUMMARY OF OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

     Peter A. Vermeulen, D.D.S., P.S. dba Pinehurst Dental Clinic (the Clinic) operates a dentist practice providing dental services. Prior to May 16, 1995, the Clinic was a sole proprietorship. On May 16, 1995 the Clinic became a Washington corporation and elected to become an S corporation.

     SIGNIFICANT ACCOUNTING POLICIES

     FAIR VALUE OF FINANCIAL INSTRUMENTS
     The recorded amounts of cash, accounts receivable, accounts payable, notes payable, and accrued liabilities as presented in the financial statements approximate fair value because of the short-term maturity of these instruments. The recorded amount of long-term debt approximates fair value as the actual interest rates approximate current competitive rates.

     REVENUE RECOGNITION
     Revenues are recognized as services are rendered to patients. Revenues are reported at the estimated amounts which the patients, third party payors and others are contractually obligated to pay for services rendered.

     FURNITURE AND EQUIPMENT
     Furniture and equipment are stated at cost and include those additions and improvements that add to productive capacity or extend useful life. When property or equipment are sold or otherwise retired, the cost and related accumulated depreciation are removed from the respective accounts and the resulting profit or loss is recorded in operations. The costs of repairs and maintenance are charged to expense as incurred.

     Depreciation is computed using the double-declining balance method over useful lives of five to seven years for computers, software, furniture and operating equipment. Leasehold improvements are amortized on the straight-line basis over the shorter of the asset life or lease term.

     INCOME TAXES
     As a sole proprietorship and as an S corporation, the Clinic's taxable income or loss is attributed directly to its owner for inclusion in his separate income tax returns. Accordingly, the accompanying statements of operations do not include a provision or benefit for income taxes.

     STATEMENT OF CASH FLOWS
     During the years ended December 31,1994 and 1995, the Clinic made cash interest payments of approximately $54,570 and $25,236, respectively. As described in Note 6, when the Clinic changed from a sole proprietorship to an S Corporation, the Clinic's owner personally assumed a note for $380,000. Further, the sole owner assumed accrued liabilities aggregating $3,016. These noncash items have been excluded from the accompanying statement of operations and owner's deficit.

     USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

PETER A. VERMEULEN, D.D.S., P.S.
(DBA PINEHURST DENTAL CLINIC)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


     and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CLINIC EXPENSES
     Clinic expenses represent all direct operating expenses such as lease payments, professional and office payroll, supplies, depreciation and utilities.


2.   PATIENT ACCOUNTS RECEIVABLE

     Patient accounts receivable consist of:

                                                                                  DECEMBER 31,        JUNE 30,
                                                                                      1994              1995
                                                                                  -------------    -------------
         Gross patient accounts receivable                                        $     120,075    $      96,252
         Less allowances for doubtful accounts                                          (24,282)         (19,250)
                                                                                  -------------    -------------

         Patient accounts receivable, net                                         $      95,793    $      77,002
                                                                                  =============    =============

     During the year ended December 31, 1994 and the six months ended June 30, 1995, bad debt expense aggregated $49,925 and $12,830 , respectively, and is included in clinic expenses. There are no contractual allowances as all services are billed at amounts which do not vary significantly from actual cash receipts.

3.   FURNITURE AND EQUIPMENT

     Furniture and equipment consist of:

                                                                                  DECEMBER 31,        JUNE 30,
                                                                                      1994              1995
                                                                                  -------------    -------------
         Dental equipment                                                         $     149,475    $     150,927
         Furniture and operating equipment                                               91,024           91,024
         Leasehold improvements                                                           6,361            6,361
                                                                                  -------------    -------------
                                                                                        246,860          248,312

         Accumulated depreciation and amortization                                     (192,714)        (204,266)
                                                                                  -------------    -------------

         Furniture and equipment, net                                             $      54,146    $      44,046
                                                                                  =============    =============

4.   CAPITAL LEASE OBLIGATIONS

     The Clinic leases computer equipment under a capital lease agreement. At December 31, 1994 and June 30, 1995, the cost of equipment under capital leases totaled $24,865 and accumulated amortization aggregated $11,183 and $16,156, respectively.

PETER A. VERMEULEN, D.D.S., P.S.
(DBA PINEHURST DENTAL CLINIC)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


4.   CAPITAL LEASE OBLIGATIONS (CONTINUED)

     Future minimum lease payments for equipment under these leases at December 31, 1994 are summarized as follows:

       YEAR ENDING
       DECEMBER 31,
       ------------
         1995                                                                     $       7,460
         1996                                                                             7,460
         1997                                                                             5,596
         Thereafter                                                                           -
                                                                                  -------------
                                                                                         20,516

         Less amount representing interest                                                4,420
         Present value of future minimum lease payments                                  16,096

         Less current portion of obligations under capital lease                          4,964
                                                                                  -------------

              Capital lease obligation - long-term                                $      11,132
                                                                                  =============


5.   NOTES PAYABLE AND LINE OF CREDIT

     The Clinic has a $60,000 line of credit with SeaFirst Bank.
     Outstanding borrowings under the line aggregated $59,774 and $54,097 at December 31, 1994 and June 30, 1995, respectively. Borrowings bear interest at prime plus 2.25% (10.75% and 11.25% at December 31, 1994 and June 30, 1995).
     This line of credit does not have any debt covenants.

     Notes payable consists of:

                                                                                  DECEMBER 31,        JUNE 30,
                                                                                      1994              1995
                                                                                  -------------    -------------
         Note payable to father of sole owner, with interest
           at 12% (See Note 6)                                                    $     380,000    $           -
         Note to SeaFirst Bank, secured by accounts receivable,
           payable in monthly instalments of $1,889                                      11,301                -
                                                                                  -------------    -------------
                                                                                        391,301                -
         Less current portion                                                            11,301                -
                                                                                  -------------    -------------

                                                                                  $     380,000    $           -
                                                                                  =============    =============

PETER A. VERMEULEN, D.D.S., P.S.
(DBA PINEHURST DENTAL CLINIC)
NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


6.   RELATED PARTY TRANSACTIONS

     On January 12, 1990 the father of the sole owner loaned the Clinic $380,000 (See Note 5). The note did not have established maturity dates, and interest at 12% was paid on a monthly basis. On May 16, 1995 when the Clinic changed from a sole proprietorship to an S corporation, the Clinic's owner personally assumed all payment responsibilities pursuant to this note. In addition, the sole owner assumed accrued liabilities aggregating $3,016 on that date. Such assumptions were recorded as decreases in owner's deficit.


7.   COMMITMENTS AND CONTINGENT LIABILITIES

     The Clinic leases its operating facilities and certain equipment under agreements which require minimum annual lease payments at December 31, 1994 as follows:

         1995                                             $      30,300
         1996                                                     2,525
                                                          -------------

                                                          $      32,825
                                                          =============

     The Clinic leases operating space for its Seattle facility. Rent expense related to this facility totaled $30,300 and $15,150 for the year ended December 31, 1994 and the period ended June 30, 1995, respectively.


8.   SUBSEQUENT EVENT

     Effective July 14, 1995 substantially all of the Clinic's assets and operating business were sold to Gentle Dental Service Corporation, a Vancouver, Washington corporation. The owner received cash of $262,000 and shares of Gentle Dental Service Corporation common stock valued at $335,621. As part of the purchase agreement, Gentle Dental Service Corporation granted the owner "put rights" that may require it to redeem the shares of its common stock after the rights have been exercised.

     The accompanying financial statements do not reflect the effects of the sale of the practice.

GENTLE DENTAL SERVICE CORPORATION
PRO FORMA COMBINED FINANCIAL INFORMATION
(UNAUDITED)
--------------------------------------------------------------------------------


Effective July 14, 1995, Gentle Dental Service Corporation ("GDSC") acquired substantially all of the assets of the dental practice of Peter A. Vermeulen, D.D.S., P.S. ("Vermeulen").

Effective September 29, 1995, GDSC acquired substantially all of the assets of the dental practice of Scott Campbell, D.D.S., P.S. ("Campbell").

Effective October 12, 1995, GDSC acquired substantially all of the assets of the dental practice of Kristan K. Overby, D.D.S., P.S. ("Overby").

In addition, GDSC acquired substantially all of the assets of four other dental practices in 1995 and four dental practices in 1996, each of which is individually insignificant to the GDSC Pro Forma Combined Statement of Operations.

The following unaudited pro forma combined statement of operations combines the GDSC historical statement of operations for the year ended December 31, 1995 with the Vermeulen historical statement of operations for the six months ended June 30, 1995, the Campbell historical statement of operations for the period ended September 29, 1995, the Overby historical statement of operations for the period ended September 30, 1995, and the historical statements of operations for the year ended December 31, 1995 of the individually insignificant dental practices acquired in 1995 and 1996. The pro forma combined statement of operations includes adjustments resulting from the acquisitions. Such acquisition adjustments include:

     1. the elimination of the net dental revenue generated by the acquired dental clinics and attributable to the Professional Corporations;

     2.   the addition of $2,202,131 in support services revenue;

     3. the elimination of $1,247,410 of historical professional salaries and wages attributed to the Professional Corporations by whom the dentists were employed after the respective acquisitions;

     4. the incremental amortization of intangible assets acquired of $62,001; and

     5. the increase in interest of $113,594 on borrowings incurred in conjunction with the acquisitions.


An unaudited pro forma combined statement of operations for the nine months ended September 30, 1996 has not been presented as the dental practices acquired in 1996 are insignificant, individually and in the aggregate, to the historical results of operations.


The unaudited pro forma combined statement of operations is not necessarily indicative of the operating results that would have been achieved had the transactions been in effect as of the beginning of the period presented and should not be construed as representative of future operations.

The historical financial statements of GDSC and the historical statements of operations of Vermeulen and Campbell are included elsewhere in this Prospectus and the unaudited pro forma combined statement of operations presented herein should be read in conjunction with those financial statements and related notes.

GENTLE DENTAL SERVICE CORPORATION
PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1995 (UNAUDITED)
--------------------------------------------------------------------------------


                        GENTLE                                                     1995           1996
                        DENTAL                                             INDIVIDUALLY   INDIVIDUALLY
                       SERVICE                                            INSIGNIFICANT  INSIGNIFICANT
                         CORP.    P. VERMEULEN   S. CAMPBELL   K. OVERBY   ACQUISITIONS   ACQUISITIONS   ADJUSTMENTS        COMBINED
                    ----------   -------------   -----------   ---------   ------------   ------------   -----------     -----------
                                                              (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
Dental revenue, net $        -     $   365,425   $   502,514   $ 339,162   $   286,553   $  2,116,397    $(3,610,051)(1)  $        -

Support services
  revenue from
  affiliates         9,781,077                                                              2,202,131(2)  11,983,208

Branch costs         4,700,695         342,297       489,764     304,724       314,396      2,043,762     (1,247,410)(3)   6,948,228

Operating expenses   4,207,739           1,250        19,086      34,330        10,833         86,545         62,001(4)    4,421,784
                   -----------     -----------   -----------   ---------   -----------   ------------                     ----------

Operating income
  (loss)               872,643          21,878        (6,336)        108       (38,676)       (13,910)                       613,196

Interest and other
  expense, net         382,310          23,629         1,720         515             -          1,772        113,594(5)      523,540
                   -----------     -----------   -----------   ---------   -----------   ------------                     ----------

Income (loss)
  before income
  taxes                490,333          (1,751)       (8,056)       (407)      (38,676)       (15,682)                        89,656

Provision (benefit)
  for income taxes     233,826               -             -           -             -              -       (191,071)         42,755
                   -----------     -----------   -----------   ---------   -----------   ------------                     ----------

Net income (loss)  $   256,507     $   (1,751)   $    (8,056)  $    (407)  $   (38,676)  $    (15,682)                    $   46,901
                   ===========     ==========    ===========   =========   ===========   ============                     ==========


Pro forma net
  income per share                                                                                                        $      .03
                                                                                                                          ==========

Pro forma weighted
  average common
  shares and equivalents                                                                                                   1,420,365
                                                                                                                          ==========

    [Inside back cover graphic setting forth the following information:

                         The Gentle Dental Network

         Gentle Dental                              Professional
      Service Corporation                           Corporations

                              Support Services
                                 Agreement
                          ----------------------

      --   Management support                  --   Complete, quality
      --   Marketing                                dental care
      --   Non-dental staffing                 --   Professional staffing
      --   Facilities and                           of dentists and
           equipment                                specialists
      --   Growth capital                      --   Set standards and
      --   Recruitment                              assess quality control]

================================================================================
No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with this offering and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or solicitation of an offer to buy, any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                             ------------------
                             TABLE OF CONTENTS
                             -----------------


                                                                Page
                                                                ----

Prospectus Summary............................................... 3
Risk Factors..................................................... 6
Proposed Acquisition............................................ 12
Use of Proceeds................................................. 12
Dividend Policy................................................. 13
Capitalization.................................................. 13
Dilution........................................................ 14
Selected Financial Data......................................... 15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations................................................. 16
Business ....................................................... 23
Management...................................................... 35
Certain Transactions............................................ 40
Principal Shareholders.......................................... 42
Description of Capital Stock.................................... 43
Shares Eligible for Future Sale................................. 46
Underwriting.................................................... 47
Legal Matters................................................... 49
Experts......................................................... 49
Additional Information.......................................... 49
Index to Financial Statements...................................F-1

                               --------------


Until March 10, 1997 (25 days after the date of this Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a
Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
================================================================================






                              1,500,000 SHARES










                           GENTLE DENTAL SERVICE
                                CORPORATION





                                COMMON STOCK

                               --------------
                                 PROSPECTUS
                               --------------





                           BLACK & COMPANY, INC.



                         WEDBUSH MORGAN SECURITIES








                             February 13, 1997